As filed with the Securities and Exchange Commission on April 22, 2010

Registration Statement No. 333-159464
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1/A
(Amendment No. 9)
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

CAVICO CORP.
(Exact Name of Registrant in Its Charter)

Delaware	1700	20-4863704
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

17011 Beach Blvd., Suite 1230,
Huntington Beach, California 92647
(714) 843-5456
(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

17011 Beach Blvd., Suite 1230,
Huntington Beach, California 92647
(714) 843-5456
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Gregory Sichenzia, Esq.	Mitchell S. Nussbaum, Esq.
Peter DiChiara, Esq.	Angela M. Dowd, Esq.
Sichenzia Ross Friedman Ference LLP	Loeb & Loeb LLP
61 Broadway	345 Park Avenue
New York, New York 10006	New York, New York 10154
Tel: (212) 930-9700	Tel: (212) 407-4159
Fax: (212) 930-9725	Fax: (212) 504-3013

Approximate date of commencement of proposed sale to the public: from time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	AmounttoBe Registered	ProposedMaximum AggregateOffering Price (1)	Amountof RegistrationFee (5)
Share of Common Stock, $0.001 par value (2)

Shares of Common Stock issuable upon exercise of Underwriter’s Over-allotment Option

Representative’s Common Stock Purchase Option (3)(4)

Shares of Common Stock underlying Representative’s Common Stock Purchase Option

Total

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act using $3.84, the closing market price on April 21, 2010.
(2)	Includes [*] shares of common stock which may be issued pursuant to the exercise of a 45-day option granted by the registrant to the underwriters to cover over-allotments, if any.
(3)	No registration fee required pursuant to Rule 457(g) under the Securities Act of 1933.
(4)
Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover the additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends, or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities.

(5)	A filing fee of $2,040.69 was previously paid.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	APRIL 22, 2010

$[*] of Common Stock		[*] Shares

We are offering $[*] of our common stock. Our common stock commenced trading on the NASDAQ Capital Market under the symbol “CAVO” on September 18, 2009. Prior to such listing, our common stock was quoted on the OTC Bulletin Board under the symbol “CAVO.OB.” On August 19, 2009, we effected a reverse stock split on a 40-for-1 basis. On April 21, 2010, the last reported market price of our common stock was $3.84.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 7 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to us (2)	$	$

(1)
Does not include a non-accountable expense allowance equal to 1% of the gross proceeds of this offering payable to Rodman & Renshaw, LLC, the representative of the underwriters. Non-accountable expenses are estimated to be $200,000.

(2)
We estimate that the total expenses of this offering will be approximately $[*], consisting of $[*] for the underwriter’s non-accountable expense allowance (equal to 1% of the gross proceeds) and $[*] for legal, accounting, printing costs and various fees associated with the registration and listing of our shares.

We have granted a 45-day option to the representative of the underwriters to purchase additional shares of common stock up to an additional [*] shares to be offered by us solely to cover over-allotments, if any.

In connection with this offering, we have also agreed to sell to Rodman & Renshaw, LLC, the underwriter representative, an option to purchase up to 5% of the shares sold (excluding the over-allotment) at $[*] per share (125% of the price of the shares sold in the offering), commencing on a date which is one year from the effective date of this prospectus and expiring five years thereafter. If the underwriters exercise their right to purchase additional shares of common stock to cover over-allotments, we estimate that we will receive gross proceeds of $[*] from the sale of [*] shares of common stock being offered at an assumed public offering price of $[*] per share and net proceeds of $[*] after deducting $[*] for underwriting discounts and commissions.  The shares issuable upon exercise of the underwriter option are identical to those offered by this prospectus and have been registered under the registration statement of which this prospectus forms a part.

The underwriters expect to deliver our shares to purchasers in the offering on or about [*], 2010.

Rodman & Renshaw, LLC	Chardan Capital Markets, LLC

The date of this prospectus is [*], 2010.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference to this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Nevertheless, we are responsible for the accuracy and completeness of the historical information presented in this prospectus, as of the date of the prospectus.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus carefully, including the section entitled “Risk Factors” and our consolidated financial statements and the related notes. In this prospectus, we refer to Cavico Corp. as “our Company,” which includes our wholly owned subsidiary, Cavico Vietnam Company Limited, which conducts its operations though a number of subsidiaries some of which are wholly owned while others are partially owned by Cavico Vietnam Company Limited.

Corporate History

We were incorporated in Delaware on September 13, 2004 under the name Laminaire Corp. On November 9, 2004, the name of the Company was changed to Agent 155 Media Group, Inc. On May 2, 2006, our name was changed to Cavico Corp. Our website may be found at www.cavicocorp.com . Our executive offices are located at 17011 Beach Blvd., Suite 1230, Huntington Beach, California, 92647. Our telephone number is (714) 843-5456.

During 2006 and 2007, we acquired Cavico Vietnam Company Limited (formerly, Cavico Vietnam Joint Stock Company Limited), a corporation organized under the laws of Vietnam (“Cavico Vietnam”) as our wholly owned subsidiary. As a result of legal restrictions on the foreign ownership of Vietnamese entities imposed by the Vietnamese government, the acquisition of Cavico Vietnam occurred in multiple steps, as follows:

●
On April 18, 2006, we entered into an asset purchase agreement with Cavico Vietnam. Under the terms of the agreement, Cavico purchased all of the assets of Cavico Vietnam in consideration for the issuance to Cavico Vietnam of 1,975,000 shares of our common stock. Cavico Vietnam subsequently transferred 1,501,555 of these shares to the former shareholders of Cavico Vietnam in return for their shares of Cavico Vietnam stock. An additional 473,445 shares were deposited with Cavico Vietnam for the use of that entity’s management, of which 123,445 shares were distributed to Cavico Vietnam’s management in 2006 (of which 2,238 were returned by employees) and 125,000 shares were sold to employees in 2008 for $300,000 at a price of $2.40 per share. The remaining 227,147 shares owned by our wholly owned subsidiary, Cavico Vietnam, are for sale or issuance to employees or to third-parties by that entity’s management. Pursuant to Delaware General Corporation Law, shares owned by Cavico Vietnam are not entitled to vote on any matters at a meeting of stockholders. The shares owned by Cavico Vietnam, therefore, are not considered to be outstanding shares, similar to shares of treasury stock.

●
Following our purchase of Cavico Vietnam’s assets, and pending the grant of the requisite approval by a Vietnamese government agency of the acquisition of Cavico Vietnam, as required under Vietnamese law, Cavico Vietnam continued to use its assets subject to our control. Government approval of the acquisition of Cavico Vietnam was granted in January 2007. Following the grant of this approval and our subsequent acquisition of Cavico Vietnam to become our wholly-owned subsidiary, all assets previously purchased from Cavico Vietnam by the Company in April 2006 were transferred back to Cavico Vietnam.

Corporate Overview

We are a major infrastructure construction, infrastructure investment and natural resources company headquartered in Hanoi, Vietnam. We provide construction and engineering services for large civil construction infrastructure projects in Vietnam, including the construction of tunnels, roads, highways, bridges, mines and dams. In addition, we are currently making investments in hydropower electric plants, cement production plants, mining operations and urban developments in Vietnam and Laos. During the year ended December 31, 2009, we generated approximately 86% of our revenues from tunnel construction for hydroelectric plants and dam construction.

We operate nationwide in Vietnam through our subsidiaries, serving almost exclusively public sector clients.  Our wholly-owned subsidiary, Cavico Vietnam, conducts its operations through a number of subsidiaries. Some of these entities are wholly owned while others are partially owned by Cavico Vietnam. The officers and directors of Cavico Vietnam also hold positions on the boards of these subsidiaries. During 2007 and 2008, we permitted subsidiaries to sell shares to third parties for the purpose of raising funds for expanded operations, thereby reducing our percentage held in those entities. In addition, to the extent that any of the subsidiaries are publicly traded in Vietnam, Vietnamese securities regulations limit foreign ownership of these subsidiaries to 49%.

The following is our ownership structure as of December 31, 2009:

As of December 31, 2009, through either the purchase and sale of securities, Cavico Vietnam's consolidated ownership percentage from December 31, 2008 to December 31, 2009 in: Cavico Hydropower Construction JSC decreased from 71.80% to 71.74%; Cavico Tower decreased from 33.79% to 33.21%; Cavico Industry & Tech Service decreased from 64.64% to 62.08%; Cavico Stone & Mineral increased from 35.50% to 44.93%; Cavico Transport JSC decreased from 73.84% to 68.90%;Cavico Manpower JSC increased from 30.0% to 39.5% ; Luong Son International Tourist increased from 90.90% to 92.16%; and Cavico Land increased from 13.35% to 15.25%.

On December 11, 2009, Cavico Corp., Cavico Vietnam and Cavico Mining and Construction JCS (“Cavico Mining”) entered into a Stock Purchase Agreement, (the “Stock Purchase Agreement”), pursuant to which the Company and its subsidiaries agreed to purchase from Cavico Mining a total of 4,000,000 ordinary shares of Cavico Mining at Vietnamese Dong 16,894 per share (approximately $0.90 per share based on current exchange rates) in exchange for debt owed to the Company and its subsidiaries by Cavico Mining. At the conclusion of transactions contemplated by the Stock Purchase Agreement, we will own more than 50% of the total issued and outstanding ordinary shares of Cavico Mining. The purpose of the acquisition of an additional 4,000,000 shares of Cavico Mining to own over 50% of Cavico Mining’s common stock pursuant to the Stock Purchase Agreement is to enable us to include Cavico Mining in our consolidated financial statements on a going forward basis. On January 12, 2010, Cavico Mining informed us that its shareholders approved our proposal to purchase 4,000,000 of Cavico Mining’s ordinary shares. On February 11, 2010, our purchase of these shares was consummated.

As a result of investments in, and purchases and sales of shares of, our subsidiaries, our ownership percentage may change from time to time. Please see “Risk Factors- Risks Associated with Our Business-We may face potential dilution of our ownership interest in our subsidiaries” on page 13.

Business Strategy

Position Our Business for Future Infrastructure Spending - As a result of strong economic expansion, there is a growing awareness of the need to build, reconstruct and repair Vietnam’s infrastructure, especially its network of roads to enable transportation as well as in the area of power supply. Significant funds have been authorized for investments in these areas. We will continue to build on our expertise in the civil construction market for transportation and water infrastructure, to develop new capabilities to service these markets and to maintain our human and capital resources to effectively meet required demand.

Employee Development - We believe that our employees are a key to the successful implementation of our business strategies. Significant resources are employed to attract, nurture and retain extraordinary talent and fully develop each employee’s capabilities. We sponsor events with our employees in order to nurture employees to maximize in our growth potential. We are building a strong company culture through various activities, including company newsletters and music which fosters the pride within our employees and for the Company’s accomplishments.

Brand Building – We are trying to affirm and maintain the brand of “Cavico – Always Growing” by promptly completing projects, while ensuring their quality and safety, to gain the trust of customers and potential customers and investors. Cavico Bridge and Underground Construction and Cavico Mining and Construction received in 2008 a Vietnamese Golden Star award from the Vietnam Association of Young Entrepreneurs which recognized Cavico as one of the top brands in Vietnam. In 2009, Cavico Vietnam, was ranked 167 of the Top 500 Vietnamese largest non-state owned enterprises, also known as VNR500.  Also in 2009, we were awarded the Class III Labor Medal issued by office of the President of Vietnam to acknowledge the outstanding contributions of individuals or entities that have contributed towards the building of Vietnam.

Infrastructure Construction Focus - We concentrate our core competencies on this segment of the construction industry, which includes the building of tunnels, roads, highways, bridges and dams.

Continue Adding Construction Capabilities - By adding capabilities that are complementary to our core civil construction competencies, we are able to improve gross margin opportunities, more effectively compete for contracts as well as compete for contracts that might not otherwise be available to us. We continue to investigate opportunities to integrate additional services and products into our business.

Alternative Energy - We are actively engaged in a variety of alternative energy projects, including producing electricity from hydropower plants and wind farms.

On August 19, 2009, we effected a reverse stock split on a 40-for-1 basis. Our common stock was approved for listing on the NASDAQ Capital Market under the symbol “CAVO,” and commenced trading on such exchange on September 18, 2009.   The shareholders also approved an incentive plan under which we can grant 1,250,000 shares to our officers, directors, employees and consultants.

Business Results

We generated $61,090,722 in net sales during the year ended December 31, 2009 compared to $51,936,936 during the year ended December 31, 2008, mostly from construction projects. The Company’s net sales from civil construction increased by $5,074,288 or 11% to $52,575,960 for the year ending December 31, 2009 from $47,501,672 for the year ending December 31, 2008.  This increase was due to net sales from several new projects such as Ta Trach, Thern Hinbun, Dambri, Song Giang and Ngan Truoi projects as the progress billings upon completion on these projects are made and two biggest project as ALuoi and Algeri projects. The Company’s net sales from other operations (leasing machinery and equipment, selling materials, steel fabrication) increased by $4,079,498 or 92% to $8,514,762 for the year ending December 31, 2009 from $4,435,264 for the year ending December 31, 2008. This was primarily due to an increase in demand of construction materials as Vietnam’s economy is recovering.

We had net loss of $4,761,994 for the year ended December 31, 2009, compared to $631,816 net income for the year ended December 31, 2008. Included in the net income and loss was the tax expenses of $447,295 in the year ended December 31, 2009 compared to the tax benefit of $2,392,347 in 2008. Our net loss excluding net loss attributable to non-controlling interest was $5,230,552 compared to net income of $1,415,326 for the year 2008. Another  factor affecting the significant decrease in net income for the year ended December 31, 2009 compared to 2008 was the reduction of the gross profit of $1,746,908. This reduction of gross profit was caused by the higher costs of goods sold expenses recorded for several projects completed during 2009, material write-off of work-in-process due to uncertainty of future realization of revenue and recognition of project loss on the projects for which the future expected revenue was lower than the costs.

Summary Financial Information

The following table sets forth our summary consolidated financial data for the fiscal years ended December 31, 2009 and 2008. The summary balance sheet data as of December 31, 2009 and the summary statement of operations data for the years ended December 31, 2009 and 2008 are derived from our consolidated financial statements, which have been audited by PMB Helin Donovan LLP, our independent registered public accounting firm, and are included elsewhere in this prospectus.

The following table presents summary unaudited pro forma consolidated financial data for the years ended December 31, 2009 and 2008 that give effect to the purchase of a controlling interest in Cavico Mining. The unaudited pro forma consolidated statement of operations data for the year ended December 31, 2009 and 2008 give effect to the Cavico Mining Acquisition as if it had occurred at the beginning of the respective years, and the unaudited pro forma consolidated balance sheet data at December 31, 2009 give effect to the Cavico Mining Acquisition as if it had occurred on December 31, 2009.Such data has been derived from our audited consolidated financial statements referred to above and the audited financial statements of Cavico Mining and Construction JSC ("Cavico Mining"), which are included elsewhere in this prospectus.  As a result of the Consummation of its the acquisition of a controlling interest in Cavico Mining, the Company will consolidate the financial operations of Cavico Mining in financial statements starting in the first quarter of 2010. The Company believes, therefore that the inclusion of the historical financial information of Cavico Mining in this Prospectus is appropriate and meaningful to investors.

You should read the following information in conjunction with “Capitalization,” “Selected Historical Consolidated Financial and Other Data,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, our audited and unaudited consolidated financial statements and related notes thereto and the audited and unaudited consolidated financial statements of Cavico Mining and the related notes thereto included elsewhere in this prospectus. The summary unaudited pro forma consolidated financial data should be read in conjunction with the data set forth in “Unaudited Pro Forma Consolidated Financial Information.”

Statement of Operations Summary:

	Pro Forma Year Ended December 31, 2009 (unaudited)	Year Ended December 31, 2009	Pro- Forma Year Ended December 31, 2008 (unaudited)	Year Ended December 31, 2008

Sales	$62,895,075	$61,090,722	$58,006,269	$51,936,936
Cost of sales	56,185,961	55,303,581	48,712,916	44,402,887
Gross Profit	6,709,114	5,787,141	9,293,353	7,534,049
Operating Expenses	8,835,380	7,351,937	6,980,042	6,572,177
Income (loss) from operations	(2,126,266)	(1,564,796)	2,313,311	961,872
Net Income (loss)	(4,639,821)	(4,761,994)	782,319	631,816

Other unaudited financial data:

	Pro Forma Year Ended Dec. 31,	Pro- Forma Year Ended Dec. 31,	Years Ended December 31
	2009	2008	2009	2008
	(unaudited)	(unaudited)

Net income (loss) to common shareholders	(4,639,821)	782,319	(4,761,994)	631,816
Interest expense	2,639,423	3,202,225	2,603,686	2,534,062
Interest income	553,902	891,898	413,741	912,430
Income tax benefit (provision)	(510,782)	2,283,822	(447,295)	2,392,347
Depreciation & amortization	6,138,777	5,985,845	4,986,536	4,820,554
Impairment of available for sale investment	975,724	-	975,724	-

Pro Forma Balance Sheet Data Summary:

	Pro Forma , as adjusted December 31, 2009 (unaudited)	December 31, 2009	December 31, 2008
Assets	$127,438,683	$115,864,982	$99,500,890

Liabilities	113,233,174	106,609,682	86,540,479

Noncontrolling Interest	12,830,705	8,421,218	9,715,228
Cavico Corp.’s Stockholders’ Equity	1,374,804	834,082	3,245,183
Total Stockholders' Equity	14,,205,509	9,255,300	12,960,411
Liabilities, Noncontrolling Interest and Stockholders’ Equity	$127,438,683	$115,864,982	$99,500,890

The Offering

Common stock offered	[*] shares (1)

Number of shares outstanding on the date of effectiveness of this registration statement	3,047,887 shares (1)

Number of shares outstanding on the date after the shares offered and registered are sold	[*] shares (1)(2)

Use of Proceeds	We intend to use the net proceeds of this offering for working capital through the repayment of short-term borrowings.

NASDAQ Capital Market listing Symbol for Our Common Stock	CAVO

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 7.

Representative’s Common Stock Purchase Option
In connection with this offering, we have also agreed to sell to Rodman & Renshaw, LLC, the underwriter representative an option to purchase up to 5% of the shares sold (excluding the over-allotment) for $100. If the underwriters’ representative exercises this option, each share of common stock may be purchased at $[*] per share (125% of the price of the shares sold in the offering).

(1)
All references to common stock and per share data have been retroactively restated to the earliest period presented to account for the 40 for 1 reverse stock split effectuated on August 19, 2009. As of April 21, 2010, we had 3,275,034 shares issued and 3,047,887 shares outstanding. The difference between issued and outstanding shares reflects 227,147 shares owned by our wholly owned subsidiary, Cavico Vietnam, for sale or issuance to employees or to third-parties by that entity’s management. Pursuant to Delaware General Corporation Law, shares owned by Cavico Vietnam are not entitled to vote on any matters at a meeting of stockholders. The shares owned by Cavico Vietnam, therefore, are not considered to be outstanding shares, similar to shares of treasury stock. The number of shares outstanding before and after this offering excludes (1) the 45-day option to the representative of the underwriters to purchase additional shares of common stock up to an additional [*] shares of common stock to be offered by us solely to cover over-allotments, if any and (2) Rodman’s option to purchase up to 5% of the shares of common stock sold (excluding the over-allotment).

(2)	The number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding as of April 21, 2010.

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this prospectus before making an investment decision with regard to our securities. The statements contained in or incorporated into this offering that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Associated with Our Business

If we are unable to accurately estimate the overall risks or costs when we bid on a contract, we may achieve a lower than anticipated profit or incur a loss on the contract.

A portion of our revenues and contract backlog are typically derived from fixed unit price contracts. Fixed unit price contracts require us to perform the contract for a fixed unit price irrespective of our actual costs. As a result, we realize a profit on these contracts only if we successfully estimate our costs and then successfully control actual costs and avoid cost overruns. If our cost estimates for a contract are inaccurate, or if we do not execute the contract within our cost estimates, then cost overruns may cause us to incur losses or cause the contract not to be as profitable as we expected. This, in turn, could negatively affect our cash flow, earnings and financial position. During the years ended December 31, 2009 and 2008, 4% and 14%, respectively, of our revenue was generated from fixed unit price contracts of which we have not experienced any losses due to cost overruns.

The costs incurred and gross profit realized on those contracts can vary, sometimes substantially, from the original projections due to a variety of factors, including, but not limited to:

●	on-site conditions that differ from those assumed in the original bid;
●	delays caused by weather conditions;
●	contract modifications creating unanticipated costs not covered by change orders;
●
changes in availability, proximity and costs of materials, including steel, concrete, aggregate and other construction materials (such as stone, gravel and sand), as well as fuel and lubricants for our equipment;

●	availability and skill level of the workers in the geographic location of a project;
●	our suppliers’ or subcontractors’ failure to perform;
●	fraud or theft committed by our employees;
●	mechanical problems with our machinery or equipment;
●	citations issued by a governmental authority;
●	difficulties in obtaining required governmental permits or approvals;
●	changes in applicable laws and regulations; and
●	claims or demands from third parties alleging damages arising from our work or from the project of which our work is part.
●	claims relating to construction deficiency

We attempt to shift construction risks to its customers. We, however, provide a warranty period of two to three year after completion of the construction contract. Our customers generally keep the retention of 5 to 15 percent of the contract amount until the warranty period expires. Due to this retention period, our receivables can be significantly delayed and may adversely impact our cash flow. We continually review contract performance and any anticipated additional costs that might be associated with contract performance and modify contract income accordingly. Our practice in many instances has been to supersede these terms with an agreement to obtain insurance covering both the customer and ourselves. In cases where insurance is not obtained, our experience has often been that public sector customers have been willing to negotiate equitable adjustments in the contract compensation or completion time provisions if unexpected circumstances arise. If we are unable to obtain insurance, and if public sector customers seek to impose contractual risk-shifting provisions more aggressively, we could face increased risks, which may adversely affect our cash flow, earnings and financial position.

Economic downturns or reductions in government funding of infrastructure projects, or the cancellation of significant contracts, could reduce our revenues and profits and have a material adverse effect on our results of operations.

Our business is highly dependent on the amount of infrastructure work funded by various governmental entities, which, in turn, depends on the overall condition of the economy, the need for new or replacement infrastructure, the priorities placed on various projects funded by governmental entities and federal, state or local government spending levels. Decreases in government funding of infrastructure projects could decrease the number of civil construction contracts available and limit our ability to obtain new contracts, which could reduce our revenues and profits.

Due to the global downturn in the financial markets, Vietnam may not be able to maintain its recent growth rates mainly due to the lack of demand of exports to countries that are in recessions. Our earnings may become unstable if Vietnam’s domestic growth slows significantly and our public sector clients are unable to fund infrastructure projects. Contracts that we enter into with governmental entities may usually be canceled at any time by them with payment only for the work already completed. In addition, we could be prohibited from bidding on certain governmental contracts if we fail to maintain qualifications required by those entities. A sudden cancellation of a contract or our debarment from the bidding process could cause our equipment and work crews to remain idled for a significant period of time until other comparable work became available, which could have a material adverse effect on our business and results of operations.

The loans that finance our construction are renewable each year and classified as short-term loans creating a working capital deficit. Our banks’ failure to renew such loans or our failure to repay our loans could impact our operations.

At December 31, 2009, we had $60,115,212 in construction loans, of which $54,740,704 are classified as short-term construction loans with annual interest rates ranging from 10% to 17%. We obtain these short-term construction loans to finance our civil construction and mining projects. Each time we begin a construction project, we obtain a loan from one of several banks to purchase equipment and supplies and to mobilize our employees and materials to the worksite. As we complete a percentage of each construction project, our customer certifies our work in process and our customer, or its financing source, pays us for our completed work, less a retention percentage (which we will collect at the end of the warranty period), and we repay the bank from which we borrowed funds for each project. Construction contracts include a two to three year warranty period that is part of the construction contract. The portion of revenue related to retentions ranges from 5% to 15% depending on each contract and is not recognized until the retention period has expired.

It is the general practice of Vietnamese banks to give short term loans such as these for each construction contract and make the loans renewable every year until the construction contract is completed. As a result, the loans are classified as current liabilities. Our retention receivables and a portion of our work in process, however, are classified as long-term assets. As a result, our working capital deficit as of December 31, 2009 was $23,628,581. As of December 31, 2009, long-term retention receivables and long-term work in process totaled $14,455,193.

We expect to renew these loans with the banks and repay the balances as we complete our projects. In the year 2009, we made $73,634,129 of payments on our notes payable. We also needed to draw down $82,185,846 from our notes payable to finance our construction projects.

Although a substantial majority of our loans are not secured by our assets other than our work in process and receivables, our banks’ decision not to renew these loans or our failure to repay these loans could have important consequences including the following:

●	it may limit our ability to borrow money or issue equity to finance our working capital, construction projects or capital projects or other purposes;
●	it may limit our flexibility in planning for, or reacting to, changes in our operations or business;
●	a substantial portion of our cash flow from operations could be dedicated to the repayment of our indebtedness and would not be available for other purposes;
●	there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed; and
●	It may result in the banks repossessing up to $21,000,000 of our equipment.

Our operations are currently focused in Vietnam, and any adverse change to the economy or business environment in Vietnam could significantly affect our operations, which would lead to lower revenues and reduced profitability.

Our operations are currently concentrated in Vietnam. Because of this concentration in a specific geographic location, we are susceptible to fluctuations in our business caused by adverse economic or other conditions in this region, including natural or other disasters. A stagnant or depressed economy in Vietnam generally, or in any of the other markets that we serve, could adversely affect our business, results of operations and financial condition.

Our business is subject to significant political and economic uncertainties and may be affected by political, economic and social developments in Vietnam. Over the past several years, the government of Vietnam has pursued economic reform policies. Changes in policies, laws and regulations or in their interpretations or the imposition of confiscatory taxation, restrictions on currency conversion, restrictions or prohibitions on dividend payments to stockholders, or devaluations of currency could cause a decline in the price of our common stock, should a market for our common stock ever develop.

Our industry is highly competitive, with a variety of larger companies with greater resources competing with us, and our failure to compete effectively could reduce the number of new contracts awarded to us or adversely affect our margins on contracts awarded.

Most contracts on which we bid are awarded through a competitive bid process, with awards generally being made to the lowest bidder, but sometimes recognizing other factors, such as shorter contract schedules or prior experience with the customer. Within our markets, we compete with many national, regional and local construction firms. Some of these competitors have achieved greater market penetration than we have in the markets in which we compete, and some have greater financial and other resources than we have. In addition, there are a number of national companies in our industry that are larger than we are and that, if they so desired, could establish a presence in our markets and compete with us for contracts. As a result, we may need to accept lower contract margins in order to compete against these competitors. If we are unable to compete successfully in our markets, our relative market share and profits could be reduced.

Our dependence on subcontractors and suppliers of materials, including petroleum-based products, could increase our costs and impair our ability to complete contracts on a timely basis or at all, which would adversely affect our profits and cash flow.

We rely on third-party subcontractors to perform certain work on some of our contracts. We do not bid on contracts unless we have the necessary subcontractors committed for the anticipated scope of the contract and at prices that we have included in our bid. Therefore, to the extent that we cannot engage subcontractors, our ability to bid for contracts may be impaired. In addition, if a subcontractor is unable to deliver its services according to the negotiated terms for any reason, including the deterioration of its financial condition, we may suffer delays and be required to purchase the services from another source at a higher price. This may reduce the profit to be realized, or result in a loss, on a contract.

We also rely on third-party suppliers to provide all of the materials, including fuel, aggregates (sand and gravel), concrete, steel and pipe, for our contracts. We do not own any quarries, and there are no naturally occurring sources of aggregates in Vietnam. We do not bid on contracts unless we have commitments from suppliers for the materials required to complete the contract and at prices that we have included in our bid. Thus, to the extent that we cannot obtain commitments from our suppliers for materials, our ability to bid for contracts may be impaired. In addition, if a supplier is unable to deliver materials according to the negotiated terms of a supply agreement for any reason, including the deterioration of its financial condition, we may suffer delays and be required to purchase the materials from another source at a higher price. This may reduce the profit to be realized, or result in a loss, on a contract.

Diesel fuel and other petroleum-based products are utilized to operate the equipment used in our construction contracts. Decreased supplies of those products relative to demand and other factors can cause an increase in their cost.

Future increases in the costs of fuel and other petroleum-based products used in our business, particularly if a bid has been submitted for a contract and the costs of those products have been estimated at amounts less than the actual costs thereof, could result in a lower profit, or a loss, on a contract.

Our contracts may require us to perform extra or change order work, which can result in disputes and adversely affect our working capital, profits and cash flows.

Our contracts generally require us to perform extra work or change order work as directed by the customer even if the customer has not agreed in advance on the scope or price of the extra work to be performed. This process may result in disputes over whether the work performed is beyond the scope of the work included in the original project plans and specifications or, if the customer agrees that the work performed qualifies as extra work, the price that the customer is willing to pay for the extra work. These disputes may not be settled to our satisfaction. Even when the customer agrees to pay for the extra work, we may be required to fund the cost of that work for a lengthy period of time until the change order is approved by the customer and we are paid by the customer.

To the extent that actual recoveries with respect to change orders or amounts subject to contract disputes or claims are less than the estimates used in our financial statements, the amount of any shortfall will reduce our future revenues and profits, and this could have a material adverse effect on our reported working capital and results of operations. In addition, any delay caused by the extra work may adversely impact the timely scheduling of other project work and our ability to meet specified contract milestones.

Our failure to meet schedule or performance requirements of our contracts could adversely affect us.

In most cases, our contracts require completion by a scheduled acceptance date. Failure to meet any such schedule could result in additional costs being incurred, penalties and liquidated damages being assessed against us, and these could exceed projected profit margins on the contract. Performance problems on existing and future contracts could cause actual results of operations to differ materially from those anticipated by us and could cause us to suffer damage to our reputation within the industry and among our customers.

Timing of the award and performance of new contracts could have an adverse effect on our operating results and cash flow.

At any point in time, a substantial portion of our revenues may be derived from a limited number of large construction contracts. It is generally very difficult to predict whether and when new contracts will be offered for tender, as these contracts frequently involve a lengthy and complex design and bidding process, which is affected by a number of factors, such as market conditions, financing arrangements and governmental approvals. Because of these factors, our results of operations and cash flows may fluctuate from quarter to quarter and year to year, and the fluctuation may be substantial.

The uncertainty of the timing of contract awards may also present difficulties in matching the size of work crews with contract needs. In some cases, we may maintain and bear the cost of a ready work crew that is larger than currently required, in anticipation of future employee needs for existing contracts or expected future contracts. If a contract is delayed or an expected contract award is not received, we would incur costs that could have a material adverse effect on our anticipated profit.

In addition, the timing of the revenues, earnings and cash flows from our contracts can be delayed by a number of factors, including adverse weather conditions such as prolonged or intense periods of rain, storms or flooding, delays in receiving material and equipment from suppliers and changes in the scope of work to be performed. Those delays, if they occur, could have an adverse effect on our operating results for a particular period.

Our dependence on a limited number of customers could adversely affect our business and results of operations.

Due to the size and nature of our construction contracts, one or a few customers have in the past and may in the future represent a substantial portion of our consolidated revenues and gross profits in any one year or over a period of several consecutive years. Similarly, our contract backlog frequently reflects multiple contracts for individual customers; therefore, one customer may comprise a significant percentage of contract backlog at a certain point in time. For the years ended December 31, 2009 and December 31, 2008, Electricity of Vietnam accounted for approximately 34% and 56%, respectively, of our revenues. The loss of business from these entities could have a material adverse effect on our business or results of operations. Because we do not maintain any reserves for payment defaults, a default or delay in payment on a significant scale could materially adversely affect our business, results of operations and financial condition.

We may incur higher costs to acquire and maintain equipment necessary for our operations, and the market value of our equipment may decline.

We have traditionally owned most of the construction equipment used to build our projects, and we do not bid on contracts for which we do not have, or cannot quickly procure (whether through acquisition or lease), the necessary equipment. To the extent that we are unable to buy construction equipment necessary for our needs, either due to a lack of available funding or equipment shortages in the marketplace, we may be forced to rent equipment on a short-term basis, which could increase the costs of completing contracts. In addition, our equipment requires continuous maintenance for which we maintain our own repair facilities. If we are unable to continue to maintain the equipment in our fleet, we may be forced to obtain third-party repair services, which could increase our costs.

The market value of our equipment may unexpectedly decline at a faster rate than anticipated. Such a decline would reduce the borrowing base under our construction business credit facility, thereby reducing the amount of credit available to us and impeding our ability to expand our business consistent with historical levels.

Unanticipated adverse weather conditions may cause delays, which could slow completion of our contracts and negatively affect our revenues and cash flow.

Because parts of our construction projects are built outdoors, work on our contracts is subject to unpredictable weather conditions. Lengthy periods of wet weather will generally interrupt construction, and this can lead to under-utilization of crews and equipment, resulting in less efficient rates of overhead recovery. While revenues can be recovered following a period of bad weather, it is generally impossible to recover the efficiencies, and hence, we may suffer reductions in the expected profit on contracts.

Our operations are subject to hazards that may cause personal injury or property damage, thereby subjecting us to liabilities and possible losses, which may not be covered by insurance.

Our workers are subject to the usual hazards associated with providing services on construction sites. Operating hazards can cause personal injury and loss of life, damage to, or destruction of, property, plant and equipment and environmental damage. We self-insure our workers’ compensation claims, subject to stop-loss insurance coverage. We also maintain insurance coverage in amounts and against the risks that we believe are consistent with industry practice, but this insurance may not be adequate to cover all losses or liabilities that we may incur in our operations.

Insurance liabilities are difficult to assess and quantify due to unknown factors, including the severity of an injury, the determination of our liability in proportion to other parties, the number of incidents not reported and the effectiveness of our safety program. If we were to experience insurance claims or costs above our estimates, we might also be required to use working capital to satisfy these claims rather than to maintain or expand our operations. To the extent that we experience a material increase in the frequency or severity of accidents or workers’ compensation claims, or unfavorable developments on existing claims, our operating results and financial condition could be materially and adversely affected.

Environmental and other regulatory matters could adversely affect our ability to conduct our business and could require expenditures that could have a material adverse effect on our results of operations and financial condition.

Our operations are subject to various environmental laws and regulations relating to the management, disposal and remediation of hazardous substances and the emission and discharge of pollutants into the air and water. As a contractor, however, our customers are primarily responsible for environmental protection. Nevertheless, we could be held liable for the contamination created not only by our own activities but also by the historical activities of others on our project sites or on properties that we acquire.

Our operations are also subject to laws and regulations relating to workplace safety and worker health, which, among other things, regulate employee exposure to hazardous substances. Violations of those laws and regulations could subject us to substantial fines and penalties, cleanup costs, third-party property damage or personal injury claims.

In addition, these laws and regulations have become, and are becoming, increasingly stringent. Moreover, we cannot predict the nature, scope or effect of legislation or regulatory requirements that could be imposed, or how existing or future laws or regulations will be administered or interpreted, with respect to products or activities to which they have not been previously applied. Compliance with more stringent laws or regulations, as well as more vigorous enforcement policies of the regulatory agencies, could require us to make substantial expenditures for, among other things, pollution control systems and other equipment that we do not currently possess, or the acquisition or modification of permits applicable to our activities.

If we fail to obtain additional financing we will be unable to execute our business plan.

In addition to the financing described in this prospectus, we may need additional funds to finance our capital projects. Should such needs arise, we intend to seek additional funds through public or private equity or debt financing, strategic transactions and/or from other sources. There are no assurances that future funding will be available on favorable terms or at all. If additional funding is not obtained, we will need to reduce, defer or cancel development programs, planned initiatives or overhead expenditures, to the extent necessary. The failure to fund our capital requirements would have a material adverse effect on our business, financial condition and results of operations.

We may face potential dilution of our ownership interest in our subsidiaries.

We operate nationwide in Vietnam through our subsidiaries, serving almost exclusively public sector clients.  Our wholly-owned subsidiary, Cavico Vietnam, conducts its operations through a number of subsidiaries. Some of these entities are wholly owned while others are partially owned by Cavico Vietnam. The officers and directors of Cavico Vietnam also hold positions on the Boards of these subsidiaries. The profit/loss generated from the entities in which we have less than fifty percent ownership shares was $103,831 as loss and $93,716 as profit for the years ended December 31, 2009 and 2008, respectively.

Some of our subsidiaries were able to raise working capital by selling their shares to independent third parties. During 2007 and 2008, we permitted some of our subsidiaries to sell shares to third parties for the purpose of raising funds for expanded operations, thereby reducing our percentage held in those entities.  As of December 31, 2009, through either the purchase and sale of securities, Cavico Vietnam's consolidated ownership percentage from December 31, 2008 to December 31, 2009 in: Cavico Hydropower Construction JSC decreased from 71.80% to 71.74%; Cavico Tower decreased from 33.79% to 33.21%; Cavico Industry & Tech Service decreased from 64.64% to 62.08%; Cavico Stone & Mineral increased from 35.50% to 44.93%; Luong Son International Tourist increased from 90.90% to 92.16%; and Cavico Land increased from 13.35% to 15.25%.  We do not plan to sell additional shares in any of our subsidiaries.  If we do sell additional shares in our subsidiaries or if the subsidiaries sell additional shares to third parties, our ownership interest in our subsidiaries could be diluted and we would potentially recognize less income from our subsidiaries.

We will be unsuccessful if we fail to attract and retain qualified personnel.

We depend on a core management team. The loss of any of these individuals could prevent us from achieving our business objective of commercializing our product candidates. Our future success will depend in large part on our continued ability to attract and retain other highly qualified management team, engineers,  technical operators, skilled labors with expertise in our construction field. We face competition for personnel from other companies, universities, public and private research institutions, government entities and other organizations. If our recruitment and retention efforts are unsuccessful, our business operations could suffer.

Risks Associated with this Offering and Our Capital Structure

Insiders have substantial control over the company, and issuance of shares Series A Preferred Stock and shares of Common Stock pursuant to our incentive plan will dilute your ownership and voting rights and allow insiders to control the direction of the Company.

Our executive officers and directors, beneficially owned as of March 15, 2010 in the aggregate, approximately 527,609 shares of our outstanding common stock , which constitutes approximately 17.3% of our outstanding shares. Our officers and directors ownership percentage will increase as a result of any shares issued under our incentive plan under which we can issue 1,250,000 shares to our officers, directors, employees and consultants.

If we issue to our management all 1,250,000 shares of common stock issuable under our incentive plan, our management will control approximately 41.3% of the votes on matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions.

Our common stock does not have a vigorous trading market and you may not be able to sell your securities when desired.

We have a limited active public market for our common shares. We cannot assure you that a more active public market will ever develop, allowing you to sell large quantities of shares or all of your holdings. Consequently, you may not be able to liquidate your investment in the event of an emergency or for any other reason.

Our common stock could be subject to extreme volatility.

The trading price of our shares has fluctuated widely from time to time and may be subject to similar fluctuations in the future. The trading price of our common stock may be affected by a number of factors, including events described in the risk factors set forth in this prospectus, as well as our operating results, financial condition, announcements of construction projects, general conditions in Vietnam, Southeast Asia, overall country-wide development, and other events or factors. In recent years, broad stock market indices, in general, and smaller capitalization companies, in particular, have experienced substantial price fluctuations. In a volatile market, we may experience wide fluctuations in the market price of our common stock. These fluctuations may have a negative effect on the market price of our common stock. In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our stock.

We have never paid dividends and have no plans to in the future.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our Board of Directors. To date, we have paid no cash dividends on our shares of common stock and we do not expect to pay cash dividends on our common stock in the foreseeable future. We intend to retain future earnings, if any, to provide funds for operations of our business. Therefore, any return investors in our common stock may have will be in the form of appreciation, if any, in the market value of their shares of common stock.

Our common stock may be subject to “penny stock” rules of the Securities and Exchange Commission, which may make it more difficult for stockholders to sell our common stock.

Under the rules of the Securities and Exchange Commission, if the price of our securities is below $5.00 per share and our securities are not listed on the Nasdaq Capital Market or another national securities exchange, our securities will come within the definition of a “penny stock.” In that case, our securities may become subject to the “penny stock” rules and regulations. Broker-dealers who sell penny stocks to certain types of investors are required to comply with the Commission’s regulations concerning the transfer of penny stock. These regulations require broker-dealers to:

•   Make a suitability determination prior to selling penny stock to the purchaser;
•   Receive the purchaser’s written consent to the transaction; and
•   Provide certain written disclosures to the purchaser.

These requirements may restrict the ability of broker/dealers to sell our securities, and may affect the ability to resell our securities.

If we fail to maintain an effective system of internal control, we may not be able to accurately report our financial results or prevent fraud.

We are subject to reporting obligations under the U.S. securities laws. The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of our internal controls over financial reporting. Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock. We are in the process of implementing and monitoring our internal control procedures throughout the Company and improving the areas of weakness.

Our management identified  material weaknesses in internal control during its assessment of internal controls over financial reporting as of December 31, 2009. We lack an effective and efficient period end close the books process to timely prepare for audits and financial reporting deadlines. Management determined that we did not fully implement our transition to United States Generally Accepted Accounting Principles (“US GAAP”) which are different from the accounting principles used in Vietnam. As a result, we were required to record material adjustments to the December 31, 2009 and 2008 financial statements to bring them into compliance. In an effort to remediate the identified material weakness and to further enhance our internal controls, we are in the process of identifying and retaining a consultant who can work with our Vietnamese accounting team to indentify US GAAP related issues and help evaluate and address such issues before they present problems in reporting in the United States.

If we fail to remain current in our reporting requirements, our securities could be removed from the NASDAQ Capital Market, which would limit the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

Companies trading on the NASDAQ Capital Market must be reporting issuers under Section 12 of the Exchange Act, and must be current in their reports under Section 13, in order to maintain price quotation privileges on the NASDAQ Capital Market. If we fail to remain current on our reporting requirements, we could be removed from the NASDAQ Capital Market. As a result, the market liquidity for our securities could be severely adversely affected by limiting the ability of broker-dealers to sell our securities and the ability of stockholders to sell their securities in the secondary market.

We may need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our stockholders.

We believe that our current cash and cash equivalents, anticipated cash flow from operations and the net proceeds from this financing will be sufficient to meet our anticipated cash needs for the foreseeable future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

The implementation of our stock-based incentive plan may dilute your percentage ownership interest and may also result in downward pressure on the price of our stock.

Our Board has adopted a stock-based incentive plan, which was approved at a special shareholders’ meeting on April 27, 2009. Under the incentive plan, we can grant 1,250,000 shares to our officers, directors, employees and consultants. Shareholders would experience a dilution in ownership interest of 64%, assuming the maximum issuance of 1,250,000 shares from stock options or awards of restricted stock under the plan and sale of [*] shares in this offering. In addition, the existence of a significant amount of stock and stock options that would be issuable upon the adoption and approval of our stock-based incentive plan may be perceived by the market as having a dilutive effect, which could lead to a decrease in the price of our common stock.

We will issue an option to our underwriter in this offering.

We have agreed to sell Rodman & Renshaw, LLC for $100 an option to purchase up to a total of [*] shares of common stock (5% of the shares sold) with two demand and unlimited piggyback rights and customary anti-dilution provisions (for stock dividends and splits and recapitalizations). The shares issuable upon exercise of this option are identical to those offered by this prospectus. This option is exercisable at $[*] per share (125% of the price of the shares sold in the offering), commencing on a date which is one year from the effective date of the registration statement and expiring five years from the effective date of the registration statement. The option may also be exercised on a cashless basis. During the term of the option, Rodman & Renshaw will have the opportunity to profit from an increase in the price of the shares. The existence of the option may adversely affect the market price of the shares if they become publicly traded and the terms on which we can obtain additional financing.

Risks Related to Doing Business in Vietnam

Adverse changes in political and economic policies of the Vietnamese government could have a material adverse effect on the overall economic growth of Vietnam, which could reduce the demand for our products and materially and adversely affect our competitive position.

Our business, financial condition, results of operations and prospects are affected significantly by economic, political and legal developments in Vietnam. The Vietnamese economy differs from the economies of most developed countries in many respects, including:

•   the amount of government involvement;
•   the level of development;
•   the growth rate;
•   the control of foreign exchange; and
•   the allocation of resources.

While the Vietnamese economy has grown significantly in the past 20 years, the growth has been uneven, both geographically and among various sectors of the economy. The Vietnam government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall Vietnamese economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by Vietnamese government control over capital investments or changes in tax regulations that are applicable to us.

The Vietnamese economy has been transitioning from a planned economy to a more market-oriented economy. Although in recent years the Vietnamese government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of sound corporate governance in business enterprises, a substantial portion of the productive assets in Vietnam is still owned by the Vietnam government. The continued control of these assets and other aspects of the national economy by the Vietnamese government could materially and adversely affect our business. The Vietnam government also exercises significant control over Vietnamese economic growth through the allocation of resources, controlling payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies. Efforts by the Vietnam government to slow the pace of growth of the Vietnamese economy could result in decreased capital expenditure by the government, which in turn could reduce demand for our services.

Any adverse change in the economic conditions or government policies in Vietnam could have a material adverse effect on the overall economic growth and the level of energy and infrastructure investments and expenditures in Vietnam, which in turn could lead to a reduction in demand for our products and consequently have a material adverse effect on our businesses.

Restrictions on currency exchange may limit our ability to receive and use our revenues effectively.

All of our revenues and most of our expenses are denominated in the Vietnamese Dong. If our revenues denominated in the Vietnamese Dong increase or expenses denominated in Vietnamese Dong decrease in the future, we may need to convert a portion of our revenues into other currencies to meet our foreign currency obligations, including, among others, payment of dividends declared, if any, in respect of our ordinary shares.

Our operations and assets in Vietnam are subject to significant political and economic uncertainties.

Government policies are subject to rapid change and the Vietnam government may adopt policies which have the effect of hindering private economic activity and greater economic decentralization. There is no assurance that the Vietnam government will not significantly alter its policies from time to time without notice in a manner with reduces or eliminates any benefits from its present policies of economic reform. In addition, a substantial portion of productive assets in Vietnam remains government-owned. For instance, all lands are state owned and leased to business entities or individuals through governmental granting of state-owned land use rights. The granting process is typically based on government policies at the time of granting, which could be lengthy and complex. This process may adversely affect our business. The Vietnam government also exercises significant control over Vietnam’s economic growth through the allocation of resources, controlling payment of foreign currency and providing preferential treatment to particular industries or companies. Uncertainties may arise with changing of governmental policies and measures. In addition, changes in laws and regulations, or their interpretation, or the imposition of confiscatory taxation, restrictions on currency conversion, imports and sources of supply, devaluations of currency, the nationalization or other expropriation of private enterprises, as well as adverse changes in the political, economic or social conditions in Vietnam, could have a material adverse effect on our business, results of operations and financial condition.

A downturn in the economy of Vietnam may slow our growth and profitability.

The growth of the Vietnamese economy has been uneven across geographic regions and economic sectors. There can be no assurance that growth of the Vietnamese economy will be steady or that any downturn will not have a negative effect on our business.

It will be extremely difficult to acquire jurisdiction and enforce liabilities against our officers, directors and assets based in Vietnam.

Substantially all of our assets will be located in Vietnam and the majority of our officers and present directors reside outside of the United States.  As a result, it may not be possible for United States investors to enforce their legal rights, to effect service of process upon our directors or officers or to enforce judgments of United States courts predicated upon civil liabilities and criminal penalties of our directors and officers under Federal securities laws. Moreover, we have been advised that Vietnam does not have treaties providing for the reciprocal recognition and enforcement of judgments of courts with the United States. Further, it is unclear if extradition treaties now in effect between the United States and Vietnam would permit effective enforcement of criminal penalties of the Federal securities laws.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” or “project” or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Prospectus Summary”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business,” as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this prospectus generally. This prospectus may contain market data related to our business, which may have been included in articles published by independent industry sources. We are responsible for the accuracy and completeness of the historical information contained in this market data as of the date of this prospectus. However, this market data also includes projections that are based on a number of assumptions. If any one or more of these assumptions turns out to be incorrect, actual results may differ materially from the projections based on these assumptions. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our company and our business made elsewhere in this prospectus as well as other pubic reports which may be filed with the United States Securities and Exchange Commission. You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect new events or circumstances, unless and to the extent required by applicable law. Neither the Private Securities Litigation Reform Act of 1995 nor Section 27A of the Securities Act of 1933, as amended, provides any protection for statements made in this prospectus.

USE OF PROCEEDS

We estimate the gross proceeds from the offering, prior to deducting underwriting discounts and commissions and the estimated offering expenses payable by us, will be $[*] million ($[*] million if the over-allotment option granted to the underwriters is exercised in full).

We estimate that we will receive net proceeds of approximately $[*] from the sale of [*] shares of common stock being offered at an assumed public offering price of $[*] per share, after deducting approximately $[*] for underwriting discounts and commissions and estimated expenses of approximately $[*], which includes legal, accounting, printing costs and various fees associated with the registration and listing of our shares and our underwriters’ non-accountable expense allowance. If the underwriters exercise their right to purchase additional shares of common stock to cover over-allotment, we will receive approximately an additional $[*] after deducting approximately $[*] for underwriting discounts and commissions and approximately an additional $[*] for our underwriters’ non-accountable expense allowance. The proceeds from the sale of the shares sold to cover over-allotment and the shares underlying the option granted to the underwriters will be used for working capital through the repayment of short-term borrowings and investment in targeted capital projects.  Assuming no exercise of our underwriters’ over-allotment option, we intend to use the net proceeds of the offering as follows:

	Applicationof NetProceeds	Percentageof NetProceeds
Working capital	$		%

The amount of proceeds allocated to working capital shall be used to repay short-term borrowings. At December 31, 2009, we had $60,115,212 in construction loans, of which $54,740,704 are classified as short-term construction loans with annual interest rates ranging from 10% to 17%. We obtain these short-term construction loans to finance our civil construction and mining projects. Pending the uses described above, we intend to invest the net proceeds of this Offering in short-term, interest-bearing, investment-grade securities.

DETERMINATION OF OFFERING PRICE

The public offering price of the common stock offered by this prospectus will be based on the closing market price of the stock immediately prior to the closing date of the offering prior to the effectiveness of the registration statement of which this prospectus is a part. Our common stock was approved for listing on the NASDAQ Capital Market under the symbol “CAVO” and commenced trading on such exchange on September 18, 2009.

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2009:

·	on an actual basis; and
·
on a pro forma as adjusted giving effect to the sale of [*] shares of common stock in this offering at an assumed public offering price of $[*] per share, after deducting the estimated underwriting discount and commissions and estimated offering expenses payable by us and application of net proceeds.

	Actual	ProForma
Common stock, $0.001 par value, 300,000,000 shares authorized, 3,275,034 shares issued and 3,047,887 shares outstanding as of April 21, 2010 (1)	$3,048	$	[*]
Paid-in-capital	$13,619,865	$	[*]
Accumulated Deficit	$(11,400,322)	$	[*]
Other comprehensive loss	$(1,388,509)	$	[*]
Total Cavico Corp. stockholders’ equity	$834,082	$	[*]

(1)  As of April 21, 2010, we have 3,275,034 shares issued and 3,047,887 shares outstanding.  The difference between issued and outstanding shares reflects 227,147 shares owned by our wholly owned subsidiary, Cavico Vietnam, for sale or issuance to employees or to third-parties by that entity’s management.  Pursuant to Delaware General Corporation Law, shares owned by Cavico Vietnam are not entitled to vote on any matters at a meeting of stockholders.  The shares owned by Cavico Vietnam, therefore, are not considered to be outstanding shares, similar to shares of treasury stock.

DILUTION

As of December 31, 2009, we had a net tangible book value of $8,272,352 or $2.71 per share. Net tangible book value represents our total tangible assets, less all liabilities, divided by the number of shares of common stock outstanding.

Without taking into account any changes in such net tangible book value after December 31, 2009, other than to give effect to the sale of [*] shares of common stock offered hereby (excluding the [*] shares underlying the underwriter representative’s common stock purchase option) the pro forma net tangible book value per share at December 31, 2009 would have been $[*]. This amount represents an immediate increase in net tangible book value of $[*] per share to our current shareholders and an immediate decrease in net tangible book value of $[*] per share to new investors purchasing shares in this offering.

Public offering price per share (1)	$	[*]
Net tangible book value per share before the offering		[*]
Increase in net tangible book value per share to existing shareholders attributable to new investors (after deduction of the estimated underwriting discount and other offering expenses to be paid by us)
[*]
Pro-forma net tangible book value per share after the offering		[*]
Decreased value per share to new investors (determined by taking the adjusted net tangible book value after the offering and issuance of preferred stock to management and deducting the amount of cash paid by a new investor for a share of common stock)
	$	[*]

(1)	We used an offering price of $[*] per share. After taking into account deductions of the underwriting and other offering expenses, the net offering price is $[*] per share.

The following table sets forth, on a pro forma basis as of April 21, 2010, the number of shares of common stock purchased from us (excluding the underwriter’s overallotment option), the total consideration paid and the average price per share paid by the existing shareholders and by the new investors, assuming in the case of new investors a public offering price of $[*] per share, before deductions of the underwriting and other offering expenses:

	Shares Purchased Number	Percent		Total Consideration Amount (in000’s)		Percent		Average Price PerShare
Existing Shareholders	3,275,034	[*]	%		$13,623	[*]	%		$4.16
New Investors	[*]	[*]	%		[*]	[*]	%	$	[*]

Total	[*]	100%		$	[*]	100%

DESCRIPTION OF BUSINESS

Cavico Corp. was incorporated in Delaware on September 13, 2004 under the name Laminaire Corp. On November 9, 2004, the name of the Company was changed to Agent 155 Media Group, Inc. On May 2, 2006, the Company’s name was changed to Cavico Corp.

During 2006 and 2007, we acquired Cavico Vietnam Company Limited, a corporation organized under the laws of Vietnam (“Cavico Vietnam”) as our wholly owned subsidiary. As a result of legal restrictions on the foreign ownership of Vietnamese entities imposed by the Vietnamese government, the acquisition of Cavico Vietnam occurred in multiple steps, as follows:

●
On April 18, 2006, we entered into an asset purchase agreement with Cavico Vietnam. Under the terms of the agreement, Cavico purchased all of the assets of Cavico Vietnam in consideration for the issuance to Cavico Vietnam of 1,975,000 shares of our common stock. Cavico Vietnam subsequently transferred 1,501,555 of these shares to the former shareholders of Cavico Vietnam in return for their shares of Cavico Vietnam stock. An additional 473,445 shares were deposited with Cavico Vietnam for the use of that entity’s management, of which 123,445 shares were distributed to Cavico Vietnam’s management in 2006 (of which 2,238 were returned by employees) and 125,000 shares were sold to employees in 2008 for $300,000 at a price of $2.40 per share. The remaining 227,147 shares owned by our wholly owned subsidiary, Cavico Vietnam, are for sale or issuance to employees or to third-parties by that entity’s management. Pursuant to Delaware General Corporation Law, shares owned by Cavico Vietnam are not entitled to vote on any matters at a meeting of stockholders. The shares owned by Cavico Vietnam, therefore, are not considered to be outstanding shares, similar to shares of treasury stock.

●
Following our purchase of the Cavico Vietnam assets, and pending the grant of the requisite approval of the acquisition of Cavico Vietnam by a Vietnamese government agency as required under Vietnamese law, Cavico Vietnam continued to use the assets subject to our control. Government approval of the acquisition of Cavico Vietnam was granted in January 2007. Following the grant of this approval and our subsequent acquisition of Cavico Vietnam to become our wholly-owned subsidiary, all assets previously purchased from Cavico Vietnam by the Company in April 2006 were transferred back to Cavico Vietnam. Also, at that time, Cavico Vietnam changed its name to Cavico Vietnam Company Limited.

Our website may be found at www.cavicocorp.com . The contents of our website are not part of this Prospectus.

We are a major infrastructure construction, infrastructure investment and natural resources company headquartered in Hanoi, Vietnam. We provide construction and engineering services for large civil construction infrastructure projects in Vietnam, including the construction of tunnels, roads, highways, bridges, mines and dams. In addition, we are currently making investments in hydropower electric plants, cement production plants, mining operations and urban developments in Vietnam and Laos. During the year ended December 31, 2009, we generated approximately 86% of our revenues from tunnel construction for hydroelectric plants and dam construction.

We operate nationwide in Vietnam through our subsidiaries, serving almost exclusively public sector clients.  Our wholly-owned subsidiary, Cavico Vietnam, conducts its operations through a number of subsidiaries. Some of these entities are wholly owned while others are partially owned by Cavico Vietnam. The officers and directors of Cavico Vietnam also hold positions on the boards of these subsidiaries. During 2007 and 2008, we permitted some of our subsidiaries to sell shares to third parties for the purpose of raising funds for expanded operations, thereby reducing our percentage held in those entities. Cavico Vietnam's consolidated ownership percentage changed through either the purchase or sale of securities, from December 31, 2008 to December 31, 2009 as follows: Cavico Hydropower Construction JSC decreased from 71.80% to 71.74%; Cavico Tower decreased from 33.79% to 33.21%; Cavico Industry & Tech Service decreased from 64.64% to 62.08%; Cavico Stone & Mineral increased from 35.50% to 44.93%;  Cavico Transport JSC decreased from 73.84% to 68.90%;Cavico Manpower JSC increased from 30.0% to 39.5%; Luong Son International Tourist increased from 90.90% to 92.16%; and Cavico Land increased from 13.35% to 15.25%.  These Vietnamese companies do not have authorized shares. Any sale or issuance of shares must be approved by the shareholders of the Vietnamese subsidiaries. We do not plan to sell any additional shares in any of our subsidiaries. In addition, to the extent that any of the subsidiaries are publicly traded in Vietnam, Vietnamese securities regulations limit foreign ownership of these subsidiaries to 49%.

We have also started several projects in Laos. On January 22, 2009, our majority-owned subsidiary, Cavico Bridge and Underground Construction, was awarded a $6.4 million contract by Cooperativa Muratori e Cementisti – CMC di Ravenna (“CMC”), an Italian leading construction company, for tunnel construction work at Theun HinBoun Expansion Project in Laos.  Also, on April 22, 2009, our subsidiary, Cavico Vietnam entered into an agreement with Laos Ministry of Planning and Investment to explore and exploit copper, gold, and other ores in Muang Hom district, Vientiane province, Laos.  In September 2009, we received approval from the Laos Ministry of Planning and a certificate of investment for a copper mine in Laos.

In Algeria, we have been hired by the Consortium Japonais Pour l’Autoroute Algerienne (“COJAAL”) to provide engineering services for the construction of bridges, tunnels and roads along the border of Tunisia and El Attaf. We have also opened a satellite office in Australia to provide services to smaller projects in Australia. Cavico will continue to seek opportunities with other global construction companies to expand its business outside of Vietnam. We will be initially providing skilled labor as a subcontractor with the goal of transitioning into a provider of full construction services.

According to the World Bank, Vietnam is one of the best performing economies in the world over the last decade (unless otherwise noted, the information in this section, “Description of Business-Business in Vietnam”, was obtained from www.worldbank.org).  Vietnam saw real GDP grow by 5.3% in 2009 and the World Bank forecasts improving real GDP growth of 6.5% in 2010, compared to real GDP growth of 3.1% in the first quarter of 2009 and 6.2% in 2008, and below the 8.5% recorded in 2007.  This GDP growth, according to the International Monetary Fund, makes Vietnam one of the fastest growing economies in Asia, after China and Cambodia.  Following the country’s shift to a market-oriented economy in 1986, Vietnam continues to become increasingly integrated with the world economy, going from zero to a peak of $60.3 billion in 2008.  In 2009, foreign direct investment decreased markedly from 2008 levels to an estimated US$21.4 billion (Foreign Press Center, Vietnam, February 9, 2010).  The World Bank has committed funds for infrastructure growth at roughly $5 billion per year for the next five years. Foreign donors have pledged a record $5.4 billion in official development assistance focused on ports, bridges, power plants and highways.

In January 2007, Vietnam became the 150th member of the WTO after several years of intensive negotiations.  Exports have been the main drivers for growth, and foreign investments and industrial development have remained strong.  Between 1995 and 2005, the share of agriculture in GDP has declined from 27% to 21%, while that of industry has risen from 29% to 41%. Main manufacturing exports are garments, footwear, and wood products, reflecting Vietnam’s comparative advantage of a low-cost but high-quality labor force. The World Bank notes that its financing of investments in infrastructure has increased in the FY10-FY11 period “with planned lending of US$1.8 billion for energy, transport and urban development, an increase of 25% over the volume of such support during the previous three FYs combined.” (World Bank, Development Progress in Vietnam)  Highlighting the government’s interest in infrastructure improvements, Vietnam’s Prime Minister Nguyen Tan Dung in April 2010 meetings with U.S business leaders pledged to further enhance Vietnam’s infrastructure. (Foreign Press Center-Vietnam)

While external demand for Vietnamese products continues to grow and has been generally favorable, the supply response has been made possible by domestic reforms that is focused on improving the economic activity and strengthened the investment climate.  Recent growth in the past few years has been, and continues to be, driven by the rising importance of the private sector. The role of the state sector in manufacturing activity has declined appreciably: from 52% in 1995 to under 35% in 2006. But this has resulted more from the emergence of a vibrant private sector than from the dismantling of the state sector, which is being restructured and focused on more “strategic” activities. Macroeconomic policies in Vietnam have been generally prudent and key economic balances have been maintained at manageable levels. The Vietnamese government’s fiscal and monetary stance reflects a determination to not repeat past mistakes that resulted in inflationary pressures.  The World Bank forecasts inflation of 9% in 2010, up from an estimated 6.5% in 2009.  Vietnam has been taking steps to control inflation. For example, the Vietnamese government reduced the money supply growth target from 28% to 20%. Vietnam’s target for credit growth was also lowered, to 25% for 2010.

The World Bank states that the 2010 budget plan “translates into an overall fiscal deficit of about 6.2 percent of GDP” which is significantly lower than 2009.  However, this level is still significantly above previous years’ levels. Vietnam received a positive response from investors when it issued an international bond in January 2010.

Vietnam Business News reported that two-way trade between the U.S. and Vietnam in the first quarter of 2010 hit a record high compared to the same quarter in prior years. The article noted that “If this growth rate remains constant, the trade between Vietnam and the U.S. by the end of this year is estimated to reach US $19 billion, including US$14 billion in export turnover and US$5 billion in import turnover.”

Our management believes that infrastructure growth continues to remain top priority for Vietnam.  As a result of published government plans and projects being proposed by the government of Vietnam, we do not foresee any negative impact on its business as a result of Vietnamese government’s planned infrastructure spending for 2009, due to the current global financial crisis.

Business Strategy

Our fundamental objective is to increase long-term shareholder value by focusing on consistent profitability from controlled revenue growth. In our view, shareholder value is measured by the appreciation of the value of our common stock over a period of years and, eventually, a return through dividends. We consider the following to be key factors in our ability to achieve this objective:

Position Our Business for Future Infrastructure Spending - As a result of strong economic expansion, there is a growing awareness of the need to build, reconstruct and repair Vietnam’s infrastructure, especially its network of roads to enable transportation as well as in the area of power supply. Significant funds have been authorized for investments in these areas. We will continue to build on our expertise in the civil construction market for transportation and water infrastructure, to develop new capabilities to service these markets and to maintain our human and capital resources to effectively meet required demand.

Employee Development - We believe that our employees are a key to the successful implementation of our business strategies. Significant resources are employed to attract, nurture and retain extraordinary talent and fully develop each employee’s capabilities. We sponsor events with our employees in order to nurture employees to maximize in our growth potential. We are building a strong company culture through various activities, including company newsletters and music which fosters the pride within our employees and for the Company’s accomplishments.

Brand Building – We are trying to affirm and maintain the brand of “Cavico – Always Growing” by promptly completing projects, while ensuring their quality and safety, to gain the trust of customers and potential customers and investors. Cavico Bridge and Underground Construction and Cavico Mining and Construction received in 2008 a Vietnamese Golden Star award from the Vietnam Association of Young Entrepreneurs which recognized Cavico as one of the top brands in Vietnam. In 2009, Cavico Vietnam, was ranked 167 of the Top 500 Vietnamese largest non-state owned enterprises, also known as VNR500.  Also in 2009, we were awarded the Class III Labor Medal issued by office of the President of Vietnam to acknowledge the outstanding contributions of individuals or entities that have contributed towards the building of Vietnam.

Infrastructure Construction Focus - We concentrate our core competencies on this segment of the construction industry, which includes the building of tunnels, roads, highways, bridges and dams.

Continue Adding Construction Capabilities - By adding capabilities that are complementary to our core civil construction competencies, we are able to improve gross margin opportunities, more effectively compete for contracts as well as compete for contracts that might not otherwise be available to us. We continue to investigate opportunities to integrate additional services and products into our business.

Alternative Energy - We are actively engaged in a variety of alternative energy projects, including producing electricity from hydropower plants and wind farms.

Expansion into Countries other than Vietnam – We intend to expand our operations into other Pacific Rim countries such as Laos. On January 22, 2009 our majority-owned subsidiary, Cavico Bridge and Underground Construction (“Cavico Bridge”), was awarded a $6.4 million contract by Cooperativa Muratori e Cementisti – CMC di Ravenna (“CMC”), a leading Italian construction company, for tunnel construction work at Theun HinBoun Expansion Project in Laos. Also, on April 22, 2009, our wholly-owned subsidiary, Cavico Vietnam entered into an agreement with Laos Ministry of Planning and Investment to explore and exploit copper, gold, and other ores in Muang Hom district, Vientiane province, Laos.  In September 2009, we received approval from the Laos Ministry of Planning and a certificate of investment for a copper mine in Laos.

Reverse Stock Split

Our Board of Directors and shareholders approved a proposal to grant discretionary authority to our Board of Directors to amend our Certificate of Incorporation to effect a reverse stock split of our issued and outstanding common stock at any time before April 27, 2010 at any whole number ratio between a 20-for-1 reverse stock split and 60-for-1 reverse stock split , with the exact exchange ratio and timing of the reverse stock split (if at all) to be determined at the discretion of the Board of Directors (the “Reverse Stock Split”), without decreasing the number of our authorized capital stock. The reverse stock split of 40-for-1 was completed on August 19, 2009.

The Reverse Stock Split was affected simultaneously for all our then-existing common stock (the “Old Shares”) and the exchange ratio is the same for all of our shares of issued and outstanding common stock. The Reverse Stock Split affected all of our shareholders uniformly and did not affect any shareholder’s percentage ownership interests in us, except to the extent that the Reverse Stock Split resulted in any of our shareholders owning a fractional share.  If this occurred, the fractional shares were rounded up to the next whole share, including fractional shares that were less than one share.  Shares of common stock issued pursuant to the Reverse Stock Split (the “New Shares”) remain fully paid and nonassessable.

Operations

We generated $61,090,722 in net sales during the year ended December 31, 2009 compared to $51,936,936 during the year ended December 31, 2008, mostly from construction projects. The Company’s net sales from civil construction increased by $5,074,288 or 11% to $52,575,960 for the year ending December 31, 2009 from $47,501,672 for the year ending December 31, 2008.  This increase was due to net sales from several new projects such as Ta Trach, Thern Hinbun, Dambri, Song Giang and Ngan Truoi projects as the progress billings upon completion on these projects are made and two biggest project as ALuoi and Algeri projects. The Company’s net sales from other operations (leasing machinery and equipment, selling materials, steel fabrication) increased by $4,079,498 or 92% to $8,514,762 for the year ending December 31, 2009 from $4,435,264 for the year ending December 31, 2008. This was primarily due an increase in demand of construction materials as Vietnam’s economy is recovering.

We had net loss of $4,761,994 for the year ended December 31, 2009, compared to $631,816 net income for the year ended December 31, 2008. Included in the net income and loss was the tax expenses of $447,295 in the year ended December 31, 2009 compared to the tax benefit of $2,392,347 in 2008. Our net loss net loss attributable to non-controlling interest was $5,230,552 compared to net income of $1,415,326 for the year 2008. Another factor affecting the significant decrease in net income for the year ended December 31, 2009 compared to 2008 was the reduction of the gross profit of $1,746,908. This reduction of gross profit was caused by the higher costs of goods sold expenses recorded for several projects completed during 2009, material write-off of work-in-process due to uncertainty of future realization of revenue and recognition of project loss on the projects for which the future expected revenue was lower than the costs.

Tunnel Construction. We apply what we believe to be the latest tunnel engineering methods such as New Austria Tunnel Method (“NATM”), a tunneling method that involves sequential excavation using blasting procedures and mechanical methods, and advanced Tunnel Boring Machines (“TBM”) for the construction of highways, hydropower plants and civil infrastructure. Cavico Vietnam has constructed an extensive network of tunnels that are used for government hydropower plants including:

Project	Subsidiary (Ownership Interest in subsidiary)	Tunnel Size

Buon Kuop(1)	Cavico-Vietnam (100% owned)	280MW; length of 5180m, diameter of 8m
Ban Ve(2)	Cavico Transport JSC (69% owned)	320MW; length, of 1720m, diameter of 8m
Bac Binh(3)	Cavico-Vietnam (100% owned)	33MW; length of 2644m, diameter of 5.2m
Dong Nai 4	Cavico-Vietnam (100% owned)	340MW; length of 2926m, diameter of 5.5m to 9.2m
Dong Nai 3	Cavico-Vietnam (100% owned)	180MW; length of 1305m, diameter of 8m to 9.2m
Nam Chien	Cavico-Vietnam (100% owned)	210MW; length of 9126m, diameter of 3.8m
Bao Loc(4)	Cavico-Vietnam (100% owned)	24.5MW; length of 960m, diameter of 4.8m
A Luoi	Cavico-Vietnam (100% owned)	170MW; length of 12800m, diameter of 4.5m to 6.5m
Dak Mi 4	Cavico Power and Resource JSC (76% owned)	190MW; length of 3355m, diameter of 7.6m
Za Hung(5)	Cavico-Vietnam (100% owned)	30MW; length of 1500m, diameter of 6m
Dasiat(6)	Cavico-Vietnam (100% owned)	13.5MW; length of 2512m, diameter of 2.5m
Song Tranh 2	Cavico Bridge and Underground (66% owned)	190MW; length of 1200m, diameter of 9.9m
Song Giang 2	Cavico Hydropower Construction (72% owned)	37MW; length of 3900m &2 sub-tunnel of 650m, diameter 2.5m
Dak Sin 1	Cavico –Vietnam (100% owned)	28.4MW; tunnel length of 800m, diameter of 2.5m
Dakdrinh	Cavico Transport (69% owned)	25MW; length of 7500m, diameter of 4.5m
Thuong Kon Tum	Cavico Bridge and Underground (66% owned)	220MW; length of 1800m, diameter of 6.5m
Hua Na	Cavico Power and Resource JSC (76% owned)	180MW; length of 4500m, diameter of 7.5m
Song Bac	Cavico Vietnam (100% owned)	42MW; length of 4243m, diameter of 7.6m

(1) Completed in October 2009
(2) Completed in December 2009
(3) Completed in June 2009
(4) Completed in September 2009
(5) Completed in June 2009
(6) Completed in July 2009

We believe that Cavico Vietnam is the first company to use TBM tunnel technology in Vietnam, in the Dai Ninh Hydropower plant construction.

To maximize the use of water for hydropower, tunnels are often needed to move water to electric turbines. Usually, the electric turbines are located in a lower elevation in relation to the elevation of the reservoir. Water is brought from the reservoir to the turbines via a system of open channels or underground tunnels depending on geographic conditions. A headrace tunnel is the main tunnel to connect from the reservoir to the inclined penstock, a big steel pipe installed and inclined outside on a hill or installed inclined inside in a tunnel excavated in a mountain, to bring water from headrace tunnel to the turbines. Surge shafts and surge tanks, both vertical tunnels connected to the headrace tunnel with an opening to the surface, are used to moderate the flow and pressure of the water that runs through the headrace tunnel to the inclined penstock to turbines. We have expertise in construction of shafts and tunnels, including  surge shafts and inclined penstocks to regulate the flow of water for hydropower plants applying the different boring machines and boring methods.

Within the civil construction field, tunnel construction is one of the most complicated areas. It requires special technique to apply comprehensive methodology from the design stage to the time of delivery of the finished product. It involves experienced managers, engineers and other manpower, working together with synchronized equipment to carry out complicated subterranean construction projects (under mountain, river, even under the sea). There are few companies that have the requisite expertise to execute a tunnel construction project from beginning to end. As a result of  the “state of art” methods such as NATM and TBM that we employ, we believe that we have the requisite expertise.

Tunnels are widely used in the construction of Hydropower Plant (“HP”) to collect and divert water resources to run turbine rotary engines that produce electricity.  They are also used in the construction of highways that cross through the mountain or under water. In addition, tunnels are used for underground mining, underground water supply, irrigation, agriculture and environmental purposes.

Most of our tunnel projects have been built in connection with the construction of hydropower plants. We anticipate seeing the strongest growth in that area until the year 2020 since the Vietnamese government has committed to increase power supply to meet the demand for electricity to sustain the economic expansion that is currently underway in Vietnam. According to a directive by the Vietnamese Prime Minister issued on July 18, 2007, the government plans to implement a power development plan that at the most basic level anticipates annual growth of 17% until 2015 and the construction of 75 hydropower plants, some of which are scheduled to have a greater than 100 MW capacity.

Specifically, based on discussions with government officials, we anticipate future growth in tunnel construction for roads and highways, especially in the large metropolitan areas of Hanoi, Hochiminh, Haiphong and Danang. Although we may have an opportunity to bid on such projects, we do not have any current agreements for any of this future work.

Our largest hydropower assignment is the A Luoi Hydropower located on the A Sap River, 70 km from Hue City. This is a Grade II hydropower project, the second most productive grade, with the valley area of 331 square kilometers and the total capacity of reservoir of 60.2 million cubic meters. The constructed project which has the entire investment of Vietnamese Dong 3,234.7 billion composes of 2 units with the total installed capacity of 170 MW and the annual power output of 686.5 million kwh/year. As estimated, the project will be finished and put into operation in 2010. Cavico Vietnam, our wholly-owned subsidiary, has been awarded two contracts for a total of  $58 million, and will be paid on completion of the various construction stages that began in 2007. The tunnel is around 11.6km long and 4m to 6m wide, and will also include a surge tank, will take 40 months to complete.

In January 2009, our majority-owned subsidiary, Cavico Hydropower Construction (“Cavico Hydropower”), was awarded a $9.6 million construction contract by Song Giang 2 Hydropower Joint Stock Company (“Song Giang”). Cavico Hydropower will be responsible for the construction of a 3,900 meter long headrace tunnel to bring water to the hydropower plant, two sub tunnels of total 650 meters in length, and a 42 meter tall surge tank. The sub tunnels allow us to excavate the headrace tunnel more efficiently. Cavico Hydropower expects to complete the construction within a period of 20 months.  Upon completion, the 37 megawatt hydropower plant is expected to generate 141 million kilowatt-hour of electricity annually. The plant will be connected to the national grid to help to ease the shortage of electricity supply in the country. The Song Giang 2 hydropower plant has a total estimated value of approximately $50 million and is considered to be one of the largest hydropower projects in the Khanh Hoa province.

Also in January 2009, our majority-owned subsidiary, Cavico Bridge, was awarded a $6.4 million contract by a leading Italian construction company, for tunnel construction work at the Theun HinBoun Expansion Project in Laos as described more fully below.

In March 2009, Cavico Power and Resource JSC was awarded a $11.3 million contract  for the Hua Na Hydropower plant. Cavico will be responsible for constructing a diversion tunnel and coffer dam at the Hua Na Hydropower plant. Upon completion, the Hua Na Hydropower plant will generate 180 MW of power and will supply 706 million KW hours annually. This twin turbine plant will require an investment of approximately $250 million and will help ease the electricity shortage issues currently faced and thereby contributing to the growth of Central Vietnam provinces. Cavico expects the project to be completed in five years

In August 2009, Cavico Transport was awarded a contract for the 125 megawatt hydropower plant, owned by Dakdrinh Hydropower Company, which is funded with $212 million capital investment. Cavico’s portion of this project is $16 million with the construction expected to be completed within 60 months.  Cavico Transport will construct a 7.5 kilometers long and 4.5 meters wide water tunnel and tunnel Sections No.3, No.4, and No.5. Cavico Transport has recently signed two separate contracts with Dakdrinh Hydropower for Phases I and II of the Dakdrinh Hydropower Plant project totaling $13.4 million to extract, process, and transport stones.

In September 2009, Cavico Bridge and Underground was awarded a $12 million contract for the Thuong Kon Tum hydropower plant which is a 240 Megawatt hydropower plant with a capital investment of $300 million. The plant, expected to be completed in five years, will supply 1070 million kilowatt-hours per year to this region. For Phrase I, Cavico will excavate a 1.8 kilometer long, 6.5 diameters wide, and 7.5 diameters high service access tunnel and construct and improve the road around the plant. In Phrase II, Cavico will be responsible for pouring concrete for the tunnel.

In November 2009, Cavico was awarded an Engineering, Procurement and Construction contract at Dak Sin Hydropower Plant with expected revenue of contract to be at $18.8 million.  Cavico will be responsible for constructing the main dam, a spillway dam, an overpass bridge, a water-intake portal, a headrace tunnel, a water diversion tunnel ((800 meters long and 2.5 meters wide, Contract Value: $1.8 million), a coffer dam, a vertical surge sharp tank and the service roads of the construction site. Cavico expects to complete its scope of work in 27 months.

Hydroelectric Plants and Dam Construction - Generally, hydropower is built based on the principle of bringing high-pressure water stream to turn turbines for generating electricity. Tropical country likes Vietnam having a lot of rain during a large part of the year. Building dams and reservoirs prevents flooding and allows operators to use the water for electricity turbines and to provide water for agricultural use. Cavico Vietnam’s experience in dam construction for hydropower plants is diverse, ranging from dams with earth and stones, to concrete dams with curvilinear surfaces. Curvilinear surfaces are a design feature of concrete dam designed with many curved lines to stabilize the dam.

Dam Construction Cavico Vietnam has current dam construction projects for hydropower plants in Buon TuaSha ( 86MW; dam length of 1037m, dam high of 492m; water reservoir volume of 430 million cubic meters ), Ba Ha ( 220MW; dam length of 808m, dam high of 110.7m; water reservoir volume of 350 million cubic meters ), Cua Dat ( 97MW; dam length 1023m, dam high 119m, water reservoir volume of 1.45 billion cubic meters ), and Ta Trach (dam length 1187m, dam high 60m, water reservoir volume 700 million cubic meters ).

In May 2009, Cavico Mining was awarded a contract for $8.9 million from the Vietnam Ministry of Agriculture and Rural Development for construction at Ngan Truoi reservoir for the Ngan Truoi Irrigation Dam. We won the bidding for a portion of the reservoir project located at Vu Quang village, Ha Tinh province. The Ngan Truoi irrigation dam project is being developed by the Ministry of Agriculture and Rural Development This large project is divided into many portions and contracts which are being awarded at different stages of the project. Upon completion, the dam will provide water to 35,000 hectares of farming land in the six provinces north of Ha Tinh. It also will reduce the damages from the Song La River during flooding season and provide a 20MW power plant.

In June 2009, our subsidiary, Cavico Energy Construction JSC (“Cavico Energy”) won a contract bid involving construction for the Da Ban Irrigation Dam. The minister of the Vietnam Ministry of Agriculture and Rural Development signed the winning bid for Cavico Energy valued at approximately $2.5 million. As part of the contract, Cavico Energy will be responsible for excavating and removing 160,000 cubic meters (m3) of common earth and rock for dam foundation and constructing 9,000 cubic meters (m3) of concrete walls. Cavico Energy is required to complete the contract within 27 months.

Mining Construction - Cavico Vietnam utilizes modern equipment from companies such as Caterpillar, Volvo, Drilltech, Atlas, Copco and Tamrock for operations at the mines. Cavico Mining constructs coal mines in Nui Beo (Quang Ninh) and VietMindocoal (Quang Ninh). Cavico Vietnam intends to construct mines for the exploration of coal and iron ore in Australia and other countries. Under Vietnamese resources and mineral laws, operating mineral mines requires a license by the local Province or Ministry of Resources and Environmental or Prime Minister depending on reserve capacity of the mine, kind of mineral and size of the mine project. However, we only construct coal mines; we do not own them. Therefore, no such licenses are required to be obtained in connection with its operations.

In October 2009, through its subsidiary, Cavico Energy, Cavico signed surface layer removal contract with Transportation and Construction JSC (Mitraco), a subsidiary of Ha Tinh Minerals and Trading Corporation, at Thach Khe Iron Ore Mine with expected revenue of at $2.6 Million. Cavico will excavate and remove 1.5 million cubic meters of dirt and rocks, construct a temporary access road and clear and level the construction service area. The project is expected to be completed within fifteen months.

Highway Construction - Cavico Vietnam has designed and built a large variety of highways from small to large, and from simple to complex, both in urban centers and in rural settings. We help clients find innovative ways to finance, deliver and manage highways and have been involved in flagship design/build (“DB”) and build-operate-transfer (“BOT”) projects. Our highway projects include:

▪
Improvement of national route 1A sponsored and financed in part by the Asian Development Bank and the World Bank. We are undertaking a project that includes, among other things, repavement, widening the surface from six to 12 meters, adding a layer of asphalt, digging drainage systems and constructing retaining walls;

▪
Ho Chi Minh route, we have been awarded contract packages (i.e. segments of a highway construction project) for the following locations: Tan ky (Nghe an), Khe co (Ha Tinh), A Luoi (Hue), Phuoc son (Quang nam), Dac zon - Dackpet (Kontum);

▪	Construction of a number of roads in Sonla Province; and
▪	Construction of roads in connection with the construction and operation of hydropower plants.

In August 2009, Cavico Transport signed a bridge construction contract with the Rehabilitation Management Unit of Son La Hydropower plant, for approximately $1.4 million. As part of the contract with Son La Hydropower, Cavico Transport will be responsible for constructing four bridges along the road leading from Interstate 279 to Ca Nang in Muong Chien village, Son La province. Cavico Transport expects to complete this project within a 23 month period. Interstate 279 is an important highway connecting the Northern provinces of Quang Ninh, Bac Giang, Lang Son, and Son La and is the fourth longest highway in Vietnam.

Urban Development - Cavico Vietnam provides one-stop shopping for residential and commercial buildings, from permitting to design, and from construction management to operations and maintenance. Cavico Vietnam can provide comprehensive services through the life of a project, working as a team member, acting as a program manager, or leading an entire building project. Cavico Vietnam is currently developing a 27 floor office building in Hanoi, developing a Chieng Ngan 400 hectare new urban area in Son La and developing a Ngo Sai 10.4 hectare new urban area in Ha Noi. To date, we have not generated any revenues from these development projects. We are in the process of applying for an investment permit for Luong Son’s new tourism zone of 353.53 hectares which is a part of master plan developed by the Province of Hoa Binh to upgrade Luong Son town during the next 10 years. This project will include a feasibility study to construct a tourist resort, including villas that may be offered for sale.

In December 2009, Cavico Tower, our minority-owned subsidiary, completed the concrete work for the first floor of its Apex Tower. In this phase, the work completed included piling work, diaphragm walls, and pouring the foundation and basement concrete for the three underground floors of the basement and the first floor. The next phase will involve concreting the remaining floors, building the curtain wall and landscaping. Cavico expects to complete the construction of the Tower in 2011. The APEX tower, which was designed by RDC Design, upon completion, will be a 27-story tower covering 14,960 square feet of land on Pham Hung Street, Tu Liem district in Hanoi.

Expansion into Laos – Cavico Bridge will be responsible for constructing a 1000 meter long tunnel and a 45 meters deep shaft. We expect to complete the construction in 24 months and the first phase of the project will involve road preparation to transport Tunnel Boring Machine (“TBM”), which was completed by in August 2009.  Theun HinBoun Power Company (“THPC”) is the owner and operator of the existing 220-Megawatt Theun HinBoun hydropower, which is currently in operation in Bolikhamsai province. In September 2008, THPC contracted CMC as the main contractor for Theun HinBoun Expansion Project after receiving approval from the Laos government to construct an additional hydropower plant in the same area of the existing plant. Electricity generated from this plant will be sold to the neighboring country, Thailand.

In September 2009, Cavico Vietnam secured approval from Laos’ Ministry of Planning and Investment for a copper mine in Laos.

Wind Farms – In October 2008, Cavico Transport, our majority-owned subsidiary, received approval from the officials of Lam Dong province to study and evaluate different areas in the province for possible wind farms. The province will use the results of these studies as part of its windpower planning. For its contribution to the studies, we are being given a priority to invest and participate in windpower projects in the province according to its financial capability. We have researched and identified a few potential sites for wind farm development along the country. Our study has concluded that the coastal areas of southern and south-central Vietnam, where the proposed site is located, show exceptional promise for wind energy. In this first phase, we are studying the construction of a 30 megawatt (“MW”) wind farm, which will connect to the national grid upon completion. The feasibility study at the site is expected to be completed over a period of one year and will involve collection of wind data and detailed analysis to determine the scope and size of the wind turbines. Prior to the completion of the study, we plan to begin construction of connecting roads and other site preparations. In September 2009, Cavico and Altus AG, German developer of renewable energy projects, signed a contract which Altus AG will provide consultancy and services of wind measurement and valuate the results and other feasible studies and in selecting areas for setting the posts.

Subsidiaries

Our wholly-owned subsidiary, Cavico Vietnam, conducts its operations through a number of subsidiaries. Some of these entities are wholly owned while others are partially owned by Cavico Vietnam. The directors of Cavico Vietnam also hold positions on the Boards of these subsidiaries.

During 2007 we permitted some of our subsidiaries to sell shares to third parties for the purpose of raising funds for expanded operations, thereby reducing our percentage held in those entities. As of December 31, 2009, through either the purchase and sale of securities, Cavico Vietnam's consolidated ownership percentage from December 31, 2008 to December 31, 2009 in: Cavico Hydropower Construction JSC decreased from 71.80% to 71.74%; Cavico Tower decreased from 33.79% to 33.21%; Cavico Industry & Tech Service decreased from 64.64% to 62.08%; Cavico Stone & Mineral increased from 35.50% to 44.93%; Cavico Transport JSC decreased from 73.84% to 68.90%;Cavico Manpower JSC increased from 30.0% to 39.5% ; Luong Son International Tourist increased from 90.90% to 92.16%; and Cavico Land increased from 13.35% to 15.25%.  These Vietnamese companies do not have authorized shares. Any sale or issuance of shares must be approved by the shareholders of the Vietnamese subsidiaries. Even though we do not plan to sell any additional shares in any of our subsidiaries, as a result of investments in and purchases and sales of shares of our subsidiaries, our ownership percentage may change from time to time.

In addition, to the extent that any of the subsidiaries are publicly traded in Vietnam, Vietnamese securities regulations limit foreign ownership of these subsidiaries to 49%.

The following table sets forth for our principal operating subsidiaries, a summary of their main activities, Cavico Vietnam’s percentage of ownership and their revenues as a percentage of the combined company’s construction revenues for the year ended December 31, 2009.

Name	Principal Activity	Percentage Owned as of December 31, 2009		Percentage of Construction Revenues of Combined Company

Cavico Bridge and Underground Construction JSC	Civil construction, specializing in tunnel and bridge construction, frequently in conjunction with hydropower construction projects	65.71%		31.61%

Energy Construction JSC	Civil construction, specializing in hydropower construction projects	37.57%		11.31%

Cavico Hydropower Construction JSC	Civil construction, specializing in hydropower construction projects	71.74%		14.67%

Cavico Infrastructure Construction JSC	Civil construction, specializing in infrastructure development and construction projects	68.83%		8.99%

Cavico Transport JSC	Civil construction, with an emphasis on road construction.	68.90%		5.66%

Cavico Construction Trading JSC	Trading of machinery, equipment and materials for civil construction industry.	63.19%		-

Cavico Power and Resource JSC	Civil construction, focus on power installation.	75.96%		8.68%

Cavico Tower	Office for leases	33.21	%(1)(2)	-

Cavico Industry & Tech Service	Steel fabrication production	62.08	%(1)	-

Cavico Manpower	Labor supply for projects	39.50	%(1)	12.30%

Cavico Stone & Mineral	Production of white stone.	44.93	%(1)	-

Cavico PHI Cement	Cement factory operation	80.63	%(1)(2)	-

Luong Son International Tourist	Operation of tourism zone	92.16	%(1)(2)	-

Cavico Land	Land investment and development	15.25	%(1)(2)	-

Cavico Son La JSC	Stone exploitation	100	%(3)(2)	-

(1)	This subsidiary was added to the consolidation in 2008.
(2)	This subsidiary had no operations in 2009 and 2008.
(3)	This subsidiary was added to the consolidation in 2009.

Cavico Mining and Construction JSC

Cavico Vietnam Mining and Construction Joint Stock Company (“Cavico Mining”), formerly known as Cavico Vietnam Mining and Construction Limited, was established on March 26, 2002 with principal activities in mining construction and civil construction, especially in connection with mining and dam construction, equity investments in mines, power supply plants and land development projects. On June 13, 2006, Cavico Vietnam Mining and Construction Company Limited was changed to joint stock company following Business registration Certificate issued by Hanoi Department of Planning and Investment. Cavico Mining’s share capital as stated in its Business Registration Certificate is VND 80,610,060,000(approximately $4.5 million). Currently, Cavico Mining shares are traded over the Hochiminh City Stock Exchange. We reduced our ownership in Cavico Mining to 50.16% in 2006. In 2008, our percentage of ownership was reduced to 25.55% with total equity amount of $1,315,704 from 39.13% as of December 31, 2007 due to additional sale of ownership. We accounted for the investment in Cavico Mining by the equity method.

On December 11, 2009, Cavico Corp., Cavico Vietnam and Cavico Mining entered into a Stock Purchase Agreement, (the “Stock Purchase Agreement”), pursuant to which the Company and its subsidiaries agreed to purchase from Cavico Mining a total of 4,000,000 ordinary shares of Cavico Mining at Vietnamese Dong 16,894 per share (approximately $0.94 per share based on current exchange rates) in exchange for debt owed to the Company and its subsidiaries by Cavico Mining. At the conclusion of transactions contemplated by the Stock Purchase Agreement, we will own more than 50% of the total issued and outstanding ordinary shares of Cavico Mining.

The purpose of the acquisition of an additional 4,000,000 shares of Cavico Mining to own over 50% of Cavico Mining’s common stock pursuant to the Stock Purchase Agreement is to enable us to include Cavico Mining in our consolidated financial statements on a going forward basis. On January 12, 2010, Cavico Mining informed us that its shareholders approved our proposal to purchase 4,000,000 of Cavico Mining’s ordinary shares. On February 11, 2010, our purchase of these shares was consummated.

Investment

Approximately 86% of our revenues are from civil construction projects where we are the contractor or subcontractor. We may from time to time continue to act as a passive investor in projects for which we serve as the contractor. After construction, these projects will be managed by unrelated parties. Projects that we have invested in include hydropower projects, cement plants, petroleum and land development projects in urban and tourist areas. We are expanding our investment in wind power. We have also been carrying on the exploration study of a copper mine in Vietnam, and copper and a tin mine in Laos. These above mentioned investment are targeted investments as we have substantial expertise and experiences in these fields.

Customers

Our customers are found primarily in the public sector. Our largest customer is Electricity of Vietnam, a state owned utility.   During the years ended December 31, 2009 and December 31, 2008, contracts with this entity represented approximately 34% and 56%, respectively, of our revenue.

Suppliers

Our raw materials consist of fuel, steel and concrete. The most significant raw material cost is for steel which represents approximately 24% of total material costs, cement and concrete mixed which represents approximately 14% of our total material costs and fuel which represents approximately 18% of total material costs. Most of these raw materials are purchased directly from suppliers and manufacturers pursuant to simple purchase orders. We do not have long term contracts with any of our suppliers. All of the raw materials used in our construction projects are commodities that may be purchased from any sources if any of our suppliers would cease to sell to us for any reason. We source our raw material purchases to suppliers located in the area of our projects. As a result, no supplier accounted for more than 10% of total material costs for the year ended December 31, 2009.

Backlog

Our backlog includes the total value of awarded contracts that have not been completed, including our proportionate share of unconsolidated joint venture contracts.  Our backlog was approximately $273.5 million excluding Cavico Mining at December 31, 2009.  Approximately $72.6 million of this backlog is expected to be completed during 2010. We include a construction project in our backlog at such time as a contract is awarded and funding is in place. Substantially all of the contracts in our backlog may be canceled or modified at the election of our customers. We have not, however, been materially adversely affected by contract cancellations or modifications in the past.

Marketing

We have an extensive network of contacts within various levels of the Vietnamese national and local governments and are not currently engaged in any significant marketing efforts. We usually manage to be granted contracts based on the quality of our prior construction projects.

Contract Provisions and Subcontracting

Our contracts with our customers include “fixed unit price” or “fixed price” and “adjustment contracts”. Under fixed unit price contracts which represent approximately 4% of our total contracts and may change from time to time, we are committed to provide materials or services required by a project at fixed unit prices (for example, dollars per cubic yard of concrete poured or cubic yard of earth excavated). While the fixed unit price contract shifts the risk of estimating the quantity of units required for a particular project to the customer, any increase in our unit cost over the expected unit cost in the bid, whether due to inflation, inefficiency, faulty estimates or other factors, is borne by us unless otherwise provided in the contract. Fixed price contracts are priced on a lump-sum basis under which we bear the risk of performing all the work for the specified amount. Our contracts are generally obtained through competitive bidding in response to advertisements by local government agencies and private parties. Less frequently, contracts may be obtained through direct negotiations with private owners. Our contract risk mitigation process includes identifying risks and opportunities during the bidding process, review of bids fitting certain criteria by various levels of management and, in some cases, by the executive committee of our Board of Directors.

There are a number of factors that can create variability in contract performance and results as compared to a project’s original bid. The most significant of these include the completeness and accuracy of the original bid, costs associated with added scope changes, extended overhead due to owner changes and weather delays, subcontractor performance issues, changes in productivity expectations, site conditions that differ from those assumed in the original bid (to the extent contract remedies are unavailable), the availability and skill level of the workers in the geographic location of the project and a change in the availability and proximity of equipment and materials. All of these factors can impose inefficiencies on contract performance, which can drive up costs and lower profits. Conversely, if any of these or other factors mentioned are more positive than the assumptions in our bid, project profitability can improve. The ability to realize improvements on project profitability is more limited than the risk of lower profitability. Design/build projects carry other risks such as the risk inherent in estimating quantities and prices before the project design is completed and design error risk, including additional construction costs due to any design errors, liability to the contract owner for the design of the project and right-of-way and permit acquisition costs. Although we manage this additional risk by adding contingencies to our bid amounts, obtaining errors and omissions insurance and obtaining indemnifications from our design consultants where possible, there is no guarantee that these risk management strategies will always be successful.

For the last five years, as a leading company in Vietnamese Hydropower (“HP”) construction, we have been granted preferred construction contracts by the Government. State agencies have been using adjustment contracts for most large HPs in the hope of expediting the completion of HP projects. Under adjustment contracts, completion of work certifications are based on actual work completion in accordance with site inspections performed by engineers. Payments are made based on the price of local construction labor and materials and adjusted for inflation. The Government periodically issues new rates and guidelines that apply to HP projects to cover additional work as well as additional cost incurred in connection with the projects to provide incentives to the contractors to accelerate completion of HP projects. As a result, our risk of cost overruns is reduced. However, the procedures to get rate guidelines approved may take from three to six months. Therefore, we must often carry large quantities of work in progress on our balance sheet.

All government contracts and most of our other contracts provide for termination of the contract for the convenience of the contract owner, with provisions to pay us for work performed through the date of termination. We have not been materially adversely affected by these provisions in the past. Many of our contracts contain provisions that require us to pay liquidated damages if specified completion schedule requirements are not met and these amounts can be significant. Generally, however, when contract conditions change, we are able to negotiate modifications to the contract which mitigates this risk.

We act as prime contractor on most of the construction projects we undertake. We accomplish the majority of our projects with our own resources and subcontract for more specialized activities such as electrical and mechanical work. As prime contractor, we are responsible for the performance of the entire contract, including any subcontract work. Thus, we may be subject to increased costs associated with the failure of one or more subcontractors to perform as anticipated. We manage this risk by reviewing the size of the subcontract, the financial stability of the subcontractor and other factors and, based on this review, determine whether to require that the subcontractor furnish a bond or other type of security that guarantees their performance. As with all of our subcontractors, some may not be able to obtain surety bonds or other types of performance security.

Equipment

We believe that we own through our subsidiaries the largest private fleet of heavy construction equipment in Vietnam. The total value of all vehicles and pieces of machinery and equipment after depreciation at December 31, 2009, was $13,096,820 and includes the following equipment:

Type	Units
Tunnel Drill Machines 1 boom to 3 booms; for Tunnel Diameter from 8m2 to 80m2	23
Tunnel Wheel Loaders capacity from 2m3 to 3m3	31
Tunnel Dump Trucks capacity from 20 tons to 30 tons	24
Bulldozers capacity from 130hp to 385 hp	21
Excavators and wheel loaders capacity from 0.7m3 to 10m3	45
Off-Highway Dump Trucks capacity over 50 tons ( 32 m3 )	30
Light and medium Dump Trucks Capacity up to 15 tons	72
Open cut Drilling Rigs Dia 89mm - 225mm	20
Electronic Construction Survey Sets/Stations	36
Concrete Batching Plants capacity from 60 to 120m3/hour	10
Aggregate Crushing Plants/Stations capacity from 60 to 180 tons/hour	9
Concrete Pumps capacity up to 100m3/hour	118
Crawer Cranes capacity up to 100 tons	19
Site service cars	82
Other construction machinery and Equipments ( Generator sets, Air compressors, Transformers, shotcretes, pumps, Graders, Road Rollers, lift cars, Concrete mixer Trucks, sliding forms, etc )	496
Total	1,036

We believe that ownership of equipment is generally preferable to leasing because ownership ensures the equipment is available as needed and normally results in lower equipment costs. We regularly lease or rent equipment on a short-term basis to supplement existing equipment and respond to construction activity peaks. We are able to purchase used equipment and maintain repair facilities which keep the equipment in good working order. Most of our equipment brands are Caterpillar, Komatsu, Tamrock and Atlascopco. Many of our equipment were purchased during the year 2000 and 2005 at lower price compared to present and depreciated more than 5 years and are still in good working condition.

Competition

Factors influencing our competitiveness include price, reputation for quality, the availability of aggregate materials, machinery and equipment, financial strength, knowledge of local markets and conditions, and project management and estimating abilities. Although some of our competitors are larger than we are and may possess greater resources, we believe that we compete favorably on the basis of the foregoing factors. Although the construction business is highly competitive, we believe we are well positioned to compete effectively in the markets in which we operate.

We believe that we are the only company executing construction projects in Vietnam utilizing Tunnel Boring Machines. This technology is the most advanced engineering method of tunnel construction. It enables excavation and finishing of underground concrete structures in the most time efficient manner. This technique is also applied for long tunnels, weak ground conditions and complex geological conditions. For example, the traffic tunnel that connects England and France was constructed utilizing this method.

Our areas of strength include modern technology, advanced management, and professionally executed quality projects.

In Vietnam, we are aware of four other companies with expertise in our area of construction, namely Song Da Corporation, Vinaconex Corporation, Hydro-construction No. 4 Corporation and Agriculture Electric-mechanical construction Corporation. Cavico and Song Da are the two largest companies in the area of hydropower construction. Currently, we are the principal contractors in Vietnam for more than 60 % of the total quantity of tunnel construction works; 20-30% dam construction works. We have stakes in approximately 90% of hydropower construction projects. During the years 2000 and 2003 we participated in construction of the National high way No1 and Ho Chi Minh road, the two longest national roads along the country. From 2003 to date, we participated in a limited number of road constructions, but we have been focusing our efforts on construction for hydropower projects which we have expertise and face very few competitors compared to road works. Within Vietnam, we believe we have a good reputation in the industry and the advantage of expertise in the construction of modern and complex projects.

We are also diversifying our efforts in other construction and services fields such as steel fabrication and mechanical products/services exported to Australia and overseas.

During the past five years, we have acted as subcontractors for several large Japanese construction companies like Kumagai Gumi, Kajima, and Maeda. This has resulted in additional involvement in large projects overseas (e.g., a manpower sub-contract to construct tunnels of highway in Algeria (Granted to us by Kajima) or a tunnel construction contract for Theu Hinboun hydropower project in Laos).

Government Regulation

Our operations are subject to compliance with the requirements of local Vietnamese government agencies and authorities, including regulations concerning workplace safety, labor relations and disadvantaged businesses. Additionally, all of our operations are subject to local laws and regulations relating to the environment, including those relating to discharges to air, water and land, the handling and disposal of solid and hazardous waste, the handling of underground storage tanks and the cleanup of properties affected by hazardous substances. Certain environmental and other laws impose substantial penalties for non-compliance. We continually evaluate whether we must take additional steps at our locations to ensure compliance with environmental and other laws.

While compliance with applicable regulatory requirements has not materially adversely affected our operations in the past, there can be no assurance that these requirements will not change and that compliance will not adversely affect our operations in the future. In addition, our operations require operating permits granted by governmental agencies.  We believe that, based on statements from government officials, tighter regulations for the protection of the environment and other factors will make it increasingly difficult to obtain new permits and renewal of existing permits may be subject to more restrictive conditions than currently exist.

Environmental

Our operations are subject to environmental regulation in Vietnam. Environmental regulation, established by The Law on Environmental Protection, passed on December 12, 2005, is still evolving in Vietnam and it is expected to evolve in a manner which may require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and a heightened degree of responsibility for companies and their officers, directors and employees.

As a contractor in Vietnam, environmental regulations do not affect our work as we only follow the specifications established by the project developer. Our customers are charged with the environmental protection duties and this duty stipulated in their investment license for each project.  To obtain an investment license for any project, our customers and its consultants have to submit an environmental impact analysis report to the relevant government authorities and receive approval from relevant authorities.

If there are future changes in environmental regulation, they could impede our current and future business activities and negatively impact the profitability of operations.

Employees

As of December 31, 2009, we have, with our subsidiaries, 3,409 full time employees, of which approximately 818 are engineers. Most of our employees are located throughout Vietnam and 503 employees in Algeria. All of our employees are represented by labor unions. If and when the need arises, we intend to hire additional employees to meet the demand of a certain project.

It is our goal to focus on building a dynamic and professional labor force by utilizing the following methods:

•	Regular salary adjustments commensurate with cost of living and inflation trends in the Vietnamese labor market;
•	Payment of incentive and performance bonuses;
•	Improvement of labor conditions for our workers;
•	Continuous professional training; and
•	Build a company culture through various activities, including company newsletters, music and other promotions to instill feelings of pride with our accomplishments.

The majority of our work is done through employees governed by our collective labor agreement with the Labor Union of Cavico Vietnam. The agreement was signed on January 20, 2009. The original term of the agreement expires on January 20, 2012 but it may be extended for one year if both parties agree. Pursuant to the collective labor agreement, each employee signs an employment contract with us. We believe that our relationships with all our employees, both union and non-union, are satisfactory. We have not experienced a strike or lockout.

Reports to Security Holders

We are subject to the filing and reporting requirements of the Exchange Act. These requirements include the filing of annual reports that include audited financial statements as well as quarterly reports and current reports that will be filed upon the occurrence of certain significant events. We are also subject to the proxy rules under the Exchange Act and its insiders are required to file reports disclosing their beneficial ownership of our securities. It is estimated that the annual cost of compliance with the Exchange Act reporting requirements will be approximately $400,000.

The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Additionally, the SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, which can be found at http://www.sec.gov .

DESCRIPTION OF PROPERTY

Our principal executive offices are located at 17011 Beach Blvd., Suite 1230, Huntington Beach, CA 92647. These offices consist of approximately 200 square feet leased on a month to month basis included in $2,000 per month of management fees. These offices are made available to us under the terms of a Management Services Agreement dated May 15, 2006, with PHI Group, Inc. Other services provided by PHI Group, Inc. under the terms of this agreement include secretarial and receptionist services, office and computer equipment, and bookkeeping for the company’s U.S. operations. The agreement has a terms of two years that is automatically renewable for one-year periods, unless either party notifies the other of its desire to terminate the agreement at least 60 days prior to the end of the agreement, or any renewal thereto.

Cavico's subsidiary, Cavico Vietnam, maintains its corporate headquarters in Hanoi, Vietnam, where it leases approximately 10,230 square feet of office space, and in other cities and townships throughout the country, where additional operations are conducted, equipment is maintained and stored, and research and/or development is conducted. Combined monthly lease payments for these locations amount to approximately $41,400.

We have a long term land lease commitment for a period of 50 years with respect to 14,960 square feet of land in Hanoi. We  intend to build an office building of 27 floors with a total of 280,000 square feet available to us and our subsidiaries. We intend to rent some of the space to commercial tenants.

We have a long term land handed-over (70 years as per the current land law) in Son La consisting of an area of 160 hectares that we intend to convert into a new urban area, including office buildings, commercial centers, super markets, condominiums and apartment buildings. Vietnam does not recognize land ownership. Rather, parcels of land are leased from and land use rights are granted by the Government. In general, land use rights may be exercised by the user in accordance with the purpose for which the land was designated as specified in the certificate of land use, and includes the right to develop the land. Land use rights certificate issued by the Government to the user specify the land is a) land lease to the user or b) land hand-over to user. Land use rights may be assigned, lease, sub-leased, bequeathed and mortgaged. Grantees of land use rights are also entitled to compensation in the event the State recovers the land prematurely. Such compensation consists of either money having the same value as the land taken by the state prematurely or another land use grant for similar property.

The Son La parcel of land was granted to us in payment for its development of the Chieng Ngan 400 hectare urban area in Son La. The services provided include planning and building out of the local infrastructure. Provided we exercise the land use rights respecting this area in accordance with the government approved master plan, there are no restrictions on our land use rights. To date, we have not generated any revenues from this project.

We own additional offices and dormitories totaling 232,878 square feet and workshops totaling 311,917 square feet at construction sites owned by the us and our subsidiaries. These properties were built us on sites recorded as our property for use for a period of three to ten years depending on the life of the construction contracts/projects. Upon completion of the construction contracts, we may relinquish our right to the property or sell the properties to the project owner/local entities.

The following table contains a summary of the Company’s properties owned and leased on a long term basis by its subsidiaries in Vietnam in square feet.

Name of company	Long-term Land Leased	Office Lease in Hanoi	Offices Built at Sites	Workshops Built at Sites	Location
Cavico Vietnam Company Limited		10,230			Song Da Building,Pham Hung, My Dinh, Ha Noi

Cavico Trading Joint Stock Company		1,507		8,611	CT3.2 Building, Me Tri Ha, Ha Noi

Cavico Bridge & Underground Construction Joint Stock Company		5,683	82,688	76,284	CT4 Building, My Dinh, Ha Noi

Cavico Vietnam Tower Joint Stock Company	14,960	926			CHP Building, Me Tri Ha,Tu Liem, Ha Noi

Chieng Ngan Urban Area	17,222,257				Chieng Ngan,Thi xa Son La, Son La

Cavico Energy Construction Joint Stock Company		2,662	28,255	96,821	Song Da Building,Pham Hung, My Dinh,Ha Noi

Cavico Transportation Joint Stock Company		2,883	12,917	8,611	Song Da Building,Pham Hung, My Dinh,Ha Noi

Cavico Infrastructure Investment and Construction Joint Stock Company		3,143	15,446	8,073	Song Da Building,Pham Hung, My Dinh,Ha Noi

Cavico Hydropower Construction Joint Stock Company		2,085	11,474	26,361	Song Da Building,Pham Hung, My Dinh,Ha Noi

Cavico Power and Resource Joint Stock Company		2,852	46,694	6,103	Song Da Building,Pham Hung, My Dinh,Ha Noi

Cavico Industry & Tech Service Joint Stock Company		-		23,681	My Dinh 2 Urban Zone, Tu Liem, Ha Noi

Cavico Manpower Joint Stock Company		10,979	31,215	53,820	CT4 Building, My Dinh, Ha Noi

Cavico Stone and Mineral Joint Stock Company		1,851	4,187	3,552	CT3.1 Building, Me Tri Ha, Ha Noi

Luong Son International Tourist Investment Joint Stock Company		544			Song Da Building,Pham Hung, My Dinh,Ha Noi

Cavico Land Investment & Development JSC		1,593			Song Da Building,Pham Hung, My Dinh,Ha Noi

Total	17,237,217	46,938	232,876	311,917

LEGAL PROCEEDINGS

We are party to certain legal actions arising out of the normal course of its business. In management’s opinion, none of these actions will have a material effect on our operations, financial condition or liquidity. No form of proceedings has been brought, instigated or is known to be contemplated against us by any governmental agency.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock was first quoted on the OTC Bulletin Board in April 2008 under the symbol “CVIC.OB.” Our symbol was changed to “CAVO” on August 19, 2009 when 40 for 1 reverse stock split became effective. The prices, as presented below adjusted to reflect the 40-for-one reverse stock split, represent the highest and lowest intra-day prices for our common stock as quoted on the OTC Bulletin Board through September 17, 2009 and high and low sales prices on the NASDAQ Capital Market thereafter. Such over-the-counter market quotations may reflect inter-dealer prices, without markup, markdown or commissions and may not necessarily represent actual transactions.  Our common stock was approved for listing on the NASDAQ Capital Market under the symbol “CAVO” and commenced trading on such exchange on September 18, 2009.

	High	Low
First Quarter 2008	$75.20	$21.20
Second Quarter 2008	$70.00	$8.40
Third Quarter 2008	$11.60	$6.00
Fourth Quarter 2008	$6.80	$2.20

First Quarter 2009	$5.20	$3.20
Second Quarter 2009	$7.40	$4.00
Third Quarter 2009	$12.99	$4.50
Fourth Quarter 2009	$9.24	$4.24

First Quarter 2010	4.99	3.96
Second Quarter 2010 (through April 21, 2010)	4.04	3.52

Number of Stockholders

As of April 21, 2010, there were approximately 1,000 holders of record of our common stock.

Dividend Policy

Holders of our Common Stock are entitled to receive dividends if and when declared by our Board of Directors out of funds legally available for distribution. Any such dividends may be paid in cash, property or shares of our common stock.

We have not paid any dividends since its inception, and it is not likely that any dividends on its Common Stock will be declared in the foreseeable future. Any dividends will be subject to the discretion of our Board of Directors, and will depend upon, among other things, our operating and financial condition and our capital requirements and general business conditions.

Securities Authorized for Issuance under Equity Compensation Plans

In March 2009, the Board approved the Cavico Corp. Stock Award and Incentive Plan which was subsequently approved by at a special meeting of shareholders on April 27, 2009.  The purpose of the Cavico Corp. Stock Award and Incentive Plan is to give us a competitive advantage in attracting, retaining, and motivating officers, employees, directors, and consultants and to provide us with an incentive plan that gives officers, employees, directors, and consultants financial incentives directly linked to shareholder value.

The maximum number of shares that may be issued pursuant to incentive stock options granted under the plan is 1,250,000 (after giving effect to the 40-for-1 reverse stock split).  The maximum number of shares of our common stock that may be issued per individual pursuant to awards granted under the Cavico Stock Award and Incentive Plan is 125,000 (after giving effect to the 40-for-1 reverse stock split).

As of the date hereof, there are no awards granted under this the Cavico Stock Award and Incentive Plan.

DESCRIPTION OF SECURITIES

Our authorized capital consists of 300,000,000 shares of common stock, $.001 par value per share, of which 3,275,034 shares were issued and 3,047,795 shares were outstanding as of April 21, 2010 and 25,000,000 shares of preferred stock, $0.001 par value per share, none of which are outstanding. The difference between issued and outstanding shares reflects 227,147 shares owned by our wholly owned subsidiary, Cavico Vietnam, for sale or issuance to employees or to third-parties by that entity’s management. Pursuant to Delaware General Corporation Law, shares owned by Cavico Vietnam are not entitled to vote on any matters at a meeting of stockholders. The shares owned by Cavico Vietnam, therefore, are not considered to be outstanding shares, similar to shares of treasury stock.

In 2009, the Board of Directors and shareholders approved an amendment to our Certificate of Incorporation , which was filed with the Secretary of State of the State of Delaware on May 6, 2009, to change the terms of the authorized shares of preferred stock to make the authorized shares “blank check” preferred stock and to reduce the number of authorized shares of preferred stock from 100,000,000 to 25,000,000.

Each holder of common stock is entitled to receive ratable dividends, if any, as may be declared by the Board of Directors out of funds legally available for the payment of dividends. As of the date of this filing, we have not paid any dividends on our common stock, and none are contemplated in the foreseeable future. We anticipate that all earnings that may be generated from our operations will be used to finance our growth.

Holders of common stock are entitled to one vote for each share held of record. There are no cumulative voting rights in the election of directors. With respect to any matter, other than the election of directors or a matter for which the affirmative vote of the holders of a specified portion of the shares entitled to vote is required by Delaware General Corporate Law, the affirmative vote of the holders of a majority of the shares entitled to vote on that matter and represented in person or by proxy at a meeting of shareholders at which a majority is present shall be required to take action. Directors shall be elected by a plurality of the votes cast by the holders of shares entitled to vote in the election of directors at a meeting of shareholders at which a majority is present. Thus the holders of more than 50% of the outstanding shares of common stock can elect all of our directors if they choose to do so.

The holders of our common stock have no preemptive, subscription, conversion or redemption rights. Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to receive our assets pro rata.

UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma consolidated financial information should be read in conjunction with the historical financial statements of Cavico Corp. and Cavico Mining and the related notes thereto, which are included elsewhere in this prospectus. The following unaudited pro forma consolidated financial information has been prepared by our management and is based on (a) the historical financial statements of Cavico Corp. and Cavico Mining and (b) the assumptions and adjustments described below.

The unaudited pro forma consolidated statement of operations data for the years ended December 31, 2009 and December 31, 2008 give effect to the proposed Cavico Mining Acquisition as if it had occurred at the beginning of the respective periods, and the unaudited pro forma consolidated balance sheet data at December 31, 2009 give effect to the Cavico Mining Acquisition as if it had occurred on December 31, 2009.

We have included all adjustments, consisting of normal recurring adjustments, which in the opinion of management, are necessary for a fair presentation of the data. We based the pro forma adjustments on available information and on assumptions that we believe are reasonable under the circumstances. See “Notes to Unaudited Pro Forma Consolidated Statement of Operations” for a discussion of assumptions made. The unaudited pro forma consolidated financial statements are presented for informational purposes and are based on management’s estimates. The unaudited pro forma consolidated financial statements do not purport to represent what our results of operations or financial position actually would have been if the transactions set forth above had occurred on the dates indicated or what our results of operations or financial position will be for future periods. As a result of the acquisition of a controlling interest in Cavico Mining, the Company will consolidate the financial operations of Cavico Mining in future financial statements. Since the Company will be consolidating Cavico Mining in the future, the inclusion of the historical financial information is appropriate and meaningful to investors.

On December 11, 2009, Cavico Corp., Cavico Vietnam Limited Company Limited, Cavico Corp.’s wholly-owned subsidiary, and Cavico Mining, entered into a Stock Purchase Agreement, pursuant to which the Company and its subsidiaries agreed to purchase from Cavico Mining a total of 4,000,000 ordinary shares of Cavico Mining at Vietnamese Dong 16,894 per share (approximately $0.94 per share based on current exchange rates) in exchange for debt owed to the Company and its subsidiaries by Cavico Mining. At the conclusion of transactions contemplated by the Stock Purchase Agreement, the Company and its subsidiaries will own more than 50% of the total issued and outstanding ordinary shares of Cavico Mining.

The purpose of the Company’s acquisition of an additional 4,000,000 shares of Cavico Mining to own over 50% of Cavico Mining’s common stock to enable the Company to include Cavico Mining in its consolidated financial statements on a going forward basis.

On January 12, 2010, Cavico Mining informed us that its shareholders approved our proposal to purchase 4,000,000 of Cavico Mining’s ordinary shares. Pursuant to the Stock Purchase Agreement, the purchase of the Shares shall take place on the tenth business day following the shareholder approval or on such later date as the parties hereto shall agree in writing. On February 11, 2010, our purchase of these shares was consummated.

CAVICO CORP. AND SUBSIDIARIES
Pro Forma Consolidated Balance Sheets
December 31, 2009
(Unaudited)
			Pro Forma
	As Audited	Cavico Mining	Adjustments		Pro Forma
ASSETS

Current Assets:
Cash	2,391,316	118,490	-		2,509,806
Investment, available for sale	2,711,912	407,270	(184,317	)(c)	2,934,865
Equity method investment in Cavico Mining	1,239,851	-	(1,239,851	)(c)
Accounts receivable - trade-net	15,809,989	1,817,016	(2,345,515	)(c)	15,281,490
Receivable - Other	10,550,284	1,564,091	(5,950,567	)(c)	6,163,808
Inventory	4,114,075	609,341	-		4,723,416
Construction WIP	25,881,123	10,643,723	(4,931,271	)(c)	31,593,575
Receivable from and Advances to related parties	984,684	33,837	(1,792	)(c)	1,016,729
Other current assets	2,205,915	181,193	271,310	(c)	2,658,418
Total Current Assets	65,889,149	15,374,961	(14,382,003)		66,882,107

Fixed Assets:
Land and building development costs	11,018,893	124,297	-		11,143,190
Temporary housing assets	266,632		286,875	(c)	553,507
Machinery and equipment	24,355,935	3,862,331	(294,216	)(c)	27,924,049
Vehicles	7,268,114	5,146,803	-		12,414,917
Office equipment	727,362	55,110	7,340	(c)	789,813
	43,636,936	9,188,540	-		52,825,477
Less accumulated depreciation	(15,387,540)	(5,744,068)	-		(21,131,608)
Net Fixed Assets	28,249,396	3,444,472	-		31,693,869

Intangible Assets:
Goodwill	727,073	-	(97,539	)(c)	629,534
Licenses and software - net	255,875	-	-		255,875
Net Intangible Assets	982,948	-	(97,539)		885,409

Other Non Current Assets:
Investments	2,495,536	742,435	(412,464	)(c)	2,825,507
Long-term receivables-trade, net	11,400,629	1,697,405	(105,320	)(c)	12,992,714
Prepaid expenses	1,606,973	1,031,825	-		2,638,798
Long-term construction WIP	3,054,564		4,257,169	(c)	7,311,733
Long term Advances-related parties	55,738		-		55,738
Other Assets	2,130,049	22,759			2,152,808
Total Other Assets	20,743,489	3,494,424	3,739,385		27,977,299
TOTAL ASSETS	115,864,982	22,313,857	(10,740,157)		127,438,683

See accompanying notes to unaudited pro forma consolidated financial information

CAVICO CORP. AND SUBSIDIARIES
Pro Forma Consolidated Balance Sheets
December 31, 2009
(Unaudited)
LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts payable	16,432,092	2,284,983	(1,974,690)	(c)	16,742,385
Accounts payable - related parties	9,896		5,088	(c)	14,984
Accrued expenses	6,722,643	318,868	-		7,041,511
Advances from customers	6,887,558	3,613,045	(2,775,773)	(c)	7,724,830
Payable to employees	4,215,547		-		4,215,547
Notes payable - current	54,740,704	4,144,310	(29,672)	(c)	58,855,342
Notes payable - related parties	220,091		19,282	(c)	239,373
Current portion of capital lease obligations	289,199		10,390	(c)	299,589
Total Current Liabilities	89,517,730	10,361,206	(4,745,375)		95,133,561

Long-Term Debts:
Long-term advances from customers	10,858,809	3,568,920	(3,568,920)	(c)	10,858,809
Capital lease obligations - long-term	858,635	4,076	-		862,711
Long-term debts	5,374,508	1,003,585	-		6,378,093
Total Long-Term Debts	17,091,952	4,576,581	(3,568,920)		18,099,613

Total Liabilities	106,609,682	14,937,787	(8,314,295)		113,233,174

Stockholders' Equity:
Preferred stock: $.001 par value, Class B, 100,000,000
shares authorized, none issued and outstanding	-				-
Common stock, $.001 par value; 300,000,000 shares
authorized; 3,271,192 issued and 3,047,795 shares
issued and outstanding, respectively	3,048	6,916,059	(6,916,059)	(c)	3,048
Additional paid-in capital	13,619,865		-		13,619,865
Subscription receivable
Accumulated deficit	(11,400,322)	460,012	191,265	(a)(b)(c)	(10,749,045)
Other comprehensive income (loss)	(1,388,509)		(110,555)	(c)	(1,499,064)
Total Stockholders' Equity	834,082	7,376,071	(6,835,349)		1,374,804
Minority interest in subsidiary	8,421,218		4,409,487	(a)(b)(c)	12,830,705
Total Stockholders' Equity	9,255,300	7,376,071	(2,425,862)		14,205,509

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	115,864,982	22,313,857	(10,740,157)		127,438,683

See accompanying notes to unaudited pro forma consolidated financial information

CAVICO CORP. AND SUBSIDIARIES
Pro Forma Consolidated Income Statement
For the Year Ended December 31, 2009

(Unaudited)

	Audited Cavico Corp.	Cavico Mining	Adjustment		Pro Forma

Net Sales	61,090,722	8,987,420	(7,183,067)	(c)	62,895,075
Cost of Goods Sold	55,303,581	7,942,658	(7,060,278)	(c)	56,185,961

Gross Profit	5,787,141	1,044,762	(122,789)		6,709,114

Operating expenses:
Selling expenses	289,744		-		289,744
General and administrative expenses	6,933,445	585,217	(102,392)	(c)	7,416,270
Bad debt expenses	128,748		1,000,618	(c)	1,129,366
	7,351,937	585,217	896,226		8,835,380
Income (loss) from operations	(1,564,796)	459,545	(1,021,015)		(2,126,266)

Other Income (Expenses):
Gain on disposal of assets	160,395		8,636	(c)	169,031
Other expense	304,194	8,636	(10,500)	(c)	302,330
Income from non-consolidated joint venture	(141,477)		141,477	(c)	-
Impairment losses on marketable securities	(975,724)		-		(975,724)
Gain (loss) on foreign currency exchange	(232,270)		-		(232,270)
Gain (loss) on sale of marketable securities	(143,634)	-	-		(143,634)
Interest income	413,741	316,957	(176,796)	(c)	553,902
Interest expense	(2,603,686)	(187,128)	151,391	(c)	(2,639,423)
Other expense	(3,218,461)	138,465	114,208		(2,965,788)

Income(loss) before income taxes and minority interest	(4,783,257)	598,010	(906,807)		(5,092,054)

Income taxes expenses	(447,295)	(103,238)	39,751		(510,782)

Income before minority interest	(5,230,552)	494,772	(867,056)		(5,602,836)
Minority interest in income of subsidiary	468,558	(368,382)	862,839	(a)(c)	963,015
Net Income(loss)	(4,761,994)	126,390	(4,217)		(4,639,821)
Other comprehensive income :
Unrealized gain on investment available for sale	2,420,224		-		2,420,224
Foreign currency translation adjustment	(641,095)		(158,626)		(799,721)
Comprehensive income (loss)	(3,451,423)		(1,025,682)		(3,982,333)
Less comprehensive income attributable to the noncontrolling interest	547,412		545,256		1,092,668
Comprehensive income attributable to Cavico Corp	(2,904,011)		(480,426)		(2,889,665)
Weighted average number of common shares outstanding	3,047,795				3,047,795
Net loss per common share	(1.56)				(1.52)

See accompanying notes to unaudited pro forma consolidated financial information

CAVICO CORP. AND SUBSIDIARIES
Pro Forma Consolidated Income Statement
For the Year Ended December 31, 2008
(Unaudited)

	Audited Cavico Corp.	Cavico Mining	Adjustment		Pro Forma
Net Sales	51,936,936	9,166,809	(3,097,476)	(c)	58,006,269
Cost of Goods Sold	44,402,887	7,403,895	(3,093,866)	(c)	48,712,916
Gross Profit	7,534,049	1,762,914	(3,610)		9,293,353
Operating expenses:
Selling expenses	78,779				78,779
General and administrative expenses	6,280,570	468,303	(60,438)	(c)	6,688,435
Bad debt expenses	212,828				212,828
	6,572,177	468,303	(60,438)		6,980,042
Income (loss) from operations	961,872	1,294,611			2,313,311
Other Income (Expenses):
Gain on disposal of assets	44,345		126	(c)	44,471
Other expense	45,258	(10,457)	(126)	(c)	34,675
Income(loss) from non-consolidated joint venture	130,131		(130,131)	(c)	-
Gain (loss) on sale of marketable securities	(439,934)				(439,934)
Loss on foreign currency exchange	(97,061)		97,061	(c)	-
Interest income	912,430	143,331	(163,863)	(c)	891,898
Interest expense	(2,534,062)	(718,758)	50,595	(c)	(3,202,225)
	(1,938,893)	(585,884)	(146,338)		(2,671,115)
Income(loss) before income taxes and minority interest	(977,021)	708,727	(89,510)		(357,804)
Income taxes benefit (expenses)	2,392,347	(99,222)	(9,303)	(c)	2,283,822
Net income	1,415,326	609,505	(98,813)		1,926,018
Less: Net income attributable to noncontrolling interest	(783,510)	(453,806)	93,617	(a)(c)	(1,143,699)
Net income attributable to Cavico Corp.	631,816	155,699	(5,196)		782,319
Other comprehensive income :
Unrealized gain on investment available for sale	(6,352,628)				(6,352,628)
Foreign currency translation adjustment	(467,881)		(124,029)	(c)	(591,910)
Comprehensive income (loss)	(5,405,183)	609,505	(421,286)		(5,216,963)
Less comprehensive income attributable to noncontrolling interest	(783,510)	(453,806)	93,617		(1,143,699)
Comprehensive income (loss) attributable to Cavico Corp.	(6,188,693)	155,699	(327,669)		(6,360,662)
Per Share Information:
Weighted average number of common shares outstanding	2,941,726				2,941,926
Net income per common share	0.21				0.27

See accompanying notes to unaudited pro forma consolidated financial information

NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

1. Acquisition and Basis of Presentation

On December 11, 2009, Cavico Corp., Cavico Vietnam Limited Company Limited, Cavico Corp.’s  wholly-owned subsidiary, and Cavico  Mining, entered into a Stock Purchase Agreement, (the “Stock Purchase Agreement”), pursuant to which the Company and its subsidiaries agreed to purchase from Cavico Mining a total of 4,000,000 ordinary shares of Cavico Mining at Vietnamese Dong 16,894 per share (approximately $0.94 per share based on current exchange rates) in exchange for debt owed to the Company and its subsidiaries by Cavico Mining.  At the conclusion of transactions contemplated by the Stock Purchase Agreement, the Company and its subsidiaries will own more than 50% of the total issued and outstanding ordinary shares of Cavico Mining. On February 11, 2010, our purchase of these shares was consummated and Cavico Mining will be a consolidated subsidiary beginning in the quarterly period ending March 31, 2010.

The purchase price is calculated as follows:

Exchange for debts owed by Cavico Mining	$3,766,568
Transaction costs	-
Total purchase price	$3,766,568
Fair value of Net Assets based on ratio of Cavico additional ownership	$11,357,150
Net Assets of Cavico Mining after exchange of liability for equity	$11,743,978
Bargain purchase of assets by Cavico Vietnam	$386,828

Per Accounting Standard Codification topic 805, Business Combinations (formerly SFAS 141R), the assets and liabilities acquired will be allocated at fair value of shares acquired, This statement also defines a bargain purchase as a business combination in which the total acquisition-date fair value of the identifiable net assets acquired exceeds the fair value of the consideration transferred plus any non-controlling interest in the acquiree and it requires the acquirer to recognize that excess in earnings as a gain attributable to the acquirer. Accordingly, the gain on bargain purchase of $386,828 was adjustment to $288,012 non-controlling interest and $98,816 of the original investments by Cavico. There is no change in the net asset value of Cavico Mining.

2. Pro Forma Adjustments

(a)	Reflects the additional income of $122,173 and $150,503 for the year ended December 31, 2009 and 2008, respectively from additional 25% ownership.
(b)	Reflects an adjustment to fair value of investment by non-controlling interest $288,012 from this acquisition.
(c)	Reflects adjustments for intercompany transactions

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

All share amounts and prices are stated after giving retroactive effect to the 40-for-1 reverse stock split which was effected on August 19, 2009 .

Selected Consolidated Financial Data

	2009	2008
Sales	$61,090,722	$51,936,936
Cost of Goods Sold	55,303,581	44,402,887
Gross Profit	5,787,141	7,534,049
Operating Expenses:	7,351,937	6,572,177
Net Income from operations	(1,564,796)	961,872
Other income (loss)	90,842	122,673

Gain (loss) on sales of marketable securities	(143,634)	(439,934

Other than temporary impairment losses on marketable securities	(975,724)	-
Interest income	413,741	912,430
Interest expense	(2,603,686)	(2,534,062)
Total other income (expense)	(3,218,461)	(1,938,893)
Income (loss) before income taxes and noncontrolling interest	(4,783,257)	(977,021)
Income tax benefit (expense)	(447,295)	2,392,347
Net Income(loss)	(5,230,552)	1,415,326
Net Income(loss) attributable to noncontrolling interest	(468,558)	(783,510)
Net Income attributable to Cavico Corp.	$(4,761,994)	$631,816
Income(loss) per share (after giving effect to 40-for-1 reverse stock split)	$(1.56)	$0.21

	December 31,	December 31,
	2009	2008
Assets	$115,864,982	$99,500,890
Liabilities	106,609,682	86,540,479
Noncontrolling Interest	8,421,218	9,715,228
Cavico Corp.’s Stockholders’ Equity	834,082	3,245,183
Total Stockholders’ Equity	9,255,300	12,960,411
Liabilities, Noncontrolling Interest and Stockholders’ Equity	$115,864,982	$99,500,890

Results of Operations

Results of Operations for the year ended December 31, 2009 compared to the year ended December 31, 2008.

Net Sales

We generated $61,090,722 in net sales during the year ended December 31, 2009 compared to $51,936,936 during the year ended December 31, 2008, mostly from construction projects. The Company’s net sales from civil construction increased by $5,074,288 or 11% to $52,575,960 for the year ending December 31, 2009 from $47,501,672 for the year ending December 31, 2008.  This increase was due to net sales from several new projects such as Ta Trach, Thern Hinbun, Dambri, Song Giang and Ngan Truoi projects as the progress billings upon completion on these projects are made and two biggest project as ALuoi and Algeri projects. The Company’s net sales from other operations (leasing machinery and equipment, selling materials, steel fabrication) increased by $4,079,498 or 92% to $8,514,762 for the year ending December 31, 2009 from $4,435,264 for the year ending December 31, 2008. This was primarily due an increase in demand of construction materials as Vietnam’s economy is recovering.

The revenues, costs of goods sold and profit margins from our major projects from civil construction except Algeri which is a service contract in the year ended December 31, 2009 compared to the year ended December 31, 2008 are as follows:

2009	Song Tranh	A Luoi	Dambri	Dong Nai 4	Algeri
Revenue	$4,235,761	$10,704,117	$2,944,312	$3,035,603	$5,499,524
Cost of goods sold	4,060,590	8,659,942	2,876,293	2,439,291	4,292,510
Gross Profit	175,171	2,044,175	68,020	596,312	1,207,014
Gross Profit %	4%	19%	2%	20%	22%

2008
Revenue	$2,526,709	$7,966,166	$278,918	$2,795,571	$1,852,385
Cost of goods sold	2,062,523	$6,279,033	$342,980	2,346,072	1,374,671
Gross Profit	464,186	1,687,133	(64,061)	449,500	477,713
Gross Profit %	18%	21%	(23%)	16%	26%

Contract Amount	11,727,953	49,032,632	30,921,808	17,258,565	14,469,530
Contract period	2007-2010	2007-2011	2007-2010	2005-2010	2008-2011

Comparisons for Major Projects

A Luoi Tunnel

The revenues from the A Luoi Tunnel Project increased by $2,737,951 or 34% to $10,704,117 for the year ended December 31, 2009 compared to the year 2008. The cost of goods sold from A Luoi Tunnel project increased by $2,380,909 or 38% for the year ended December 31, 2009 compared to 2008. The percentage of cost of goods sold to sales for this project increased to 81% for the year ended December 31, 2009 compared to 79% for the year 2008. The gross profit from A Luoi Tunnel increased by $357,042 in the year ended December 31, 2009 or 21% over the same period in 2008. The gross profit percentage for this project decreased from 21% to 19% due to the fact that we encountered 900 meters long of tunnel excavation with worse than expected geological conditions. The lower production caused lower revenue and increased higher cost of goods sold rate per revenue. We recognize the revenue of the project based on the previous unit rate of tunnel excavation while submitting to the project owner the new rate for additional quantity of work related to the geological changes.

Algeri Project

The revenues from Algeri Project increased by $3,647,139 or 197% for the year ended December 31, 2009 compared to the year 2008. The cost of goods sold from Algeri project increased by $2,917,839 or 212% for the year ended December 31, 2009 compared to the year 2008. The percentage of cost of goods sold to sale for this project was increased to 78% in 2009 compared to 74% in 2008. The gross profit from Algeri project increased by $729,301 or 153% in the year ended December 31, 2009 compared to the year 2008. This increase in gross profit is due to an increase in revenue in the year ended December 31, 2009 since this project started in 2008. The gross profit percentage to sales for Algeri project decreased from 26% to 22% in the year ended December 31, 2009 compared to the year 2008.

Song Tranh Project

The revenues from Song Tranh Project increased by $1,709,052 or 68% for the year ended December 31, 2009 compared to the year 2008. The revenue for 2009 included the revenue generated from tunnel concrete lining and as well as tunnel excavation work compared to revenue from tunnel excavation in 2008.  The cost of goods sold for Song Tranh project increased by $1,998,067 or 97% for the year ended December 31, 2009 compared to the year 2008. The percentage of cost of good sold to sale for this project was increased to 96% in 2009 compared to 82% in 2008. This increase of the cost of goods sold to sale in 2009 was caused by the extra volume of concrete lining of over-break excavated tunnel due to bad geological condition which was not compensated from the customer yet.  The gross profit from Song Tranh project decreased by $289,015 or 62% in the year ended December 31, 2009 compared to the year 2008. The gross profit percentage to sales for Song Tranh project decreased from 18% to 4% in the year ended December 31, 2009 compared to the year 2008.

Dong Nai 4

The revenues from Dong Nai 4 Project increased by $240,032 or 9% for the year ended December 31, 2009 compared to the year 2008. The cost of goods sold from Dong Nai 4 project increased by $93,219 or 4% for the year ended December 31, 2009 compared to the year 2008. The percentage of cost of goods sold to sale for this project was decreased to 80% for the year ended December 31, 2009 compared to 84% in 2008. The gross profit from Dong Nai 4 project was increased by $146,813 or 33% in the year ended December 31, 2009 compared to the year ended December 31, 2008. The gross profit percentage to sales for Dong Nai 4 project increased from 16% to 20% in the year ended December 31, 2009 compared to the year ended December 31, 2008.

Dambri

The revenues from Dambri Project increased by $2,665,394 or 956% for the year ended December 31, 2009 compared to the year 2008. The cost of goods sold from Dambri project increased by $2,533,313 or 739% for the year ended December 31, 2009 compared to the year 2008. The percentage of cost of goods sold to sale for this project was decreased to 98% in 2009 compared to 123% in 2008. The gross profit from Dambri project increased by $132,081 to $68,020 in the year ended December 31, 2009 compared to $64,061 as a loss in the year ended December 31, 2008. This increase in gross profit is due to an increase in revenue in the year ended December 31, 2009 as the project progressed compared to a small operation as the project started in 2008 . As a result, the gross profit percentage to sales for Dambri project also increased from (23%) to 2% in the year ended December 31, 2009 compared to the year 2008.

Cost of production

Costs of Goods sold were $55,303,582 and $44,402,887 for the years ended December 31, 2009 and 2008, respectively. Cost of Goods sold includes capitalization of interest expenses of $3,592,974 and $5,219,334 for the years ended December 31, 2009 and 2008, respectively.

Cost of Goods sold (without capitalization of interest expenses) increased by $12,527,054 or 32% to $51,710,607 for the year ending December 31, 2009 from $39,183,553 for the year ending December 31, 2008. Cost of Goods sold excluding capitalization of interest expenses as a percentage of sales increased by 10% to 85% for the year ended December 31, 2009 from 75% of sales for the year ended December 31, 2008.

Our cost of production from civil construction for the year ended December 31, 2009 was $47,871,074, of which as a percentage of sales increased by 6% to 91%, compared to the year ended December 31, 2008. Our cost of production from other operations (i.e. leasing machinery and equipment, selling steel fabrication) for the year ended December 31, 2009 was $7,432,507, of which as a percentage of sales decreased by 2% to 87% for the year ended December 31, 2009 from 89% for the year ended December 31, 2008. The increase of cost of production from other operation as a percentage of sales was due to decrease of demand in trading which result in smaller sales price increase compared to cost increase.

Gross Profit

The gross profit for the year ended December 31, 2009 was $5,787,140 or 9% of sales compared to $7,534,049 or 15% of sales for the year ended December 31, 2008. The decrease in gross profit was primarily due to lower rate of increase in sales by $9,153,786 in comparison to an increase in cost of goods sold by $10,900,695.

The decrease in gross profit was primarily from civil construction which decreased by $2,345,011 from $7,049,897 to $4,704,886 . The gross profit percentage for net sales in civil construction decreased to 9% in the year ended December 31, 2009 compared to 15% in 2008. These decreases in gross profit percentages resulted from decreases in the gross profit percentages of our major projects as explained above and completion of several projects which the costs of sales were much higher than revenue recognized at the completion stage due to costs of withdrawing machinery and completing engineering work. For those projects competed in 2009, revenues in the year 2009 decreased compared to the last year whereas the cost of goods sold of these projects increased significantly compared to the same period last year. This caused the material decreases in overall profit margin for in 2009 compared to 2008.The gross profit from commercial activities increased by $598,103 to $1,082,255 in the year ended December 31, 2009 compared to $484,152 in 2008, as a percentage to sale increased from 11% in 2008 to 13% in 2009. This increase is mainly due to an increase in demand of construction materials as Vietnam’s economy is recovering.

Operating expenses

Our operating expenses in 2009 was $7,351,937 compared to $6,572,177 in 2008 with an increase of $779,760. The increase in operating expenses was mainly resulted from increased in the size of our support facilities as we prepare for the future growth of the Company and its subsidiaries, noted as follows:

·	Rent expenses increased by $62,421 to $483,112 for the year ended December 31, 2009 from $420,691 for the year ended December 31, 2008.

·	Payroll expenses increased by $191,892 to $2,505,291 for the year ended December 31, 2009 from $2,313,399 for the year ended December 31, 2008.

·	Other administration cost of other subsidiaries increased by $317,816 to $2,585,347 for the year ended December 31, 2009 from $2,267,531 for the year ended December 31, 2008.

·
Administrative cost of corporate office (mainly audit fees, legal fees and consulting fees) increased by $115,544 to $1,394,493 for the year ended December 31, 2009 from $1,278,949 for the year ended December 31, 2008.

·	Selling expenses were increased by $210,964 to $289,743 for the year ended December 31, 2009 from $78,779 for the year ended December 31, 2008.

We also recorded a bad debt expense of $128,748 and $212,828 for the year ended December 31, 2009 and 2008, respectively.

Other Income (expenses)

The total other expenses increased by $1,279,568 to $3,218,461 for the year ended December 31, 2009 from $1,938,893 for the year ended December 31, 2008. This increase in other expense in 2009 is mainly due to another-than-temporary impairment losses on  available-for-sale securities of $975,724 for the year ended December 31, 2009 compared to none in 2008. We recognized losses on available-for-sale securities for Habubank and PHI Group, Inc. (formerly, providential Holdings Inc.) as their reduced values were determined as other than temporary.  Other income also includes gain from disposal of fixed assets of $160,395 for the year ended December 31, 2009 compared to $44,345 in gain in 2008. Other income during the year ended December 31, 2009 was $304,194 compared to $45,258 in 2008. In addition, loss on foreign currency exchange of $232,270 was recorded for the year ended December 31, 2009 compared to $97,061 in the year 2008. This relates to re-measurement of debts in different currencies. Loss from investment in Cavico Mining during the year ended December 31, 2009 was $141,477 compared to an income of $130,131 for the year 2008.

Interest expense excluding capitalized interest increased by $69,624 to $2,603,686 for the year ended December 31, 2009 from $2,534,062 for the year ended December 31, 2008. The increase was mainly due to increase in the interest rate in 2009.

Our income before interest, depreciation and amortization, income tax and non-controlling interest for the years ended December 31, 2009 and 2008 was $5,179,445 and $11,000,716, respectively.

Net Income

We had net loss of $4,761,994 for the year ended December 31, 2009, compared to $631,816 net income for the year ended December 31, 2008. Included in the net income and loss was the tax expenses of $447,295 in the year ended December 31, 2009 compared to the tax benefit of $2,392,347 in 2008. Our net loss for the Company excluding net loss attributable to non-controlling interest was $5,230,552 compared to net income of $1,415,326 for the year 2008. Other factor of the significant decrease in net income for the year ended December 31, 2009 compared to 2008 was the reduction of the gross profit of $1,746,908. This reduction of gross profit was caused by the higher costs of goods sold expenses recorded for several projects completed during 2009, material write-off of work-in-process due to uncertainty of future realization of revenue and recognition of project loss on the projects for which the future expected revenue was lower than the costs.

The effective rate in Vietnam was 25% and 28% of taxable profits for 2009 and 2008, respectively.

During 2008 Vietnamese government equivocated  its position on taxation for gain on sale of securities. As a result, the tax charged in 2007 on the gain from our securities trading activities was reversed during the year ended December 31, 2008.   Subsequently, the Vietnamese government reinstated the tax on marketable securities, retroactively effective to January 1, 2009.

The net loss per share for the year ended December 31, 2009 was $1.56 compared to $0.21 as income for the year period ended December 31, 2008.  The increase in unrealized gains of $8,772,852 in investments available for sale resulted from an unrealized gain of $2,420,224 in 2009 and an unrealized loss of  $6,352,628 in 2008. The cost and current fair value of the marketable securities as of December 31, 2009 were $2,988,206 and $2,711,912, respectively. The majority of marketable securities are invested in Vietnamese companies.

Liquidity and Capital Resources

Our working capital deficit as of December 31, 2009 increased to $(23,628,581) compared to $(19,554,563) as of December 31, 2008 as current assets increased less than the increase in current liabilities. The major factors contributed to this decrease in working capital in 2009 compared to 2008 were a increase of $8,321,376 in current construction work in process compared to an increase of $7,927,559 in current notes payable and an increase of $7,520,401 in trade account payable. Generally in Vietnam, bank loans are granted on a yearly basis and renewed each year. The Company has $54,740,704  in maturing debts in 2010.

As of December 31, 2009, we had $2,391,316 in cash, current accounts receivable of $15,809,989, an inventory of $4,114,075, a construction WIP of $25,881,123 and net fixed assets of $28,249,396. Our current accounts receivable was increased by $4,279,401 from the prior year end. Our accounts receivable increase was due to an increase in sales from completed projects. Our current construction WIP for the current year was increased by $8,321,376 from the prior year end. We anticipate our accounts receivable and inventory will continue to increase in 2010 as we completed and added more new projects.

We have current receivables, long-term receivables and work in process with the following characteristics:

	December 31, 2009	December 31, 2008
Accounts receivable -trade- net	$15,809,989	$11,530,588
Receivable - other	10,550,284	7,088,229
Work in process	25,881,123	17,559,747
Receivables and advances from related parties	984,684	1,048,854
Long-term retention receivables	11,400,629	14,042,107
Long-term work in process	3,054,564	3,579,799

Accounts receivable - trade are generated from civil construction projects as well as from our other commercial activities. We receive payment on our accounts receivable for major projects after two certificates are received.  The first certificate, a “certificate of completed work,” is a certificate received from the customer we perform the work and the work has passed the customer’s technical quality examination.  The second certificate, a “certificate of payment,” is a certificate that the customer issues to approve payment.  Depending on the project, payment is made within 30 days to 105 days after receiving the certificates.

At December 31, 2009, the balance of accounts receivable-trade that was outstanding for more than six months was $4,769,787, $3,358,763 of this amount was from the Buonkuop, Daksrong, Dakmi 4 and Buon tuasha projects.  $153,838 of the balances from these projects was collected by March 31, 2010 and additional $703,994 was collected on other accounts receivable accounts aged more than six months.  The remaining balance in the accounts receivable –trade outstanding for more than six months of $3,911,955 is expected to be paid by the end of year.  Management believes reserves for uncollectable amounts, which are provided based on past experience and a specific analysis of the accounts, are sufficient. Although we expect to collect amounts due, actual collections may differ from the estimated amounts. As of December 31, 2009, we had a reserve for doubtful accounts of $751,940.  We do not have liens or collateral rights on these projects but these projects have the support and financial backing of the Government of Vietnam.

Receivable – other consists of $1,364,426 of advances, $8,298,235 of prepayments to suppliers and $887,623 of other short-term receivables. These receivables are generated from civil construction and mining construction projects as well as from our other commercial activities. Advances include monies advanced for miscellaneous expenses such as business travel costs, selling costs and material purchases. As of December 31, 2009, the entire balance is expected to be collected or expensed within the year. Advances and prepayments  to our supplies are for works to be performed on our contracts. The execution of the work and the approval by the necessary Vietnamese agencies can take up to a year. We expect to collect all amounts due and this expectation is supported by past collection history.

Work in process and Long-term work in process includes the costs of production such as materials, labor, overhead and interest cost on projects not yet recognized as revenue.  The revenue is recognized when the work is completed and the customer certifies completion.  There are no contractual provisions that prevent our work in process from being collected.  As of December 31, 2009, the balance of work in process was $28,935,687 of which approximately $11,322,648 was over 6 month from various projects.  These amounts are billed or expected to be billed as follows: billed and collected $1,965,948 by March 31, 2010, expected to bill $6,674,228 by December 31, 2010.   The largest work in process balances are for the Ban Ve Hydropower Project, the Buon Tua Srah Hydropower Project, Song Tranh Hydropower project and A Luoi Hydropower  project, which totals approximately $12,329,160.  As of December 31, 2009, we had reserved $640,616 against work in process balances.

Included in the current work in process over six months old are (1) work completed but the examined by consultant to grant a certificate  of completion for payment (2)preparation and temporary facility work for whole project which is included in the unit rate which will be paid gradually by every certificate of payment to the end of the project (3)additional work performed based on the instruction and agreement with the customer but waiting for the approval of the payment rate from the customer.  Long-term work in process is $3,054,564 as of December 31, 2009. The long-term work in process will be billed and collected after the project owner certifies the work. We are not currently aware of any factors that would cause the ultimate timing of collections to change. We have determined that the reserves against work in process were sufficient for both short term and long term work in process.

Receivables and advances from related parties include advances to management and employees include miscellaneous expenses such as business travel costs, selling costs and material purchases. Our policy is to receive expense reports for these amounts and move them to the appropriate expense account. If an expense report is not turned in, these advances can be deducted from the salary of the related individuals. These loans were made with no interest, not secured and due on demand. We had loans receivable in the amounts of $194,634 and advances of $790,049 as of December 31, 2009.

Long term retention receivable has a balance of $11,400,629 at December 31, 2009. We attempt to shift our construction risks to our customers. We do, however, provide a warranty period of two to three year after completion of the construction contract. Long-term retention receivables are typically paid within two years after the completion of a construction project.  The amounts outstanding for more than two years have not been paid pursuant to the payment terms of the Company’s contracts.  We expect to collect these amounts within two years after the completion of the applicable construction contract. Our customers generally keep the retention of 5 to 15 percent of the contract amount until the warranty period expires. The largest long-term retention receivable balances are for the Dai Ninh Hydropower Project, the Buon Kuop Hydropower Project, ALuoi Hydropower Project and the Buon Tua Srah Hydropower Project. All three projects are current in their payments and there are no known disputes regarding the work performed to date. For example, our construction contract for Buon Kuop hydro power is scheduled to run from June 2004 to June 2009. Our accumulated revenue at Buon Kuop from June 2004 to June 2009 is approximately $20 million. Since 5% of the revenue is held by as long-term retention, $1 million is held by the customer as long-term retention. If the construction of this project is completed on time by June 2009, this $1 million and any other long-term retention balance associated with this project would be expected to be paid in June 2011. When paid, a portion of the long-term retention receivable will be seven years old but will still be paid in accordance with the contractual terms of the contract. We believe that the Buon Kuop long-term retention receivable, along with our other long-term retention receivables will be collected when due under each contract’s terms.  We have received 100% of the retention from the contracts completed upon the expiration of warranty periods such as 2B Hai Van project or A Loid Road project.

Current liabilities-Our total current liabilities as of December 31, 2009 were $89,517,730 which was increased by $21,607,748 from the prior year end. The current liabilities were represented mainly accounts payable of $16,441,988, accrued expenses of $6,722,643, advances from customers of $6,887,558, and short term loans, including loans from related parties of $54,960,795. Advances from customers increased mainly due to Ta Trach project for which we received approximately $2.8 million, Song Giang HP project for which we received approximately $0.5 million, Thanh Ha project for which we received approximately $0.4 million, Ngan Truoi project for which we received approximately $1.8 million, HuaNa project for which we received approximately $0.4 million  during the year ended December 31, 2009. Current Notes payable including loans from related parties increased by $7,938,983 from the prior year end. This increase is mainly due to an increase in financial needs for new projects such as A Luoi HP, Ta Trach Dam, Song Giang HP, Dakmi 4 HP, Ngan Truoi Dam. At December 31, 2009, the Company's current liabilities exceeded current assets by $23,628,581.

Construction loans-At December 31, 2009, we had $60,115,212 in construction loans, of which $54,740,704 are classified as short-term construction loans with annual interest rates ranging from 10% to 17%. We obtain these short-term construction loans to finance our civil construction and mining projects. Most of these loans are unsecured except a few loan secured by equipment, but the bank controls the disbursement of funds in the following manner. These construction loans are made by the banks for a specific project.
Disbursements on these construction loans are designed to pay for expenses of a project as the work progresses. Banks will typically only disburse funds under these construction loans for equipment, supplies and other expenses for the specific project. In most instances, the bank will allow us to pay only to the supplier or subcontractor that the bank approves for payment. No funds are disbursed for other corporate purposes. The amount of outstanding construction loans secured by equipment and other assets, which are mostly major construction equipment, at December 31, 2009 was approximately $21,000,000, 35% of total construction loans.

These loans mature from January 2010 through September 2013. Each time we begin a construction project, we obtain a loan from one of several banks to purchase equipment supplies and mobilize our employees and materials to the worksite.  As we complete a percentage of each construction project, our customer certifies our work in process and every month, our customer or its financing source, pays us the interim payment for our completed work, less a retention percentage (which we will collect at the end of the warranty period). When the payment is received, it is put into the deposit account which was set up with the bank upon signing the construction loan and from which we repay the bank for monthly interest and principal when due. The remaining balance of this account will be used by the company for expenses related to this contract or corporate purposes.  When we need to pay to the suppliers or sub-contractors and other expenditures related to the contract, we submit to the bank documents such as supply contracts, subcontractor contract, invoices or demand letters. Upon approval of our submission, the bank issues Indebtedness Certificate. After this process, the bank transfers the funds to our bank account so that the payments can be made to our suppliers or sub-contractors.

Events that may prevent us from obtaining additional funding from the banks include: (i) use of presently borrowed funds borrowed for unauthorized purposes, (ii) cash flows from the relevant construction contract being significantly lower than estimated, and (iii) a material downturn in our overall financial position.

We maintain lines of credit with various banks and as of December 31, 2009, the outstanding balance was $33.6 million and available balances were $45.3 million as of December 31, 2009. The banks do not have any financial covenants. Since these lines of credits are linked to construction contracts, however, our ability to draw down on these lines of credit is controlled by the banks.

It is the general practice of Vietnamese banks to give short term loans for each construction contract and make the loans renewable every year until the construction contract completed. As a result, the loans are classified as current liabilities. Our retention receivables and a portion of our work in process, however, are classified as long-term assets. As a result, our working capital deficit as of December 31, 2009 was $23,628,581. As of December 31, 2009, long-term retention receivables and long-term work in process totaled $14,455,193.

We expect to renew these loans with the banks and repay the balances as we complete our projects. During the year 2009, we made $73,634,129 of payments on our notes payable. We also needed to draw down $82,185,846 from our notes payable to finance our construction projects.

Although a substantial majority of our loans are not secured by our assets other than our work in process and receivables, our banks decision not to renew these loans or our failure to repay these loans could have important consequences including the following:

•	it may limit our ability to borrow money or issue equity to finance our working capital, construction projects or capital projects or other purposes;
•	it may limit our flexibility in planning for, or reacting to, changes in our operations or business;
•	a substantial portion of our cash flow from operations could be dedicated to the repayment of our indebtedness and would not be available for other purposes;
•	there would be a material adverse effect on our business and financial condition if we were unable to service our indebtedness or obtain additional financing, as needed; and
•	It may result in the banks repossessing up to $21,000,000 of our equipment and other assets.

Cash flows

The Company used cash of $2,108,335 in operating activities for the year ended December 31, 2009 compared to $3,229,173 from operating activities for the year ended December 31, 2008. The major reasons are a decrease in advances from customer of $3,494,487 in 2009 compared to $9,756,039 in 2008, an increase in construction WIP of $8,676,361 in 2009 compared to $2,439,873 in 2008, an increase in account payable and accrual expenses in the amount of $11,510,988 and a decrease of $1,421,419 during the year ended December 31, 2009 and 2008, respectively and due to a decrease in account receivable and other current assets of $7,714,909 in 2009 from $16,231,078 in 2008.

In investing activities, we used net cash of $6,565,973 for the year ended December 31, 2009 to purchase property, equipment and investments in other entities. We spent $7,111,171 for the purchase of fixed assets, which primarily included vehicles, equipment, machinery and intangible assets. We also received $819,721 in proceeds from disposal of fixed assets. Additionally, we purchased investments in other entities during the December 31, 2009 in the amount of $441,344 and received $166,821 from sale of investments. We used net cash of $12,213,120 for the year ended December 31, 2008 in purchase of property, equipment and investments in other entities. We spent $11,856,498 for the purchase of fixed assets, which primary include for the purchase of vehicles, equipment, machinery and intangible assets. We also received $363,128 in proceeds from disposal of fixed assets. Also, our investments in other entities during the year 2008 increased by $935,001 and proceeds from sales of investment were $165,563.

During the year ended December 31, 2009, we generated cash flows of $8,201,058 from financing activities, which included $82,280,541 from loan proceeds and repayments of loans in the amount of $73,704,963. We also received $275,607 proceeds from additional investments by minority interests during the year ended December 31, 2009. During the year ended December 31, 2008, we generated cash flows of $17,228,642 from financing activities, which included $300,000 from common shares issued, and $78,863,350 from loan proceeds and repayments for loans of $63,388,539. We also received $1,891,800 proceeds from additional investments by minority interests during the year ended December 31, 2008.

We generated net loss of $4,761,994 and net income of $631,816 for the year ended December 31, 2009 and 2008, respectively.

As of December 31, 2009, we had approximately $273.5 million for contract backlog. We intend to meet our liquidity requirements, including capital expenditures related to the purchase of equipment, purchase of materials, and the expansion of our business, through cash flow provided by operations and funds raised through cash investments. We may also use short term loans bank loans to meet our liquidity requirements. There is no assurance, however, that without funds we will ultimately be able to carry out our business.

Off-Balance Sheet Arrangements

We have guaranteed a loan with line of credit for approximately $3.8 million and $5.6 million for Cavico Mining, an equity investment entity, as of December 31, 2009 and December 31, 2008, respectively. The loan balances as of December 31, 2009 and December 31, 2008 were $3,337,129 and $2,128,859, respectively. We also had a receivable from Cavico Mining for $7,070,665 and $3,826,533 as of December 31, 2009  and December 31, 2008, respectively and payable due to Cavico Mining for $1,190,716 and $155,347 as of December 31, 2009  and December 31, 2008, respectively.

Critical Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, majority owned subsidiaries and five entities in which we have less than fifty percent ownership that are variable interest entities in which we are the primary beneficiary. Cavico Energy Construction, Cavico Tower, Cavico Manpower, Cavico Stone and Mineral and Cavico Land are considered to be variable interest entities in which we are the primary beneficiary. We are the primary beneficiary because we expect to absorb more than 50% of expected losses and residual returns from all of these five less than fifty percent owned entities. We exercise significant control over all of its consolidated entities though shared management, guarantees of indebtedness, inter-company credit lines, shared use of assets and control of major contracts. Some of these consolidated entities were able to raise working capital by selling the shares to independent third parties without affecting the benefits we received from these entities.

The ownership by the related parties, which were considered for determination of primary beneficiary, in the entities in which we have less than fifty percent ownership were as follows as of December 31, 2009;

Cavico Energy Construction	22%
Cavico Tower	29%
Cavico Manpower	28%
Cavico Land	13%
Cavico Stone and Mineral	26%

By consolidating these subsidiaries in the December 31, 2009 financial statements, the assets in the consolidated financial statements are increased by $23,688,887 or 26% from $92,176,095 to $115,864,982, liabilities are increased by $19,071,976, or by 22% from $87,537,706 to $106,609,682, total revenues are increased by $11,254,156 or 23% from $49,836,566 to $61,090,722 and the net loss attributable to the Company was increased by $103,831 or by 2% from $4,915,106  to $5,018,937 by the entities in which the Company has less than fifty percent ownership shares Net loss before minority interest  generated from the entities in which the Company has less than fifty percent ownership shares was 6% of total net loss before minority interest for the year ended December 31, 2009.

The consolidated financial statements include the accounts of the parent company, Cavico Corp., and its following subsidiaries:

	% of Ownership
Subsidiary	12/31/09	12/31/08
Cavico Vietnam Company Limited	100%	100%
Cavico Bridge and Underground Construction JSC	66%	66%
Cavico Trading JSC	63%	63%
Cavico Construction and Infrastructure Investment JSC	69%	69%
Cavico Power and Resource JSC	76%	76%
Cavico Transport JSC	69%	74%
Cavico Hydropower Construction JSC	72%	72%
Cavico Energy Construction JSC	38%	38%
Cavico Tower JSC	33%	34%
Cavico Industry and Technical Service JSC	62 2%	65%
Cavico Manpower JSC	40%	30%
Cavico Stone and Mineral JSC	45%	36%
Cavico PHI Cement JSC	81%	81%
Cavico Luong Son JSC	92%	91%
Cavico Land JSC	15%	13%
Cavico Son La JSC	100%	-

Cavico Vietnam Company has a control in the management and decision making of all these subsidiaries. All significant intercompany accounts and transactions have been eliminated.

As of December 31, 2009, through either the purchase and sale of securities, Cavico Vietnam's consolidated ownership percentage from December 31, 2008 to December 31, 2009 in: Cavico Hydropower Construction JSC decreased from 71.80% to 71.74%; Cavico Tower decreased from 33.79% to 33.21%; Cavico Industry & Tech Service decreased from 64.64% to 62.08%; Cavico Stone & Mineral increased from 35.50% to 44.93%; Cavico Transport JSC decreased from 73.84% to 68.90%;Cavico Manpower JSC increased from 30.0% to 39.5% ; Luong Son International Tourist increased from 90.90% to 92.16%; and Cavico Land increased from 13.35% to 15.25%.  These Vietnamese companies do not have authorized shares. Any sale or issuance of shares must be approved by the shareholders of the Vietnamese subsidiaries. Even though we do not plan to sell any additional shares in any of our subsidiaries, as a result of investments in and purchases and sales of shares of our subsidiaries, our ownership percentage may change from time to time.

Cavico Vietnam Company controls the management and decision making of all these subsidiaries. All significant intercompany accounts and transactions have been eliminated. As of December 31, 2009, through either the purchase and sale of securities, Cavico Vietnam's consolidated ownership percentage from December 31, 2008 to December 31, 2009 in: Cavico Hydropower Construction JSC decreased from 71.80% to 71.74%; Cavico Tower decreased from 33.79% to 33.21%; Cavico Industry & Tech Service decreased from 64.64% to 62.08%; Cavico Stone & Mineral increased from 35.50% to 44.93%; Luong Son International Tourist increased from 90.90% to 91.75%; and Cavico Land increased from 13.35% to 15.25%. These Vietnamese companies do not have authorized shares. Any sale or issuance of shares must be approved by the shareholders of the Vietnamese subsidiaries. We do not plan to sell any additional shares in any of our subsidiaries. In addition, to the extent that any of the subsidiaries are publicly traded in Vietnam, Vietnamese securities regulations limit foreign ownership of these subsidiaries to 49%.

Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Such estimates may be materially different from actual financial results. Significant estimates include the recoverability of long-lived assets and the collectability of accounts receivable. Our consolidation of the entities with less than 50% ownership, such as Cavico Energy, Cavico Manpower, Cavico Tower, Cavico Land and Cavico Stone and Mineral was based on an assumption that these entities are variable interest entities in which we are the primary beneficiary and will absorb more than 50% of expected losses and residual returns and has the ability to make economic decisions on behalf of  the variable interest entities.

Cash and Cash Equivalents

For purposes of the statement of cash flows, we consider all cash and highly liquid investments with initial maturities of three months or less to be cash equivalents.

Investment in Marketable Securities

Investments with original maturities of less than 90 days are considered cash equivalents, and all other investments are classified as short-term investments.

Inventories

Inventories are stated at the weighted-average method. Market value for raw materials is based on replacement cost and for work-in-process on net realizable value.

Accounts Receivable

We grant credit to customers within Vietnam and do not require collateral. Our ability to collect receivables is affected by economic fluctuations in the geographic areas and industries that we serve. Our main customers were project management units established by Electricity of Vietnam, which accounts for 51% of all accounts receivable. Reserves for uncollectable amounts, which management believes are sufficient, are based on past experience and a specific analysis of the accounts. As of December 31, 2009, we had a reserve for doubtful accounts of $751,940.

Property and Equipment

Property and equipment, including renewals and betterments, are stated at cost. Assets held under capital leases are recorded at lease inception at the lower of the present value of the minimum lease payments or the fair market value of the related assets. We follow the practice of capitalizing property and equipment purchased over $600. The cost of ordinary maintenance and repairs is charged to operations while renewals and replacements are capitalized. Depreciation and amortization are computed on the straight-line method over the estimated useful lives of the related assets, which range from two to twenty five years.

Long-Lived Assets

Our management assesses the recoverability of its long-lived assets by determining whether the depreciation and amortization of long-lived assets over their remaining lives can be recovered.  The amount of long-lived asset impairment if any, is measured based on fair value and is charged to operations in the period in which long lived assets impairment is determined by management.

Real Estate Activities

Cavico Tower’s, one of our subsidiaries, principal business activities consist of civil and industrial construction; internal and external fitting out; land leveling and surface improvement; building leasing; real estate business; restaurants and supermarkets operation; real estate consulting; machine and equipment leasing; materials, machinery and equipment trading for construction, transport, hydropower; dealers for buying and selling goods, construction materials trading. During the year 2009, our major activities included capital expenditures related to building construction in the amount of $1,066,299.

Fair Value of Financial Instruments

The carrying amount of cash, cash equivalents, investment securities, notes payable, accounts receivable, accounts payable and accrued expenses are considered to be representative of their respective fair values because of the short-term nature of these financial instruments. The carrying amount of the notes payable and long-term debt are reasonable estimates of fair value as the loans bear interest based on market rates currently available for debt with similar terms.

Revenue Recognition

We recognize revenues from construction projects based upon work that is periodically certified as completed by the customer or which is virtually complete. Production costs, including materials, labor and subcontractor costs are allocated to revenue based upon the ratio of total costs incurred to date compared to total work to date. Costs related to work performed but not completed are included in work in progress.. Customer-furnished materials, labor, and equipment, and in certain cases subcontractor materials, labor, and equipment are included in revenues and cost of revenues when management believes that we are responsible for the acceptability of the project by client. Contracts are not segmented between types of services such as engineering and construction, and accordingly, gross margin is recognized under construction services.

We recognize uncollectible work-in- process as a contract loss in the period it is determined to be not collectible.  Claims against customers are recognized as revenue upon settlement. Revenues recognized in excess of amounts billed are classified as current assets under work-in-progress. Amounts billed to clients in excess of revenues recognized to date are classified as current liabilities under advances from customers.

We recognize revenues from sale of finished goods at the time when goods are delivered and accepted by the buyer, i.e. all significant risks and rewards relating to the ownership of the goods have been passed to the buyer.

Other Comprehensive Income

We report and display comprehensive income and its components in a full set of general-purpose financial statements. The Company’s unrealized loss of $641,095 and $1,093,320 for the year ended December 31, 2009 and 2008, respectively relate to the translation of financial statements from Vietnamese Dong to US Dollars. The Company also recorded an unrealized gain of $2,420,224 and unrealized loss of $6,352,628 on investments available for sale for the years ended December 31, 2009, and 2008, respectively.

Foreign Currency Translation

All assets and liabilities were translated at the exchange rate on the balance sheet date, stockholder's equity are translated at the historical rates and statement of operations items are translated at the weighted average exchange rate for the year. The resulting translation adjustments are reported under other comprehensive income Gains and losses resulting from foreign currency transactions are reflected in the income statement.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

The following discussion about Cavico Corp’s market risk involves forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements.

Currency Fluctuations and Foreign Currency Risk

Substantially all of our operations are conducted in Vietnam. All of our sales and purchases are conducted in Vietnamese Dong, which is the official currency of Vietnam. As a result, the effect of the fluctuations of exchange rates is considered minimal to our business operations.

Substantially all of our revenues and expenses are denominated in Dong. However, we use the United States dollar for financial reporting purposes.  Exchange rate fluctuations may adversely affect the value, in U.S. dollar terms, of our net assets and income derived from its operations in Vietnam.

Interest Rate Risk

We do not have significant interest rate risk, as most of our debt obligations are primarily short-term in nature, with fixed interest rates.

Credit Risk

We have not experienced significant credit risk, as our major customers are government related and have good payment records. Our receivables are monitored regularly by our credit managers.

Inflation Risk

Vietnam is currently experiencing high inflation, The average inflation rate for the year ended December 31, 2009 was 6.9%.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURES

On April 15, 2008, we dismissed Jaspers + Hall PC (“Jaspers + Hall”) as our independent registered public accountant. Effective April 15, 2008, we engaged PMB Helin Donovan, LLP (“PMBHD”), as our independent registered public accountant. Our decision to dismiss Jaspers + Hall and retain the PMBHD was approved by our Board of Directors on April 15, 2008.

We did not consult with PMBHD regarding the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and no written or oral advice was provided by PMBHD that was a factor considered in reaching our decision as to the accounting, auditing or financial reporting issues.

In October 2008, the PCAOB revoked the registration of our prior auditor, Jaspers + Hall. As a result, the financial statements for the fiscal year ended December 31, 2007 were re-audited by PMBHD to be included in our filing with the Commission.

MANAGEMENT

Directors and Executive Officers

The following table sets forth the names and ages of the members of our Board of Directors and our executive officers and the positions held by each. Each member of the Board of Directors serves for a term of one year, or until his or her successor has been duly elected and has been qualified. Each of our officers serve until they are replaced by the Board of Directors.

Name	Age	Current Position/Office	Position Held Since
Ha Quang Bui	46	Chairman of the Board / CEO	April 28, 2006
Hung Manh Tran	47	Executive Vice-President/Director	April 28, 2006
Timothy Pham	43	Vice-President/Director	April 28, 2006
Hieu Van Phan	45	Vice-President	April 28, 2006
Hai Thanh Tran	47	Vice-President	April 28, 2006
Giang Linh Bui	38	Vice-President	April 28, 2006
June Kim	54	Chief Financial Officer	September 2009
Tuan Duong Hoang	46	Director	May 2007
Thanh Binh Huynh	54	Director	May 2007
Madhava Rao Mankal	59	Director	October 2007
Philip Bolles	66	Director	November 2009

Ha Quang Bui. From May 2003 to present, Ha Quang Bui has served as chairman of the board of directors and Chief Executive Officer of Cavico Vietnam and as chairman of the board of directors of Cavico Tower Company. Mr. Bui became the Chief Executive Officer and Chairman of the Board of Directors of Cavico Corp. on April 28, 2006. He currently is Chief Executive Officer and Chairman of Cavico Corp. From March 2001 to May 2003, Ha Quang Bui served as Vice President of Lung Lo Construction Company. He is a director of Energy Investment Company and a director of Mai Son Concrete Company. He graduated from the Military Technology Institute, Department of Defense, in 1986 with a degree in engineering.

Hung Manh Tran. Hung Manh Tran has been a director and Executive Vice President of Cavico Corp. since 2006 and 2007, respectively (and Vice President from 2006 to 2007) to the present time. From March 2001 to March 2002, Hung Manh Tran served as president of an affiliate of Cavico. From 2002, he has been Vice President and director of Cavico Vietnam. In addition, he has been chairman of Cavico Mining (since 2006), chairman of VFMC (since 2007), chairman of Luong son international tourism JSC (since 2007), director of v-power (since 2006), director of Cavico construction machinery (since 2007), and a director of Cavico Australia (since 2005). Hung Manh Tran graduated from Hanoi University in 1986 with a degree in nuclear physics. He also did course work in law at Hanoi University during 1992-1996. Mr. Tran also holds a degree in international trade from Hanoi International Trade University in 1991.

Timothy Dac Pham . Timothy Dac Pham has been a Vice President and director of Cavico Corp. since June 2006. Since that time he has worked as an independent consultant for PHI Group, Inc. and as a registered representative and life insurance agent for Richave Financial Inc. During 2004, he worked as a registered representative at Golden Beneficial Securities Corp. From 2002 through 2003, Mr. Pham was a registered representative at NT Securities in Chicago, Illinois. Mr. Pham graduated in 1991 from the University of California at Berkeley with a degree in Business Administration in the fields of Finance and Marketing.

Hieu Van Phan . Hieu Van Phan became a Vice-President and Director of Cavico Corp. on April 28, 2006. He resigned as a director of Cavico Corp. in April 2009. From July 2003 to present, Hieu Van Phan has been a vice president and a director of Cavico Vietnam. Hieu Van Phan is currently Chief Operating Officer of Cavico Vietnam, chairman of the board of directors of Cavico Power Installation Construction Co. and a Director of Cavico Mining and Energy Construction Co. From 2001 to July 2003, Hieu Van Phan served as president of Power Installation Company. Hieu Van Phan graduated from the Military Technology Institute, Department of Defense, in 1986 with a degree in engineering.

Hai Thanh Tran. Hai Thanh Tran became a Vice-President and Director of Cavico Corp. on April 28, 2006. He resigned as a director of Cavico Corp. in April 2009. From July 2003 to present, he has been a director and vice president of Cavico Vietnam. He currently is Chief Executive Officer of Cavico Vietnam, chairman of the Board of Directors of CAVICO Hydropower Construction Co. From April 2002 to July 2003, Hai Thanh Tran was president of Bridge and Underground Construction Cavico Company. From March 2001 to April 2002, Hai Thanh Tran worked as an assistant at the Planning Department of 25/3 Lung lo Construction Co - MOD. He graduated from the Military Technology Institute, Department of Defense, in 1986 with a degree in engineering.

Giang Linh Bui.  Giang Linh Bui became a Vice-President and Director of Cavico Corp. on April 28, 2006. He resigned as a director of Cavico Corp. in April 2009. Giang Linh Bui is currently a director of Nam Chien Hydropower Company, Director of CAVICO PHI Cement Construction Co., and chairman of the Board of Directors of CAVICO Infrastructure Construction Co. Mr. Bui is also a director of Cavico Vietnam. From March 2001 to November 2002, Giang Linh Bui worked in the Projected Technology Department at Lung lo Construction Company. Giang Linh Bui graduated from Hanoi University of Architecture in 1994 with a degree in architecture.

June Kim. June Kim has been the Chief Financial Officer of Cavico Corp. since September 2009 after serving as a director and member of the audit committee from April 2009 to August 2009. Prior to accepting the position of Chief Financial Officer, she worked for PHI Group, Inc. from July 2007 to August 2009 as a consultant. She prepared annual and quarterly SEC filings for public companies and assisted auditors for audits and reviews. Prior to joining PHI Group, Inc., she worked for Stonefield Josephson, a CPA firm, as audit manager from August 2005 through March 2007 and Kabani & Company, Inc., a CPA firm, as a full time audit manager from February 2000 to June 2005. She is a Certified Public Accountant and holds CPA licenses in the state of Washington and California. She graduated with a Bachelor of Science in accounting degree in 1980 from California State University.

Tuan Duong Hoang. Tuan Duong Hoang has been a director of Cavico Corp. since May 2007. Mr. Hoang has been Professor of Education at The University of New South Wales since 2003. From 1999 to 2003, he was an associate professor in the Department of Electrical and Computer Engineering at the Toyota Technical Institute, Nagoya, Japan. He holds a masters degree and a Ph.D. from the University of Odessa in the Ukraine.

Thanh Binh Huynh. Thanh Binh Huynh has been a director of Cavico Corp. since May 2007. Mr. Huynh has been Vice President of the Tuan Chao Joint Stock Company since 2003. From 2001 to 2003 he was a consultant at Edwards, Wynn & Associates LLP. During that same period he was also Chairman and President of Raycorp.com LLC.

Madhava Rao Mankal. Madhava Rao Mankal has been a director of Cavico Corp. since October 2007. He has been Chief Financial Officer and Secretary and a Director of Medina International Holdings, Inc., a manufacturer of boats since November 2004. Also, Mr. Mankal has been Chief Financial Officer, Secretary and Treasurer of Genesis Companies Group, Inc., Company formed to develop Laser stripping equipment since March 2006. Mr. Mankal served as President of Force Protection Inc., manufacturer of mine detecting vehicles, from January 2002 to September 2003 and Chief Financial Officer from May 1999 until September 2003.  In addition, he served on the Board of Directors of that entity from December 2001 to September 30, 2004. He has over 30 years experience in finance and accounting and holds accounting certifications from India and the United States. He has a Bachelors Degree in commerce from Bangalore University.

Philip Bolles. Philip Bolles has been a director of Cavico Corp. since November 2009. Mr. Bolles has been the Managing Consultant of Global Commercial Strategies Group from 1992 through the present. During that time, he served as the Chief Financial Officer of Retail Pro, Inc. from April 2007 through January 2008. He holds a Bachelor of Science degree in Accounting, with Honors from the University of San Diego.

Messrs. Ha Quang Bui and Giang Linh Bui are brothers.

Committees of the Board

Our Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating Committee.

Audit Committee

The functions of the Audit Committee are: (i) to recommend the engagement of our independent auditors and review with them the plan, scope and results of their audit for each year; and (ii) to consider and review other matters relating to the financial and our accounting affairs. The Audit Committee consists of Madhava Rao Mankal (Chairman), Tuan Duong Hoang, and Philip Bolles, each of whom is independent under applicable independence requirements. The board of directors has determined that each also satisfies the definition of “audit committee financial expert” as promulgated by the Securities and Exchange Commission.

Compensation Committee

The functions of the Compensation Committee are: (i) reviewing and approving the amounts and types of compensation to be paid to the our executive officers and the non-employee directors; (ii) reviewing and approving all bonus and equity compensation to be paid to our other employees; and (iii) administering our stock-based compensation plans. The Compensation Committee consists of Thanh Binh Huynh (Chairman), Tuan Duong Hoang and Philip Bolles, each of whom is independent under the independence requirements of the Nasdaq Capital Market.

Nominating Committee

The functions of the Nominating Committee are: (i) leading the search for, screening, evaluating and recommending to the Board qualified candidates or nominees for election or appointment as directors, consistent with the Board’s Director Nomination Policy; (ii) recommending the number of members that shall serve on the Board; and (iii) reviewing the processes and performance of the Board in order to identify areas of concern or potential issues relating to Board and committee processes, performance and effectiveness and to assess and evaluate the overall effectiveness of individual directors. The Nominating Committee consists of Tuan Duong Hoang (Chairman), Thanh Binh Huynh and Madhava Rao Mankal, each of whom is independent under the independence requirements of the Nasdaq Capital Market.

Code of Ethics

A copy of our Code of Ethics for Directors was filed previously with the Securities and Exchange Commission and Code of Ethics for officers and employees is currently under development.

Director Compensation

Effective March 9, 2009, each board member is entitled to receive $2,500 per quarter for director fee, $500 per meeting fee and $300 per telephone meeting fee. A chairman of the board is entitled to receive $10,000 per quarter. Each chairman of a Board committee will receive $2,000 per quarter.

The following table provides information concerning the compensation of our non-executive directors for the year ended December 31, 2009.

Name	Fees earned or paid in cash ($)		Stock Awards ($)	Option Awards ($)	Total ($)
Tuan Duong Hoang	$13,500		$-	$-	$13,500
Thanh Binh Huynh	$13,500		$-	$-	$13,500
Madhava Rao Mankal	$14,400		$-	$-	$14,400
Philip Bolles	$2,500	*	$-	$-	$2,500
*Started November 2009
During the year 2008, Madhava Rao Mankal received 1,250 shares of the Company’s common stock valued at $9,750 for his service.

EXECUTIVE COMPENSATION
Employment Agreements

Each of our executives has entered into an employment agreement with us. Each agreement is on at will basis subject to termination upon 30 day notice. There are no provisions that require us to pay the executive upon termination or any payments due upon change of control. The executives are entitled to vacation and personal and sick days as well as standard health benefits and insurance available to all of our employees. Each agreement contains standard confidentiality provisions.

Compensation under the employment agreements for each is as follows:

Name	Current Position/Office	Annual Compensation
Ha Quang Bui	Chief Executive Officer and Chairman	$76,924	(1)
June Kim	Chief Financial Officer	$123,600	(5)
Hung Manh Tran	Executive Vice-President/Director	$62,549	(2)
Hieu Van Phan	Vice-President	$44,479	(3)
Hai Thanh Tran	Vice-President	$48,195	(3)
Giang Linh Bui	Vice-President	$26,198	(3)
Timothy Pham	Vice-President/Director	$60,000	(4)(5)

(1)	$70,000 payable by Cavico Corp and $6,924 payable by Subsidiaries of Cavico Corp. He is also entitled to receive $10,000 per quarter for board chairmanship fees effective March 9, 2009.
(2)	$40,000 payable by Cavico Corp and $22,549 payable by Subsidiaries of Cavico Corp. He is also entitled to receive $2,500 per quarter for director fee effective March 9, 2009.
(3)	Payable by Subsidiaries of Cavico Corp.
(4)	He is also entitled to receive $2,500 per quarter for director fee effective March 9, 2009.
(5)	Payable by Cavico Corp.

Incentive Plans

In March 2009, the Board approved the Cavico Corp. Stock Award and Incentive Plan which was subsequently approved by at a special meeting of shareholders on April 27, 2009. The purpose of the Cavico Corp. Stock Award and Incentive Plan is to give us a competitive advantage in attracting, retaining, and motivating officers, employees, directors, and consultants and to provide us with an incentive plan that gives officers, employees, directors, and consultants.

The maximum number of shares that may be issued pursuant to incentive stock options granted under the plan is 1,250,000.  The maximum number of shares of our common stock that may be issued per individual pursuant to awards granted under the Cavico Stock Award and Incentive Plan is 125,000.

As of the date hereof, there are no awards granted under this the Cavico Stock Award and Incentive Plan.

Summary Compensation Table*

The following table sets forth compensation information for our Principal Executive Officer and Principal Financial Officer for the years ended December 31, 2009, 2008 and 2007. Under the rules of the Securities and Exchange Commission no other individual is required to be included in the table.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($)	Total ($)
Ha Quang Bui	2009	$76,924	15,424-	-	-	-	$92,348
Chief Executive Officer	2008	$77,246	-	-	-	-	77,246
Principal Executive Officer	2007	$75,398	-	-	-	-	75,398

June Kim Chief Financial Officer and Principal Financial Officer	2009(a)	$41,200	-	-	-	-	$41,200

 * In accordance with the rules of the Securities and Exchange Commission, this table omits columns that are not relevant.
 (a) Started September 2009

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number of shares after giving effect to the 40 for 1 reverse stock split of our common stock beneficially owned as of April 21, 2010 by (i) each person known by us to be the beneficial owner of more than five percent of our outstanding common stock, (ii) each director and (iii) all executive officers and directors as a group.
Name And AddressOf Beneficial Owner	Amount And Nature Of Beneficial Ownership		Percent Of Class (1)

Ha Quang Bui 17011 Beach Blvd., Suite 1230 Huntington Beach, California	252,095	(2)	8.3%
Hung Manh Tran 17011 Beach Blvd., Suite 1230 Huntington Beach, California	73,690	(3)	2.4%
Hieu Van Phan 17011 Beach Blvd., Suite 1230 Huntington Beach, California	54,665	(4)	1.8%
Hai Thanh Tran 17011 Beach Blvd., Suite 1230 Huntington Beach, California	48,373	(5)	1.6%
Timothy Dac Pham 17011 Beach Blvd., Suite 1230 Huntington Beach, California	7,675	(6)	*
Giang Linh Bui 17011 Beach Blvd., Suite 1230 Huntington Beach, California	64,093	(7)	2.1%
Tuan Duong Hoang 17011 Beach Blvd., Suite 1230 Huntington Beach, California	20,768		*
Thanh Binh Huynh 17011 Beach Blvd., Suite 1230 Huntington Beach, California	5,000	(8)	*
Madhava Rao Mankal 17011 Beach Blvd., Suite 1230 Huntington Beach, California	1,250		*
June Kim 17011 Beach Blvd., Suite 1230 Huntington Beach, California	-0-		*
Philip Bolles 17011 Beach Blvd., Suite 1230 Huntington Beach, California	-0-		*
All Officers and Directors as a group	527,609		17.3%

* Less than one percent.

The number and percentage of shares beneficially owned is determined under rules of the Securities and Exchange Commission (“SEC”), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or dispositive power and also any shares that the individual has the right to acquire within sixty days of the April 21, 2010 through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and dispositive power (or shares such power) with respect to the shares shown as beneficially owned.

(1)	Based upon 3,047,795 shares outstanding as of April 21, 2010.
(2)	Includes 105,535 shares held by Mr. Bui’s wife.
(3)	Includes 6,300 shares held by Mr. Tran’s wife.
(4)	Includes 5,000 shares held by Mr. Phan’s wife.
(5)	Includes 9,183 shares held by Mr. Tran’s wife.
(6)	Shares held by Mr. Pham’s wife.
(7)	Includes 9,353 shares held by Mr. Bui’s wife.
(8)	Includes 5,000 shares held by Mr. Huynh’s wife.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Except as set forth below, since January 1, 2006, there has been no transaction, and there is no currently proposed transaction with any executive officer, director or 5% or greater stockholder of the Company or any affiliate or immediate family member of any such person in which the Company was or is to be a participant and the amount involved exceeds $120,000.

Cavico Vietnam, our wholly-owned subsidiary, had a loan payable to Mr. Ha Quang Bui, our Chief Executive Officer, a balance of $87,249 at December 31, 2009. The loan was originated in January 2008 and renewed for a one-year term in January 2009. The highest loan balance owed by Cavico Vietnam to Mr. Bui was $458,673 on March 31, 2008. This loan had an annual interest rate of 12%. Cavico Vietnam, our subsidiary, borrowed on December 1, 2006 from Ms. Ty Thi Pham, vice-chairman of Cavico Vietnam, at an interest rate of 12%. The highest loan balance owed by Cavico Vietnam to Ms. Pham was $1,246,883, as of December 31, 2006. This loan was paid off during the year ended December 31, 2007 with interest payment of $132,551.

Our subsidiaries made advances of $790,049 and $714,658 to their officers and directors as of December 31, 2009 and December 31, 2008, respectively. Advances to management and employees include miscellaneous expenses such as business travel costs, selling costs and material purchases. Our policy is to receive expense reports for these amounts and move them to the appropriate expense account. If an expense report is not turned in, these advances can be deducted from the salary of the related individuals. Our subsidiaries had other payables of $9,686 and $20,520 to their officers and directors as of December 31, 2009 and December 31, 2008, respectively.

We had loans receivable of $194,634 and $334,196 from their officers and directors as of December 31, 2009 and December 31, 2008, respectively. These loans were made with no interest, not secured and due on demand.

Our subsidiaries had loans payable to their officers and directors of $220,091 and $208,667 as of December 31, 2009 and December 31, 2008, respectively. These loans are unsecured, and due on demand with annual interest from 12% to 24%.

We had investments, which are accounted for on the cost method, in Vietnam Power Investment and Development, JSC and Tour Zones Investment and Construction JSC. These entities share common directors with the Company. Tour Zones Investment and Construction JSC owns 6.4% of Cavico Luong Son JSC, a subsidiary of which Cavico Vietnam owns the remaining 93.6%.

 The Company has guaranteed a loan with line of credit for approximately $3.8 million and $5.6 million for Cavico Mining, an equity investment entity, as of December 31, 2009 and December 31, 2008, respectively. The loan balances as of December 31, 2009 and December 31, 2008 were $3,337,129 and $2,128,859, respectively. The Company also had a receivable from Cavico Mining for $7,070,665 and $3,826,533 as of December 31, 2009 and December 31, 2008, respectively and payable due to Cavico Mining for $1,190,716 and $155,347 as of December 31, 2009 and December 31, 2008, respectively.

UNDERWRITING AND PLAN OF DISTRIBUTION

Subject to the terms and conditions of an underwriting agreement, dated __, 2010, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Rodman & Renshaw, LLC is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of shares offered in this offering set forth opposite their respective names below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Name	Numberof Shares
Rodman & Renshaw, LLC
Chardan Capital Markets, LLC
Total

Nature of Underwriting Commitment

The underwriting agreement provides that the underwriters are committed to purchase on a several but not joint basis all shares offered in this offering, other than those covered by the over-allotment option described below, if the underwriters purchase any of these securities. The underwriting agreement provides that the obligations of the underwriters to purchase the shares offered hereby are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of other events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to the authorization and the validity of the shares being accepted for listing on NASDAQ and to various other customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions of our counsel.

Pricing of Securities

The underwriters have advised us that they propose to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers that are members of the Financial Industry Regulatory Authority (FINRA), at such price less a concession not in excess of $[*] per share. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $[*] per share to certain brokers and dealers. After this offering, the offering price and concessions and discounts to brokers and dealers and other selling terms may from time to time be changed by the underwriters. These prices should not be considered an indication of the actual value of our shares and are subject to change as a result of market conditions and other factors. No variation in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

Our common stock was approved for listing on the NASDAQ Capital Market under the symbol “CAVO” and commenced trading on such exchange on September 18, 2009. On April 21, 2010, the closing market price of our common stock was $3.84 The public offering price for the shares was determined by negotiation between us and the underwriters.

The principal factors considered in determining the public offering price of the shares included:

●	the information in this prospectus and otherwise available to the underwriters;
●	the history and the prospects for the industry in which we will compete;
●	the current stock price;
●	our current financial condition and the prospects for our future cash flows and earnings;
●	the general condition of the economy and the securities markets at the time of this offering;
●	the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and
●	the public demand for our securities in this offering.

We cannot be sure that the public offering price will correspond to the price at which our shares will trade in the public market following this offering or that an active trading market for our shares will develop and continue after this offering.

Commissions and Discounts

The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us, assuming a $[*] offering price. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option.

Total
	Per Share	Without Over-Allotment	With Over-Allotment
Public offering price	$	$	$
Underwriting discount (1)	$	$	$
Non-accountable expense allowance (2)	$	$	$
Proceeds, before expenses, to us (3)	$	$	$

(1)	Underwriting discount is $[*] per share (6% of the price of the shares sold in the offering).
(2)	The non-accountable expense allowance of 1% is not payable with respect to the shares sold upon exercise of the underwriters’ over-allotment option.
(3)	We estimate that the total expenses of this offering, excluding the underwriters’ discount and the non-accountable expense allowance, are approximately $300,000.

Over-allotment Option

We have granted a 45-day option to the representative of the underwriters to purchase additional shares of common stock up to an additional 15% of common stock sold in the offering ([*] additional shares) solely to cover over-allotments, if any, at the same price as the initial shares offered. If the underwriters fully exercise the over-allotment option, the total public offering price, underwriting fees and expenses and net proceeds (before expenses) to us will be $[*], $[*], and $[*] respectively.

Lock-ups

All of our officers and directors have agreed that, for a period of 6 months from the effective date of the registration statement of which this prospectus forms a part, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, without the consent of the representative except for exercise or conversion of currently outstanding warrants, options and convertible debentures, as applicable; and exercise of options under an acceptable stock incentive plan. The underwriter representative may consent to an early release from the lock-up periods if, in its opinion, the market for the common stock would not be adversely impacted by sales and in cases of a financial emergency of an officer, director or other stockholder. We are unaware of any officer or director who intends to ask for consent to dispose of any of our equity securities during the relevant lock-up periods.

Common Stock Purchase Option

We have agreed to sell Rodman & Renshaw, LLC for $100 an option to purchase up to a total of 190,476 shares of common stock (5% of the shares sold). The shares issuable upon exercise of this option are identical to those offered by this prospectus. This option is exercisable at $[*] per share (125% of the price of the shares sold in the offering), commencing on a date which is one year from the effective date of the registration statement and expiring five years from the effective date of the registration statement. The option may also be exercised on a cashless basis. The option and the 190,476 shares of common stock underlying the option have been deemed compensation by the FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 5110(g)(1) of the FINRA. Rodman & Renshaw, LLC (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate this option or the securities underlying this option, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of this option or the underlying securities for a period of 180 days from the date of this prospectus. Additionally, the option may not be sold transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180 day period) following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the purchase option and its underlying securities have been registered on the registration statement of which this prospectus forms a part, the option grants holders demand and “piggy back” registration rights for periods of four and six years, respectively, from the first anniversary of the date of this prospectus. These rights apply to all of the securities directly and indirectly issuable upon exercise of the option. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the option, other than underwriting commissions incurred and payable by the holders. The exercise price and number of shares issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the option exercise price or underlying shares will not be adjusted for issuances of common stock at a price below the option exercise price.

This option will be valued based on the underlying shares obtainable and valuation factors appropriate at the time it is issued. We currently estimate that value to be approximately $______, based on the number of shares subject to this option, a midpoint offering price of the shares of $______, the resulting exercise prices related to the option on the shares, the five year term of the option, a risk-free interest rate of [*] % currently commensurate with that term, an expected dividend yield of [*] % and estimated volatility of [*] %, based on a review of our historical volatility. The initial value of this option will be charged to additional paid-in capital as part of the offering costs incurred, and the option will be accounted for as a derivative instrument liability because it is denominated in a currency other than our functional currency.

Other Terms

In connection with this offering, the underwriters or certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of shares offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder. We have also granted Rodman & Renshaw, LLC a right of first refusal to conduct future offerings for us during the 12 months following the date of this prospectus. In addition, pursuant to the Underwriting Agreement, we paid $5,000 per individual for the cost of the investigative search firm that conducted an investigation of our principals.

Stabilization

Until the distribution of the shares of common stock offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our securities. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Securities Exchange Act of 1934 that are intended to stabilize, maintain or otherwise affect the price of our common stock. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

●	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, so long as stabilizing bids do not exceed a specified maximum.
●
Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares in the open market.

●
Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more shares of common stock than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

●
Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the shares of common stock originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our securities. These transactions may occur on the NASDAQ Capital Market or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Foreign Regulatory Restrictions on Purchase of the Common Stock

We have not taken any action to permit a public offering of shares of our common stock outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of common shares and the distribution of the prospectus outside the United States. In addition to the public offering of the shares in the United States, the underwriters may, subject to the applicable foreign laws, also offer the common shares to certain institutions or accredited persons in the following countries:

Italy.  This offering of shares of our common stock has not been cleared by Consob, the Italian Stock Exchange’s regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no common shares may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to our common stock be distributed in Italy, except (1) to professional investors ( operatori qualificati ); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of our common shares or distribution of copies of this prospectus or any other document relating to our common stock in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia , on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Germany.  The offering of shares of our common stock is not a public offering in the Federal Republic of Germany. The common shares may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapier-Verkaudfspropsektgestz), as amended, and any other applicable German law. No application has been made under German law to publicly market our common shares in or out of the Federal Republic of Germany. Our common shares are not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. Therefore, this prospectus is strictly for private use and the offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. Our common shares will only be available to persons who, by profession, trade or business, buy or sell securities for their own or a third party’s account.

France.  The shares of our common stock offered by this prospectus may not be offered or sold, directly or indirectly, to the public in France. This prospectus has not been or will not be submitted to the clearance procedure of the Autorité des Marchés Financiers, or the AMF, and may not be released or distributed to the public in France. Investors in France may only purchase the common shares offered by this prospectus for their own account and in accordance with articles L. 411-1, L. 441-2 and L. 412-1 of the Code Monétaire et Financier and decree no. 98-880 dated October 1, 1998, provided they are “qualified investors” within the meaning of said decree. Each French investor must represent in writing that it is a qualified investor within the meaning of the aforesaid decree. Any resale, directly or indirectly, to the public of the common shares offered by this prospectus may be effected only in compliance with the above mentioned regulations. ”Les actions offertes par ce document d’information ne peuvent pas être, directement ou indirectement, offertes ou vendues au public en France. Ce document d’information n’a pas été ou ne sera pas soumis au visa de l’Autorité des Marchés Financiers et ne peut être diffusé ou distribué au public en France. Les investisseurs en France ne peuvent acheter les actions offertes par ce document d’information que pour leur compte propre et conformément aux articles L. 411-1, L. 441-2 et L. 412-1 du Code Monétaire et Financier et du décret no. 98-880 du 1 octobre 1998, sous réserve qu’ils soient des investisseurs qualifiés au sens du décret susvisé. Chaque investisseur doit déclarer par écrit qu’il est un investisseur qualifié au sens du décret susvisé. Toute revente, directe ou indirecte, des actions offertes par ce document d’information au public ne peut être effectuée que conformément à la réglementation susmentionnée.”

Greece. The present prospectus has been submitted for approval by the United States Securities and Exchange Commission (“US SEC”) and not the Greek Capital Market Committee. All information contained in the prospectus is true and accurate. The offering of the shares of common stock of the company does not constitute an initial public offer in Greece according to CL. 2190/1920 and L. 3401/2005 as amended and in force. This prospectus is strictly for the use of the entity to which it has been addressed to by the company and not to be circulated in Greece or any other jurisdiction.

This information and documentation is true and accurate and in conformity with the information contained in the prospectus for the offer shares of common stock of the company, which is being reviewed for approval only by the United States Securities and Exchange Commission. and does not constitute provision of the investment service of investment advice according to L. 3606/2007. Any recipient of this material has stated to be a qualified and experienced investor and will evaluate the contents and decide on his/her own discretion whether to participate or not at this offering of shares of common stock of the company.

Switzerland.  This prospectus may only be used by those persons to whom it has been directly handed out by the offeror or its designated distributors in connection with the offer described therein. The shares of common stock are only offered to those persons and/or entities directly solicited by the offeror or its designated distributors, and are not offered to the public in Switzerland. This prospectus constitutes neither a public offer in Switzerland nor an issue prospectus in accordance with the respective Swiss legislation, in particular but not limited to Article 652A Swiss Code Obligations. Accordingly, this prospectus may not be used in connection with any other offer, whether private or public and shall in particular not be distributed to the public in Switzerland.

United Kingdom.   In the United Kingdom, the shares of common stock offered by this prospectus are directed to and will only be available for purchase to a person who is an exempt person as referred to at paragraph (c) below and who warrants, represents and agrees that: (a) it has not offered or sold, will not offer or sell, any common shares offered by this prospectus to any person in the United Kingdom except in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the section 85 of the Financial Services and Markets Act 2000 (as amended) (“FSMA”); and (b) it has complied and will comply with all applicable provisions of FSMA and the regulations made thereunder in respect of anything done by it in relation to the common shares offered by this prospectus in, from or otherwise involving the United Kingdom; and (c) it is a person who falls within the exemptions to Section 21 of the FSMA as set out in The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (“the Order”), being either an investment professional as described under Article 19 or any body corporate (which itself has or a group undertaking has a called up share capital or net assets of not less than £500,000 (if more than 20 members) or otherwise £5 million) or an unincorporated association or partnership (with net assets of not less than £5 million) or is a trustee of a high value trust or any person acting in the capacity of director, officer or employee of such entities as defined under Article 49(2)(a) to (d) of the Order, or a person to whom the invitation or inducement may otherwise lawfully be communicated or cause to be communicated. The investment activity to which this document relates will only be available to and engaged in only with exempt persons referred to above. Persons who are not investment professionals and do not have professional experience in matters relating to investments or are not an exempt person as described above, should not review nor rely or act upon this document and should return this document immediately. It should be noted that this document is not a prospectus in the United Kingdom as defined in the Prospectus Regulations 2005 and has not been approved by the Financial Services Authority or any competent authority in the United Kingdom.

Sweden.  Neither this prospectus nor the shares of common stock offered hereunder have been registered with or approved by the Swedish Financial Supervisory Authority under the Swedish Financial Instruments Trading Act (1991:980) (as amended), nor will such registration or approval be sought. Accordingly, this prospectus may not be made available nor may the common shares offered hereunder be marketed or offered for sale in Sweden other than in circumstances which are deemed not to be an offer to the public in Sweden under the Financial Instruments Trading Act. This prospectus may not be distributed to the public in Sweden and a Swedish recipient of the prospectus may not in any way forward the prospectus to the public in Sweden.

Norway.  This prospectus has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act 1997, as amended. This prospectus has not been approved or disapproved by, or registered with, either the Oslo Stock Exchange or the Norwegian Registry of Business Enterprises. This prospectus may not, either directly or indirectly be distributed to Norwegian potential investors.

Denmark.  This prospectus has not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act No. 171 of 17 March 2005, as amended from time to time, or any Executive Orders issued on the basis thereof and has not been and will not be filed with or approved by the Danish Financial Supervisory Authority or any other public authority in Denmark. The offering of the shares of common stock will only be made to persons pursuant to one or more of the exemptions set out in Executive Order No. 306 of 28 April 2005 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market and on the First Public Offer of Securities exceeding EUR 2,500,000 or Executive Order No. 307 of 28 April 2005 on Prospectuses for the First Public Offer of Certain Securities between EUR 100,000 and EUR 2,500,000, as applicable.

The Netherlands.  Underwriters may not offer, distribute, sell, transfer or deliver any of our securities, directly or indirectly, in The Netherlands, as a part of their initial distribution or at any time thereafter, to any person other than our employees or employees of our subsidiaries, individuals who or legal entities which trade or invest in securities in the conduct of their profession or business within the meaning of article 2 of the Exemption Regulation issued under the Securities Transactions Supervision Act 1995 ( Vrijstellingsregeling Wet toezich teffectenverkeer1995 ), which includes banks, brokers, pension funds, insurance companies, securities institutions, investment institutions, and other institutional investors, including, among others, treasuries of large enterprises who or which regularly trade or invest in securities in a professional capacity.

Cyprus. Each of the book running managers has represented, warranted and agreed that: (i) it will not be providing from or within Cyprus any “Investment Services”, “Investment Activities” and “Non-Core Services” (as such terms are defined in the Investment Firms Law 144(I) of 2007, (the “IFL”) in relation to the shares of common stock, or will be otherwise providing Investment Services, Investment Activities and Non-Core Services to residents or persons domiciled in Cyprus. Each book running manager has represented, warranted and agreed that it will not be concluding in Cyprus any transaction relating to such Investment Services, Investment Activities and Non-Core Services in contravention of the IFL and/or applicable regulations adopted pursuant thereto or in relation thereto; and (ii)it has not and will not offer any of the shares of common stock other than in compliance with the provisions of the Public Offer and Prospectus Law, Law 114(I)/2005.

Israel.  The shares of common stock offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (ISA). The common shares may not be offered or sold, directly or indirectly, to the public in Israel. The ISA has not issued permits, approvals or licenses in connection with the offering of the common shares or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the common shares being offered. Any resale, directly or indirectly, to the public of the common shares offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Oman. For the attention of the residents of Oman:

The information contained in this prospectus neither constitutes a public offer of securities in the Sultanate of Oman (“Oman”) as contemplated by the Commercial Companies Law of Oman (Sultani Decree 4/74) or the Capital Market Law of Oman (Sultani Decree 80/98), nor does it constitute an offer to sell, or the solicitation of any offer to buy non-Omani securities in Oman as contemplated by Article 6 of the Executive Regulations to the Capital Market Law of Oman (issued vide Ministerial Decision No 4/2001), and nor does it constitute a distribution of non-Omani securities in Oman as contemplated under the Rules for Distribution of Non-Omani Securities in Oman issued by the Capital Market Authority of Oman (“CMA”). Additionally, this prospectus is not intended to lead to the conclusion of any contract of whatsoever nature within the territory of Oman.

This prospectus has been sent at the request of the investor in Oman, and by receiving this prospectus, the person or entity to whom it has been issued and sent understands, acknowledges and agrees that this prospectus has not been approved by the CMA or any other regulatory body or authority in Oman, nor has any authorization, license or approval been received from the CMA or any other regulatory authority in Oman, to market, offer, sell, or distribute the shares within Oman.

No marketing, offering, selling or distribution of any financial or investment products or services has been or will be made from within Oman and no subscription to any securities, products or financial services may or will be consummated within Oman. The underwriters are neither companies licensed by the CMA to provide investment advisory, brokerage, or portfolio management services in Oman, nor banks licensed by the Central Bank of Oman to provide investment banking services in Oman. The underwriters do not advise persons or entities resident or based in Oman as to the appropriateness of investing in or purchasing or selling securities or other financial products.

Nothing contained in this prospectus is intended to constitute Omani investment, legal, tax, accounting or other professional advice. This prospectus is for your information only, and nothing herein is intended to endorse or recommend a particular course of action. You should consult with an appropriate professional for specific advice on the basis of your situation.

United Arab Emirates. his document has not been reviewed, approved or licensed by the Central Bank of the United Arab Emirates (the “UAE”), Emirates Securities and Commodities Authority or any other relevant licensing authority in the UAE including any licensing authority incorporated under the laws and regulations of any of the free zones established and operating in the territory of the UAE, in particular the Dubai International Financial Services Authority (the “DFSA”), a regulatory authority of the Dubai International Financial Centre (the “DIFC”). The sale of the shares does not constitute a public offer of securities in the UAE, DIFC and/or any other free zone in accordance with the Commercial Companies Law, Federal Law No. 8 of 1984 (as amended), DFSA Offered Securities Rules and the Dubai International Financial Exchange Listing Rules, accordingly, or otherwise.

The shares may not be offered to the public in the UAE and/or any of the free zones including, in particular, the DIFC. The shares may be offered and this document may be issued, only to a limited number of investors in the UAE or any of its free zones (including, in particular, the DIFC) who qualify as sophisticated investors under the relevant laws and regulations of the UAE or the free zone concerned. Management of the Company, and the representatives represent and warrant that the shares will not be offered, sold, transferred or delivered to the public in the UAE or any of its free zones including, in particular, the DIFC.

People’s Republic of China.  This prospectus may not be circulated or distributed in the People’s Republic of China, or PRC, and our common stock may not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC. For the purpose of this paragraph, PRC does not include Taiwan and the special administrative regions of Hong Kong and Macau.

Botswana. The company hereby represents and warrants that it has not offered for sale or sold, and will not offer or sell, directly or indirectly the shares of common stock to the public in the Republic of Botswana, and confirms that the offering will not be subject to any registration requirements as a prospectus pursuant to the requirements and/or provisions of the Companies Act, 2003 or the Listing Requirements of the Botswana Stock Exchange.

Hong Kong. The shares of common stock have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance. No advertisement, invitation or document, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) has been issued or will be issued in Hong Kong or elsewhere other than with respect to the common units or shares of common stock which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance.

The contents of this document have not been reviewed by any regulatory authority in Hong Kong. You are advised to exercise caution in relation to the offer. If you are in any doubt about any of the contents of this document, you should obtain independent professional advice.

Singapore. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the shares may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the shares are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

NOTICE TO CANADIAN INVESTORS
Resale Restrictions

The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we and the selling stockholder prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are made. Any resale of the common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

Representations of Purchasers

By purchasing common stock in Canada and accepting a purchase confirmation, a purchaser is representing to us, the selling stockholder and the dealer from whom the purchase confirmation is received that:

●	the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws;
●	where required by law, that the purchaser is purchasing as principal and not as agent;

●	the purchaser has reviewed the text above under Resale Restrictions; and
●
the purchaser acknowledges and consents to the provision of specified information concerning its purchase of the common stock to the regulatory authority that by law is entitled to collect the information.

Further details concerning the legal authority for this information is available on request.

Rights of Action—Ontario Purchasers Only

Under Ontario securities legislation, certain purchasers who purchase a security offered by this prospectus during the period of distribution will have a statutory right of action for damages, or while still the owner of the common stock, for rescission against us and the selling stockholder in the event that this prospectus contains a misrepresentation without regard to whether the purchaser relied on the misrepresentation. The right of action for damages is exercisable not later than the earlier of 180 days from the date the purchaser first had knowledge of the facts giving rise to the cause of action and three years from the date on which payment is made for the common stock. The right of action for rescission is exercisable not later than 180 days from the date on which payment is made for the common stock. If a purchaser elects to exercise the right of action for rescission, the purchaser will have no right of action for damages against us or the selling stockholder. In no case will the amount recoverable in any action exceed the price at which the common stock was offered to the purchaser and if the purchaser is shown to have purchased the securities with knowledge of the misrepresentation, we and the selling stockholder will have no liability. In the case of an action for damages, we and the selling stockholder will not be liable for all or any portion of the damages that are proven to not represent the depreciation in value of the common stock as a result of the misrepresentation relied upon. These rights are in addition to, and without derogation from, any other rights or remedies available at law to an Ontario purchaser. The foregoing is a summary of the rights available to an Ontario purchaser. Ontario purchasers should refer to the complete text of the relevant statutory provisions.

Enforcement of Legal Rights

All of our directors and officers as well as the experts named herein and the selling stockholder may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon us or those persons. All or a substantial portion of our assets and the assets of those persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against us or those persons in Canada or to enforce a judgment obtained in Canadian courts against us or those persons outside of Canada.

Taxation and Eligibility for Investment

Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and about the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

Indemnification

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

LEGAL MATTERS

The validity of the shares sold by us under this prospectus will be passed upon for us by Sichenzia Ross Friedman Ference LLP in New York, New York. Loeb & Loeb LLP in New York, New York has acted as counsel for the underwriters.

EXPERTS

The financial statements as of and for the years ended December 31, 2009 and 2008 included in this prospectus have been audited by PMB Helin Donovan, independent certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting. The financial statements of Cavico Mining and Construction JSC for the years ended December 31, 2009 and 2008 included in this prospectus have been audited by CA&A Consulting and Auditing Co., Ltd. – Hanoi Branch, independent auditors.  To the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Section 145 (“Section 145”) of the Delaware General Corporation Law, as amended (the “DGCL”), permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Our Certificate of Incorporation, as amended, provides that no current or former director of ours shall be personally liable to the us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (Securities Act) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to informational filing requirements of the U.S. Securities Exchange Act of 1934, as amended, and its rules and regulations. This means that we will file reports and other information with the U.S. Securities and Exchange Commission. You can inspect and copy this information at the Public Reference Facility maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can receive additional information about the operation of the SEC’s Public Reference Facilities by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site that will contain the reports and other information that we file electronically with the Commission and the address of that website is http://www.sec.gov .

This prospectus is part of a registration statement we filed with the SEC. We have not authorized anyone to provide you with any information other than that provided in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of the document.

CAVICO CORP. AND SUBSIDIARIES
FINANCIAL STATEMENTS
December 31, 2009 and 2008

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Cavico Corp. and Subsidiaries

We have audited the accompanying consolidated balance sheet of Cavico Corp. and Subsidiaries (“the Company”) as of December 31, 2009 and 2008, and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for the years then ended.  These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cavico Corp. and Subsidiaries at December 31, 2009 and 2008, and the results of its operations, stockholders’ equity and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ PMB Helin Donovan, LLP

PMB Helin Donovan, LLP
Certified Public Accountants
Dallas, Texas

April 13, 2010

CAVICO CORP. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
December 31, 2009 and 2008
	2009	2008
ASSETS

Current Assets:
Cash	$2,391,316	$3,002,239
Investments, available for sale	2,711,912	1,820,406
Equity method investment in Cavico Mining	1,239,851	1,461,292
Accounts receivable -trade- net	15,809,989	11,530,588
Receivable - other	10,550,284	7,088,229
Inventory	4,114,075	3,420,382
Work in process	25,881,123	17,559,747
Receivables from and advances to related parties	984,684	1,048,854
Other current assets	2,205,915	1,423,682
Total current assets	65,889,149	48,355,419

Fixed Assets:
Land and building development costs	11,018,893	8,709,525
Temporary housing assets	266,632	249,962
Machinery and equipment	24,355,935	22,837,606
Vehicles	7,268,114	6,905,688
Office and computer equipment	727,362	715,375
	43,636,936	39,418,156
Less accumulated depreciation	(15,387,540)	(12,050,937)
Net fixed assets	28,249,396	27,367,219

Intangible Assets:
Goodwill	727,073	767,004
Licenses - net	255,875	301,884
Net intangible assets	982,948	1,068,888

Other Non Current Assets:
Investments, cost method	2,495,536	2,599,592
Long-term retention receivables	11,400,629	14,042,107
Prepaid expenses	1,606,973	1,725,660
Long-term work in process	3,054,564	3,579,799
Long-term advances related parties	55,738	58,903
Other assets	2,130,049	703,303
Total other assets	20,743,489	22,709,364

TOTAL ASSETS	$115,864,982	99,500,890

LIABILITIES

Current Liabilities:

Accounts payable	$16,432,092	$8,911,691
Accounts payable – related parties	9,896	17,876
Accrued expenses	6,722,643	4,203,965
Advances from customers	6,887,558	3,762,026
Payable to employees	4,215,547	3,890,975
Notes payable - current	54,740,704	46,813,145
Notes payable - related parties	220,091	208,667
Current portion of capital lease obligations	289,199	101,637
Total current liabilities	89,517,730	67,909,982

Long-Term Debt:
Long-term advances from customer	10,858,809	10,652,992
Capital lease obligations – long-term	858,635	254,020
Long-term debt	5,374,508	7,723,485
Total long-term debt	17,091,952	18,630,497

TOTAL LIABILITIES	106,609,682	86,540,479

Commitments and Contingencies (See Note 15)	-	-

Stockholders' Equity:
Preferred stock:$.001 par value - 25,000,000 authorized, none issued and outstanding	-	-
Common stock, $.001 par value; 300,000,000 shares authorized; 3,274,942 shares issued and 3,047,795 shares outstanding	3,048	3,048
Additional paid-in capital	13,619,865	13,619,865
Accumulated deficit	(11,400,322)	(6,638,329)
Accumulated other comprehensive income (loss)	(1,388,509)	(3,739,401)
Total Cavico Corp. stockholders' equity	834,082	3,245,183
Non-controlling interest	8,421,218	9,715,228
Total stockholders’ equity	9,255,300	12,960,411

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$115,864,982	$99,500,890

The accompanying notes are an integral part of these consolidated financial statements.

CAVICO CORP. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME
For the Years Ended December 31, 2009 and 2008

	2009	2008
Revenues:
Civil construction	$52,575,960	$47,501,672
Commercial activities	8,514,762	4,435,264
Total revenue	61,090,722	51,936,936

Cost of Goods Sold:
Civil construction	47,871,074	40,451,775
Commercial activities	7,432,507	3,951,112
Total cost of goods sold	55,303,581	44,402,887

Gross Profit	5,787,141	7,534,049

Operating Expenses:
Selling expenses	289,744	78,779
General & administrative expenses	6,933,445	6,280,570
Bad debt expense	128,748	212,828
Total operating expenses	7,351,937	6,572,177

Total income (loss) from operations	(1,564,796)	961,872

Other income (expenses):
Gain on disposal of assets	160,395	44,345
Other income (expense)	304,194	45,258
Income (loss) from investment in Cavico Mining	(141,477)	130,131
Other-than-temporary impairment losses on available-for-sale securities	(975,724)	-
Loss on sales of marketable securities	(143,634)	(439,934)
Loss on foreign currency exchange	(232,270)	(97,061)
Interest income	413,741	912,430
Interest expense	(2,603,686)	(2,534,062)
Total other income ( expense)	(3,218,461)	(1,938,893)

Loss before income taxes and non-controlling interest	(4,783,257)	(977,021)

Income taxes benefit (expense)	(447,295)	2,392,347

Income (loss) before non-controlling interest	(5,230,552)	1,415,326

Net income (loss) attributable to non-controlling interest	(468,558)	783,510

Net income (loss) attributable to Cavico Corp.	$(4,761,994)	$631,816
Other comprehensive income:
Unrealized gain(loss) on investments available for sale	2,420,224	(6,352,628)
Foreign currency translation adjustment	(641,095)	(467,881)
Comprehensive income (loss)	$(3,451,423)	$(5,405,183)
Less comprehensive income(loss) attributable to the non-controlling interest	547,412	(783,510)
Comprehensive income(loss) attributable to Cavico Corp	$(2,904,011)	$(6,188,693)
Per Share Information:
Weighted average number of common shares outstanding-basic and diluted	3,047,795	2,941,726
Net income(loss) per common share-basic and diluted	$(1.56)	$0.21

The accompanying notes are an integral part of these consolidated financial statements.

CAVICO CORP. AND SUBSIDIARIES
Consolidated Statement ofStockholders' Equity
For the Years Ended December 31, 2009 and 2008

	Common Stock		Additional Paid-in	Accumulated	Accumulated other Comprehensive	Total Cavico Corp Stockholders’	Non-controlling	Total Stockholders’
	Shares	Amount	Capital	Deficit	Income(loss)	Equity	Interest	Equity

Balance, December 31, 2007	2,919,045	$2,919	$13,235,244	$(7,051,005)	$3,081,108	$9,268,266	$5,600,977	$14,869,243

Shares issued for services	3,750	4	84,746	-	-	84,750		84,750
Shares issued for cash	125,000	125	299,875	-	-	300,000		300,000
Sale of shares from non-controlling interest							1,891,800	1,891,800
Dividends paid to non-controlling interest							(372,492)	(372,492)
Foreign currency translation adjustment	-	-	-	-	(467,881)	(467,881)	(625,439)	(1,093,320)
Unrealized loss on securities available for sale	-	-	-	-	(6,352,628)	(6,352,628)		(6,352,628)
Consolidation of additional subsidiaries	-	-	-	(219,140)	-	(219,140)	2,436,871	2,217,731
Net income				631,816	-	631,816	783,510	1,415,326
Balance, December 31, 2008	3,047,795	$3,048	$13,619,865	$(6,638,329)	$(3,739,401)	$3,245,183	$9,715,228	$12,960,411

Sale of shares from non-controlling interest							275,607	275,607
Dividends paid to non-controlling interest							(529,295)	(529,295)
Reclassification of unrealized loss from non-controlling interest in the prior year					492,910	492,910	(492,910)	-
Foreign currency translation adjustment	-	-	-	-	(124,825)	(124,825)	(516,270)	(641,095)
Unrealized gain on securities available for sale	-	-	-	-	1,982,807	1,982,807	437,416	2,420,224
Net loss				(4,761,994)	-	(4,761,994)	(468,558)	(5,230,552)
Balance, December 31, 2009	3,047,795	$3,048	$13,619,865	$(11,400,322)	$(1,388,509)	$834,082	$8,421,218	$9,255,300

The accompanying notes are an integral part of these consolidated financial statements.

CAVICO CORP. AND SUBSIDIARIES
Consolidated Statement of Cash Flows
For the Years Ended December 31, 2009 and 2008

	2009	2008
Cash Flows From Operating Activities:
Net income (loss)	$(5,230,552)	$1,415,326
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	4,986,536	4,820,554
Change in provisions for uncollectible receivables	(157,843)	212,828
Gain on sale of fixed assets	(160,395)	(44,345)
Other-than-temporary impairment losses on available-for-sale securities	975,724	-
Loss from other investment activities	143,634	439,934
Income(loss) from investment in Cavico Mining	141,477	(130,131)
Stock issued for services	-	84,750
Changes in assets and liabilities:
Increase in accounts receivable and other current assets	(7,714,909)	(16,231,078)
Increase in inventory	(755,100)	(1,160,044)
Increase in work in progress	(8,676,361)	(2,439,873)
Increase in other assets	(1,226,651)	(510,937)
Increase in advances from customer	3,494,487	9,756,039
Increase in payable to employees	560,630	1,979,223
Increase(decrease) in accounts payables and accrued expenses	11,510,988	(1,421,419)
Net Cash Used in Operating Activities	(2,108,335)	(3,229,173)

Cash Flows from Investing Activities:
Purchase of property, equipment and intangible assets	(7,111,171)	(11,856,498)
Cash acquired in consolidation of new entities	-	49,688
Proceeds from withdrawals of investments in nonconsolidated companies	166,821	165,563
Purchase of investments in nonconsolidated companies and joint stock company	(441,344)	(935,001)
Proceeds from sales of fixed assets	819,721	363,128
Net Cash Used in Investing Activities	(6,565,973)	(12,213,120)

Cash Flow From Financing Activities:
Proceeds from contribution by noncontrolling interests	275,607	1,891,800
Payments of dividends to noncontrolling interests	(529,295)	(372,492)
Proceeds from shares issued	-	300,000
Proceeds from notes payable	82,185,846	76,202,548
Proceeds from notes payable - related parties	94,695	2,660,802
Payments of notes payable- others	(73,634,129)	(60,463,105)
Payments of notes payable- related parties	(70,834)	(2,925,434)
Payments of capital leases obligations	(120,832)	(65,477)
Net Cash Provided By Financing Activities	8,201,058	17,228,642

Increase(decrease) in Cash	(473,250)	1,786,349

Cash at Beginning of period	3,002,239	1,357,390
Effect of foreign currency translation	(137,673)	(141,500)

Cash at End of period	$2,391,316	$3,002,239

Supplemental Cash Flow Information:
Interest paid	$5,589,041	$7,951,821
Taxes paid	$41,059	$43,836

Non-Cash Investing and Financing Activities:

Assets acquired under capital lease	$1,251,691	$509,482
Non cash changes to assets and liabilities due to the consolidation of subsidiaries previously accounted for as cost method investments:
Accounts receivable and other current assets	$-	$2,257,815
Inventory	-	4,718
Construction work in progress	-	325,832
Other assets	-	108,753
Accounts payable & accrued expenses	-	640,476
Payable to employees	-	537,963

The accompanying notes are an integral part of these consolidated financial statements.

NOTE 1 – ORGANIZATION AND BASIS OF PRESENTATION

The Company

Cavico Corp. and Subsidiaries, (the Company) was organized as a Delaware corporation on September 13, 2004, to engage in any lawful act or activity for which corporations may be organized. At the time of incorporation, the Company was named Laminaire Corp. and in November 2004 the name was changed to Agent 155 Media Group, Inc. In April 2006, the Company entered into an “Asset Purchase Agreement” with Cavico Vietnam Joint Stock Company, a joint stock company duly organized and existing under the laws of Socialist Republic of Vietnam. Under this purchase agreement, Agent 155, the buyer, transferred 1,975,000 shares of the Company’s common shares for all assets and liabilities of Cavico Vietnam Joint Stock Company (“CVJSC”) following a 300-to-1 reverse stock split of Agent 155 common stock. On May 2, 2006, following the consummation of the Asset Purchase Agreement, the name of the Company was changed to Cavico Corp.

The merger of Agent 155 Media Group, Inc. with CVJSC was accounted for as a reverse acquisition under the purchase method of accounting since the shareholders of CVJSC obtained control of the consolidated entity. Accordingly, the merger of the two companies is recorded as a recapitalization of Agent 155 Media Group, Inc., with CVJSC being treated as the continuing entity. The historical financial statements to be presented are those of CVJSC.

Cavico Vietnam Joint Stock Company in Hanoi, Vietnam Construction and Investment Vietnam Joint Stock Company’s main operations include the following: constructing power projects up to 35KV, shoveling mine soil and stone, constructing transport and irrigation works, industrial and civil construction, leasing machines and equipment, trading production and consumption materials, machines and equipment for construction, transport, irrigation, and power projects installation.

On August 19, 2009, the Company affected a reverse stock split on a 40-for-1 basis.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company, its wholly owned subsidiaries, majority owned subsidiaries and all entities in which the Company has less than fifty percent ownership that are variable interest entities in which the Company is the primary beneficiary. Cavico Energy Construction, Cavico Tower, Cavico Manpower, Cavico Stone and Mineral and Cavico Land are considered to be variable interest entities in which the Company is the primary beneficiary. The Company is the primary beneficiary because the Company expects to absorb more than 50% of expected losses and residual returns from all of these five less than fifty percent owned entities. The Company exercises significant control over all of its consolidated entities though shared management, guarantees of indebtedness, inter-company credit lines, shared use of assets and control of major contracts. Some of these consolidated entities were able to raise working capital by selling the shares to independent third parties without affecting the benefits received from these entities.  Loss generated from the entities in which the Company has less than fifty percent ownership shares was $103,831 and income of $93,716 for the year ended December 31, 2009 and 2008, respectively.

All significant intercompany accounts and transactions have been eliminated.  The consolidated financial statements include the accounts of the parent company, Cavico Corp., and its following subsidiaries:
	% of Ownership
Subsidiary	12/31/09	12/31/08
Cavico Vietnam Company Limited	100%	100%
Cavico Bridge and Underground Construction JSC	66%	66%
Cavico Trading JSC	63%	63%
Cavico Construction and Infrastructure Investment JSC	69%	69%
Cavico Power and Resource JSC	76%	76%
Cavico Transport JSC	69%	74%
Cavico Hydropower Construction JSC	72%	72%
Cavico Energy Construction JSC	38%	38%
Cavico Tower JSC	33%	34%
Cavico Industry and Technical Service JSC	62%	65%
Cavico Manpower JSC	40%	30%
Cavico Stone and Mineral JSC	45%	36%
Cavico PHI Cement JSC	81%	81%
Cavico Luong Son JSC	92%	91%
Cavico Land JSC	15%	13%
Cavico Son La JSC	100%	-
During the years ended December 31, 2009 and 2008, the following entities were added in the consolidation.

Name of Entity	Consolidation Date	Percentage of ownership	Description of business
Cavico Tower	April 01, 2008	33	Office for leases
Cavico ITS	April 01, 2008	62	Steel fabrication production
Cavico Manpower	April 01, 2008	40	Labor supply for projects
Cavico Stone & Mineral	July 01, 2008	45	Production of white stone
Cavico PHI	July 01, 2008	81	Cement factory operation
Cavico Luong Son JSC	July 01, 2008	92	Operation of tourism zone
Cavico Land JSC	July 01, 2008	15	Land investment and development
Cavico Son La JSC	January 6, 2009	100	Stone exploitation
Cavico Mining and Construction JSC

Cavico Vietnam Mining and Construction Joint Stock Company (Cavico Mining) formerly known as Cavico Vietnam Mining and Construction Limited, was established on March 26, 2002 with principal activities in mining construction and civil construction, especially in connection with mining and dam construction, equity investments in mines, power supply plants and land development projects. On June 13, 2006 Cavico Vietnam Mining and Construction Company Limited was changed to joint stock company following Business registration Certificate issued by Hanoi Department of Planning and Investment. The Company’s share capital as stated in its Business Registration Certificate is VND 80,610,060,000 (approximately $4.5 million). Currently, Cavico Mining shares are traded over the Hochiminh City Stock Exchange.

In accordance with current rules promulgated by the Vietnam State Security Committee relating to foreign ownership of publicly traded Vietnamese entities, the Company had to reduce the ownership in this entity to 50.16% in 2006. In 2008, the Company’s percentage of ownership was reduced to 25.55% with total equity amount of $1,315,704 from 39.13% due to additional sale of ownership.

On December 11, 2009, Cavico Corp., Cavico Vietnam and Cavico Mining entered into a Stock Purchase Agreement, pursuant to which the Company and its subsidiaries agreed to purchase from Cavico Mining a total of 4,000,000 ordinary shares of Cavico Mining at Vietnamese Dong 16,894 per share (approximately $0.94 per share based on current exchange rates) in exchange for debt owed to the Company and its subsidiaries by Cavico Mining. The purpose of the acquisition of an additional 4,000,000 shares of Cavico Mining to own over 50% of Cavico Mining’s common stock was to enable the Company to include Cavico Mining in the consolidated financial statements on a going forward basis. On February 11, 2010, this Stock Purchase Agreement was consummated and Cavico Mining will be a consolidated subsidiary starting for the period ending March 31, 2010.

NOTE 2-	SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Such estimates may be materially different from actual financial results. Significant estimates include the recoverability of long-lived assets and the collectability of accounts receivable. The Company’s consolidation of the entities with less than 50% ownership, such as Cavico Energy, Cavico Manpower, Cavico Tower, Cavico Land and Cavico Stone and Mineral was based on an assumption that these entities are variable interest entities in which the Company is the primary beneficiary and will absorb more than 50% of expected losses and residual returns and has the ability to make economic decisions on behalf of  the variable interest entities.

Cash and Cash Equivalents

The Company maintains the majority of its cash at commercial banks and as cash on hand. The total cash balances in the commercial banks are insured by the state bank of Vietnam. The Company’s bank account in United States at times may exceed federally insured limits. The Company has not experienced any losses on such accounts. For purposes of the statement of cash flows, the Company considers all cash and highly liquid investments with initial maturities of three months or less to be cash equivalents.

Investment in Marketable Securities

Management determines the appropriate classification of investments at the time of purchase and reevaluates such designation as of each balance sheet date.  Marketable securities that are actively traded in the near term are classified as trading securities and are reported at fair value, with unrealized gains and losses recognized in earnings. Available-for-sale investments are stated at fair value with net unrealized gains or losses reported in stockholders’ equity as other comprehensive income (loss).  Investments classified as held-to-maturity are carried at amortized cost in the absence of any other than temporary decline in value.  Realized gains and losses, and declines in value judged to be other than temporary are included in other income.  The cost of securities sold is computed using the specific identification method.

Equity Method Investment

Investment in Cavico Mining, a joint stock company is accounted for by the equity method. Under the equity method of accounting, an investee company’s accounts are not reflected within the Company’s balance sheets or statements of operations; however, the Company’s share of the earnings or losses of the investee company is reflected in the caption “Income (loss) from investment in Cavico Mining” in the statements of operations. The Company’s carrying value in an equity method joint stock company is reflected in the caption “Equity method investment in Cavico Mining” in the Company’s balance sheets.

Accounts Receivable

The Company grants credit to customers within Vietnam and does not require collateral. The Company’s ability to collect receivables is affected by economic fluctuations in the geographic areas and industries served by the Company. Reserves for uncollectable amounts are provided, based on past experience and a specific analysis of the accounts, which management believes are sufficient. The Company reserves balances as follows; 100% reserve: Accounts over 365 days with no activities during the year, 15% reserve for account over 365 days with activities during the year , 10% reserve for accounts balances over 271-365 days, and  5% reserve for accounts balances in 180-270 days. Although the Company expects to collect amounts due, actual collections may differ from the estimated amounts. As of December 31, 2009, the Company had a reserve for doubtful accounts of $751,940. As of December 31, 2008, the Company had a reserve for doubtful accounts of $597,349.

Advances

The Company advances to employees for salaries and business expenses. Since the employees traditionally choose to defer their salary payments to a later date, the Company pays the advances to employees throughout the year.  When the salary advances are not paid back, the Company has a right to offset against the salary payable amount. The advances not paid back within the agreed date are expensed or offset against the salaries payable. The advances for business expenses are charged to expenses when the employees turn in the expense report within one months from the date of expense incurred. If the advance amounts are not collectible, the Company can offset against employee payable. Advances are included in Receivable-Other. During the year ended December 31, 2009 the Company expensed $107,247 from this account as uncollectable.

Prepayments to Suppliers

Prepayments to supplies include the prepayments to contractors and suppliers. The prepayment amounts are normally expensed in a short period of time as the expenses incur. The prepayments are included in receivable-other account.

Other Short Term Receivable

Other short term receivables included in Receivable-Other account consist of receivable from short term loans and deposits amounting $887,623.  The Company evaluates the collectability of these receivables and writes off the balance if it is determined to be non-collectible. As of December 31, 2009, the Company expensed $15,810 from this account as bad debt. As of December 31, 2009 and 2008, the Company has not accrued any interest on these loans.

Inventories

Inventories consist of supplies and raw materials. Supplies, such as fuel and spare parts, are carried at the weighted average cost. Raw materials are valued at lower of cost or market. The Company regularly reviews it inventory for presence of obsolescence attributed to age, seasonality, and quality. Inventories that are considered obsolete are written off or adjusted to the carrying value.

Work in Process

Work in process includes the costs of production such as materials, labor, overhead and interest cost on projects not yet recognized as revenue.  The interest costs included in work in process were $3,133,416 and $3,160,983 at December 31, 2009 and 2008, respectively. The Company had $3,054,564 and $3,579,799 in long term work in process at December 31, 2009 and 2008, respectively, which will be recorded as cost of goods sold when certified revenue is recognized. Reserves for uncollectible amounts are provided and are periodically reviewed for collectability and any costs not expected to have future value are written off. The Company recorded losses of $255,816 and $-0- for the years ended December 31, 2009 and 2008, respectively related to contracts for which the costs of production is higher than projected revenue.   As of December 31, 2009 and 2008, the reserves against work in process were $640,616 and $843,494, respectively.  This reduction of reserves was due to write-off of uncollectible balances at December 31, 2009. The Company adjusted $332,937 as other income to account for the reduction of  reserve from the prior year. The Company determined these reserves were sufficient for both short term and long term work in process.

Property and Equipment

Property and equipment, including renewals and betterments, are stated at cost. Assets held under capital leases are recorded at lease inception at the lower of the present value of the minimum lease payments or the fair market value of the related assets. The Company follows the practice of capitalizing property and equipment purchased over $600. The cost of ordinary maintenance and repairs is charged to operations while renewals and replacements are capitalized. Depreciation and amortization are computed on the straight-line method over the following estimated useful lives of the related assets, which range from three to ten years, and are as follows:

Temporary housing assets	5 years
Machinery and Equipment	5 to 7 years
Vehicles	3 to 10 years
Office Equipment	3-8 years
Computer software	5 years

Certain machinery and equipment was collateralized for the bank notes (Note 15). The total carrying value of the collateralized machinery and equipment amounted $20,703,225 and $23,603,040 as of December 31, 2009 and 2008, respectively.
Depreciation expense for the years ended December 31, 2009 and 2008 was $4,986,536 and $4,820,554, respectively, of which $3,151,267 and $4,919,510 were included in the cost of goods sold, respectively.

Land and Building Development

Land and building development is stated at cost and includes the cost of construction and other direct costs attributable to the construction of Cavico Tower, a high rise commercial building in Hanoi which is expected to be completed at the end of 2011, and land development costs attributable to Chieng Ngan which is an urban development project in Vietnam. No provision for depreciation is made on land development until such time as the relevant assets are completed and put into use.

Long-Lived Assets

The Company’s management assesses the recoverability of its long-lived assets by determining whether the depreciation and amortization of long-lived assets over their remaining lives can be recovered. The amount of long-lived asset impairment if any, is measured based on fair value and is charged to operations in the period in which long lived assets impairment is determined by management. At December 31, 2009 and 2008, the Company’s management believes there was no impairment of its long-lived assets. There can be no assurance however, that market conditions will not change or demand for the Company’s services will continue, which could result in impairment of long-lived assets in the future.

Intangible Assets

The Company reviews annually for impairment of intangible assets in accordance with ASC Topic 360, Accounting for Impairment on Disposed of Long lived Assets. In accordance with ASC 360, an impairment loss will be recognized if carrying amount of the intangible asset is not recoverable and its carrying amount exceeds its value. As of December 31, 2009 and 2008, no impairment was recorded.

 Goodwill

The Company performs the impairment tests annually during the fourth quarter and more frequently when events and circumstances occur that indicate a possible impairment of goodwill. In determining whether there is an impairment of goodwill, the Company calculates the estimated fair value of the reporting unit. The Company then compares the resulting fair value to the net book value of the reporting unit, including goodwill. If the net book value of a reporting unit exceeds its fair value, the Company measures and records the amount of the impairment loss by comparing the implied fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. As of December 31, 2009 and 2008, no impairment of goodwill was recorded.

Real Estate Activities

Cavico Tower’s, one of our subsidiaries,  principal business activities consist of civil and industrial construction; internal and external fitting out; land leveling and surface improvement; building leasing; real estate business; restaurants and supermarkets operation; real estate consulting; machine and equipment leasing; materials, machinery and equipment trading for construction, transport, hydropower; dealers for buying and selling goods, construction materials trading. During the year 2009 and 2008, the major activities of the Company were capital expenditures related to building construction in the amount of $1,066,299 and $1,431,912, respectively.

Fair Value of Financial Instruments

The carrying amount of cash, cash equivalents, investment securities, notes payable, accounts receivable, accounts payable and accrued expenses are considered to be representative of their respective fair values because of the short-term nature of these financial instruments. The carrying amount of the notes payable and long-term debt are reasonable estimates of fair value as the loans bear interest based on market rates currently available for debt with similar terms.

Effective January 1, 2008, the Company reports the financial assets and liabilities at fair value as categorized in one of the following types of investments based upon the methodology for determining fair value.

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Observable inputs other than Level 1 prices such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

Level 3 - Unobservable inputs that are supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

The Company utilizes various approaches to measure fair value for available- for-sale securities.

Long-term Retention Receivable

Construction contracts include a two to three year warranty period that is part of the construction contract. The Company has recorded $11,400,629  and $14,042,107 as long term retention receivable at December 31, 2009 and 2008, respectively. The retention receivable is reviewed each month (at minimum each quarter) to determine if any account needs to be reserved when the collection of receivable is doubtful or when the future realization of WIP on the project into revenues is uncertain. The Company reserved for doubtful accounts of $57,157 and $369,590 as of December 31, 2009 and 2008.  Based on the collection history, the reserve for doubtful account was reduced at December 31, 2009 to approximately 0.5% of total balance. To date, the Company has not incurred any warranty costs.

Restricted Cash

The restricted cash represents deposits made by the Company while bidding on contracts.  Deposits are held at a Bank in the Company’s  name and returned to the Company whether or not contract is awarded. The restricted cash amounting $604,360 and $438,672 as of December 31, 2009 and 2008, respectively were recorded in other assets.

Income Taxes

The Company recognizes the deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

VAT assessed on revenues-purchases

The Company records and pays value added tax calculated under Vietnamese tax law. The amount of tax recorded in receivable and payable amount at December 31, 2009 were $378,912 and $4,197,421, respectively and $280,959 and $2,539,800 at December 31, 2008.  VAT rates for major activities are as follows: construction 10%, machine or equipment leasing 10%, ctone trading 10%,  materials trading 5%.

Concentration of Credit Risk

The Company invests its excess cash in government bonds and other highly liquid debt instrument of financial institutions and corporations with strong credit ratings. The Company has established guidelines relative to diversification and maturities to safely maintain an adequate level of liquidity.

Concentration of Debts

The Company  finances a majority of its construction projects through financing arrangements  with banks in Vietnam. The banks in Vietnam are controlled by the Vietnamese government through the Ministry of Finance. The Company has good financial ratings and strong relationships with the financial institutions.

Concentration of Market

The Company’s operations are currently in the Socialist Republic of Vietnam which is a highly centralized operating environment that is tightly controlled by the Vietnamese government. Because of this concentration in a specific geographic location, the Company is susceptible to fluctuations in its business by economic or other conditions in the country. The Company is considering expanding its operations to other countries such as Laos and Algeria.

Country Risk

As the Company's principal operations are conducted in Vietnam, the Company is subject to special considerations and significant risks not typically associated with companies in the US. These risks include, among others, risks associated with the political, economic and legal environments and foreign currency exchange limitations encountered in Vietnam. The Company's results of operations may be adversely affected by changes in the political and social conditions in Vietnam, and by changes in governmental policies with respect to laws and regulations, among other things.

In addition, all of the Company's transactions undertaken in Vietnam are denominated in Vietnamese Dong (VND), which must be converted into other currencies before remittance out of Vietnam may be considered. Both the conversion of VND into foreign currencies and the remittance of foreign currencies abroad require the approval of the Vietnamese government.

Labor Union

Effective January 20, 2009, the Company’s management and employees joined in the Collective Labor Agreement pursuant to Labor Code of the Socialist Republic of Vietnam for  three year term. This agreement can be extended for one year if both parties agree. This Collective  Agreement is registered in Hanoi Department of Labor. In accordance with the collective agreement, each employee signs on the employment contract with the Company. As of December 31, 2009, the Company had no labor disputes.

Major Customers and Suppliers

The Company generated 54% and 73% of total revenues from major customers, in the years ended December 31, 2009 and 2008, respectively. During the years ended December 31, 2009, the Company had two major customers. The Company generated $17,588,952 from Electricity of Vietnam and $10,463,694 from Mien Trung HP JSC under civil construction in 2009. During the year ended December 31, 2008, the Company had two major customers. The Company generated $27,200,837 from Electricity of Vietnam and $7,896,737 from Mien Trung HP JSC under civil construction. Electricity of Vietnam was our major customer since 2003. As a civil contractor, the Company can provide civil construction work to any customer without relying on current major customer. However, based on the government plan of power development, the market of hydro power construction is expected to be in demand for next 10 years.  The accounts receivable balance for these customers at December 31, 2009 and 2008 was $14,637,061 and $12,179,055, respectively. The Company did not have long-term contracts with any of its suppliers for the years ended December 31, 2009 and 2008.

Revenue Recognition

The Company recognizes revenues from construction projects based upon work that is periodically certified as completed by the customer or which is virtually complete. The Company considers the title to work performed passes to the customer upon certification by the customer. Production costs, including materials, labor and subcontractor costs are allocated to revenue based upon the ratio of total costs incurred to date compared to total work to date. Costs related to work performed but not completed are included in work in progress. Any losses from damages to work in process are generally covered by the customer. Customer-furnished materials, labor, and equipment, and in certain cases subcontractor materials, labor, and equipment are included in revenues and cost of goods sold when management believes that we are responsible for the acceptability of the project by client. Contracts are not segmented between types of services such as engineering and construction, and accordingly, gross margin is recognized under construction services.

The Company recognizes uncollectible work-in- process as a contract loss in the period it is determined to be not collectible. Claims against customers are recognized as revenue upon settlement. The Company had $3,054,564 and $3,579,799 for the claims included in work-in-progress as of December 31, 2009 and 2008, respectively. In most of these claims, the work has been completed based on specification, but the pricing was not approved by the customer. During the years ended December 31, 2009 and 2008, the Company recognized $3,810,647 and $3,641,465, respectively as revenue. Revenues recognized in excess of amounts billed are classified as current assets under contract work-in-progress. Amounts billed to clients in excess of revenues recognized to date are classified as current liabilities under advances from customers.

The zero profit method permits the recognition of work performed (uncertified) as revenue at zero profit. Under this method, the Company would recognize the current increases in work in process as revenue and cost of goods sold with zero profit. The Company would recognize additional revenue and expenses at zero profit of $8,321,376 and $-0-, respectively as of December 31, 2009 and 2008.

Sales revenue from commercial activities, such as sales of construction materials or steel fabrication, is recognized at the date when goods are delivered and accepted by the buyer and all significant risks and rewards relating to the ownership of the goods have been passed to the buyer.

Other Comprehensive Income

The Company reports and displays comprehensive income and its components in a full set of general-purpose financial statements. The Company’s unrealized losses of $641,095 and $1,093,320 for the years ended December 31, 2009 and 2008, respectively relate to the translation of financial statements from Vietnamese Dong to US Dollars. The Company also recorded an unrealized gain of $2,420,224 and unrealized loss of $6,352,628 on investments available for sale for the year ended December 31, 2009 and 2008, respectively. During the year ended December 31, 2009 and 2008, the Company realized $975,724 and $-0-, respectively as impairment loss for securities available for sale.

Foreign Currency Translation

All assets and liabilities were translated at the exchange rate on the balance sheet date, stockholder's equity are translated at the historical rates and statement of operations items are translated at the weighted average exchange rate for the year. The resulting translation adjustments are reported under other comprehensive income gains and losses resulting from foreign currency transactions are reflected in the income statement.

Earnings (Loss) Per Share of Common Stock

Net earnings (loss) per share of common stock are computed by dividing the net loss by the weighted average number of shares of common stock outstanding during the period. Diluted loss per share is determined using the weighted average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents, consisting of shares that might be issued upon exercise of common stock options. In periods where losses are reported, the weighted average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive. There were no common stock equivalents during the years ended December 31, 2009 and 2008.

Reclassifications

Certain prior year items have been reclassified to conform to the current year presentation. These reclassifications had no impact on our consolidated financial statements.

Recent Pronouncements

In February 2008, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update that delayed the effective date of fair value measurements accounting for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until the beginning of the first quarter of 2009. The Company adopted this accounting standard update effective January 1, 2009. The adoption of this update to non-financial assets and liabilities, as codified in ASC 820-10, did not have any impact on the Company’s consolidated financial statements.

The Company’s non-financial assets, such as goodwill, intangible assets, and property, plant and equipment, are measured at fair value when there is an indicator of impairment and recorded at fair value only when an impairment charge is recognized. No impairment indicators were present during the three and nine month periods ended September 30, 2009. When impairment indicators are present, the Company utilizes various methods to determine the fair value of its non-financial assets. For example, to value property plant and equipment, we would use the cost method for determining fair value; for goodwill we would use a combination of analyzing the Company’s market capitalization based on the market price of the Company’s common stock and a determination of discounted cash flows of the Company’s operations.

Effective January 1, 2009, the Company adopted an accounting standard that requires unvested share-based payments that entitle employees to receive nonrefundable dividends to also be considered participating securities, as codified in ASC 260. The adoption of this accounting standard had no impact on the calculation of our earnings per share because the Company has not issued participating securities.

Effective April 1, 2009, the Company adopted three accounting standard updates which were intended to provide additional application guidance and enhanced disclosures regarding fair value measurements and impairments of securities. They also provide additional guidelines for estimating fair value in accordance with fair value accounting. The first update, as codified in ASC 820-10-65, provides additional guidelines for estimating fair value in accordance with fair value accounting. The second accounting update, as codified in ASC 320-10-65, changes accounting requirements for other-than-temporary-impairment for debt securities by replacing the current requirement that a holder have the positive intent and ability to hold an impaired security to recovery in order to conclude an impairment was temporary with a requirement that an entity conclude it does not intend to sell an impaired security and it will not be required to sell the security before the recovery of its amortized cost basis. The third accounting update, as codified in ASC 825-10-65, increases the frequency of fair value disclosures. These updates were effective for fiscal years and interim periods ended after June 15, 2009. The adoption of these accounting updates did not have any impact on the Company’s consolidated financial statements.

Effective April 1, 2009, the Company adopted a new accounting standard for subsequent events, as codified in ASC 855-10. The update modifies the names of the two types of subsequent events either as recognized subsequent events (previously referred to in practice as Type I subsequent events) or non-recognized subsequent events (previously referred to in practice as Type II subsequent events). In addition, the standard modifies the definition of subsequent events to refer to events or transactions that occur after the balance sheet date, but before the financial statements are issued (for public entities) or available to be issued (for nonpublic entities). It also requires the disclosure of the date through which subsequent events have been evaluated. The update did not result in significant changes in the practice of subsequent event disclosures, and therefore the adoption did not have any impact on the Company’s consolidated financial statements.

Effective July 1, 2009, the Company adopted the “FASB Accounting Standards Codification” and the Hierarchy of Generally Accepted Accounting Principles (“ASC 105”). This standard establishes only two levels of U.S. GAAP, authoritative and non-authoritative. The FASB Accounting Standards Codification (the “Codification”) became the source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the SEC, which are sources of authoritative GAAP for SEC registrants. All other non-grandfathered, non-SEC accounting literature not included in the Codification became non-authoritative. The Company began using the new guidelines and numbering system prescribed by the Codification when referring to GAAP in the third quarter of 2009. As the Codification was not intended to change or alter existing GAAP, it did not have any impact on the Company’s consolidated financial statements.

In October 2009, the FASB issued Update No. 2009-13, “Multiple-Deliverable Revenue Arrangements—a consensus of the FASB Emerging Issues Task Force” (“ASU 2009-13”). It updates the existing multiple-element revenue arrangements guidance currently included under ASC 605-25, which originated primarily from the guidance in EITF Issue No. 00-21, “Revenue Arrangements with Multiple Deliverables” (“EITF 00-21”). The revised guidance primarily provides two significant changes: 1) eliminates the need for objective and reliable evidence of the fair value for the undelivered element in order for a delivered item to be treated as a separate unit of accounting, and 2) eliminates the residual method to allocate the arrangement consideration. In addition, the guidance also expands the disclosure requirements for revenue recognition. ASU 2009-13 will be effective for the first annual reporting period beginning on or after June 15, 2010, with early adoption permitted provided that the revised guidance is retroactively applied to the beginning of the year of adoption. The Company is currently assessing the future impact of this new accounting update to its consolidated financial statements.

In October 2009, the FASB issued Update No. 2009-14, “Certain Revenue Arrangements that Include Software Elements—a consensus of the FASB Emerging Issues Task Force” (“ASU 2009-14”). ASU 2009-14 amends the scope of pre-existing software revenue guidance by removing from the guidance non-software components of tangible products and certain software components of tangible products. ASU 2009-14 will be effective for the first annual reporting period beginning on or after June 15, 2010, with early adoption permitted provided that the revised guidance is retroactively applied to the beginning of the year of adoption. The Company is currently assessing the future impact of this new accounting update to its consolidated financial statements.

In December 2009, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update for improvements to financial reporting by enterprises involved with Variable Interest Entities.  The subsections clarify the application of the General Subsections to certain legal entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the legal entity to finance its activities without additional subordinated financial support [FIN 46(R), paragraph 1, sequence 55.1] or, as a group, the holders of the equity investment at risk lack any one of the following three characteristics: [FIN 46(R), paragraph 1, sequence 55.2]

  a. The power, through voting rights or similar rights, to direct the activities of a legal entity that most significantly impact the   entity’s economic performance [FIN 46(R), paragraph 1, sequence 55.2.1]

  b. The obligation to absorb the expected losses of the legal entity [FIN 46(R), paragraph 1, sequence 55.2.2]

  c. The right to receive the expected residual returns of the legal entity. [FIN 46(R), paragraph 1, sequence 55.2.3]

The amendments in this update to the Accounting Standards Codification are the result of FASB Statement No. 167, Amendments to FASB Interpretation No. 46(R).  The adoption of this update to improving the financial reporting by enterprises involved with Variable Interest Entities, as codified in ASC 810, did not have any impact on the Company’s financial statements.

In December 2009, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update, Transfers and Servicing (Topic 860) Accounting for Transfers of Financial Assets.  The amendments in this update to the Accounting Standards Codification are the result of FASB Statement No. 166, Accounting for Transfers of Financial Assets. The adoption of this update did not have any impact on the Company’s financial statements.

Other recent accounting pronouncements issued by the FASB, the American Institute of Certified Public Accountants ("AICPA"), and the SEC did not or are not believed by management to have a material impact on the Company's present condensed consolidated financial statements.

In January 2010, the Financial Accounting Standards Board (“FASB”) issued an accounting standard update, Fair Value Measurements and Disclosures (Topic 820), Improving Disclosures about Fair Value Measurements.  The Update would affect all entities that are required to make disclosures about recurring and nonrecurring fair value measurements.  The Board concluded that users will benefit from improved disclosures in this Update and that the benefits of the increased transparency in financial reporting will outweigh the costs of complying with the new requirements.  The new disclosures and clarifications of existing disclosures are effective for interim and annual reporting periods beginning after December 15, 2009, except for the disclosures about purchases, sales, issuances, and settlements in the roll forward of activity in Level 3 fair value measurements.  Those disclosures are effective for fiscal years beginning after December 30, 2010, and for interim periods within those fiscal years.  The adoption of this update for improving disclosures about fair measurements, as codified in ASC 820 did not have any impact on the Company’s financial statements.

In January 2010,  the Financial Accounting Standards Board (“FASB”) issued an accounting standard update to address implementation issues related to the changes in ownership provisions in the Consolidation—Overall Subtopic (Subtopic 810-10) of the FASB Accounting Standards Codification™, originally issued as FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements. Subtopic 810-10 establishes the accounting and reporting guidance for noncontrolling interests and changes in ownership interests of a subsidiary. An entity is required to deconsolidate a subsidiary when the entity ceases to have a controlling financial interest in the subsidiary. Upon deconsolidation of a subsidiary, an entity recognizes a gain or loss on the transaction and measures any retained investment in the subsidiary at fair value. The gain or loss includes any gain or loss associated with the difference between the fair value of the retained investment in the subsidiary and its carrying amount at the date the subsidiary is deconsolidated. In contrast, an entity is required to account for a decrease in its ownership interest of a subsidiary that does not result in a change of control of the subsidiary as an equity transaction.

While Subtopic 810-10 provides general guidance on accounting for the decreases in ownership of a subsidiary, including a deconsolidation, some constituents raised concerns that the guidance appears to conflict with the gain or loss treatment or derecognition criteria of other U.S. generally accepted accounting principles (GAAP), such as the guidance for sales of real estate, transfers of financial assets, conveyances of oil and gas mineral rights, and transactions with equity method investees.

Some constituents also questioned whether the Board intended for the decrease in ownership provisions of Subtopic 810-10 to apply to all entities because a subsidiary is defined as an entity, including an unincorporated entity such as a partnership or trust, in which another entity, known as its parent, holds a controlling financial interest. Those constituents were concerned that such an interpretation could result in the accounting for a transaction being driven by its form rather than its substance. For example, different accounting might be applied to a transaction involving the same underlying assets depending on whether those assets were transferred in asset or entity form.” The amendments in this update are effective beginning in the period that an entity adopts Statement 160 (now included in Subtopic 810-10).  If an entity has previously adopted Statement 160 as of the date of the amendments in this update are included in the Accounting Standards Codification, the amendments in this update are effective beginning in the interim or annual reporting period ending on or after December 31, 2009.  The amendments in this update should be applied retrospectively to the first period that an entity adopted 160.  The adoption of this update for the changes in the accounting and reporting guidance for noncontrolling interests and changes in ownership interests of a subsidiary, as codified in ASC 810-10, did not have any impact on the Company’s financial statements.

Other recent accounting pronouncements issued by the FASB, the American Institute of Certified Public Accountants ("AICPA"), and the SEC did not or are not believed by management to have a material impact on the Company's present condensed consolidated financial statements.

NOTE 3-	RECEIVABLE – OTHER

Other receivables at December 31, 2009 and 2008 by major classification were comprised of the following:

	2009	2008
Advances	$1,364,426	$2,934,532
Prepayments to suppliers	8,298,235	2,169,684
Other short-term receivable	887,623	1,984,013
Total	$10,550,284	$7,088,229

The advances to employees consist of salary advances to employees, loans to employees, and advances to employees for business related expenses.  Under Vietnamese culture, some wages to employees are paid during the national holidays and other times of year. As of December 31, 2009 and December 31, 2008, the related payables to employees were $4,215,547 and $3,890,975. For many of Cavico’s construction employees, accrued wages are paid at the national holidays when workers can return home.  Salary advances area made to these employees during the year for living expenses.

The amount of prepayment to suppliers has significantly increased at December 31, 2009 compared to 2008. The Company commenced new construction contracts that require the Company to pay its suppliers in advance during the year 2009. As the contract progresses, the prepayments are expensed over the contract term.

NOTE 4-	INVENTORY

Inventories at December 31, 2009 and 2008 by major classification, were comprised of the following:

	2009	2008
Goods in transit	$589,122	$593,574
Material and supplies	2,456,457	2,456,948
Tools, instruments	106,666	49,356
Merchandises	968,585	495,842
Inventory reserve	(6,755)	(175,338)
Inventory – net	$4,114,075	$3,420,382

The reserve for inventory was evaluated as of December 31, 2009 based on the analysis of aging and movement of inventory. As a result, the reserve for inventory was reduced by $168,583 as less than 1% of the inventory is over 180 days old.  The Company determined that the reserve for inventory is adequate at December 31, 2009.

NOTE 5- OTHER CURRENT ASSETS

Other current assets at December 31, 2009 and 2008 by major classifications were comprised of the following:	2009	2008
Prepaid loan interest	$15,373	$282,690
Other prepaid expenses	608,295	216,781
Tools and instruments	679,313	400,256
Deductible Value Added Tax	382,132	280,962
Other current assets	520,802	242,993
TOTAL	$2,205,915	$1,423,682

Tools and instruments which do not meet the accounting policy to be classified in property and equipment are included in other current assets and amortized over 12 months. These amounts were $1,054,078 and $1,015,569 for the year ended December 31, 2009 and, 2008, respectively and are amortized over 2 to 4 years. The remaining non-current prepaid expenses of $552,875 and $710,092 as of December 31, 2009 and 2008 are amortized over 2 to 4 years based on the benefiting periods. The Company recognized amortization expenses of $1,435,806 and $891,285 from these non-current prepaid expenses for the year ended December 31, 2009 and 2008, respectively.

NOTE 6 – INVESTMENTS IN NON-CONSOLIDATED COMPANIES AND JOINT STOCK COMPANYIES

Equity Method Investment — Cavico Mining and Construction JSC

The Company’s investment amount is $1,239,851 and $1,461,292 as of December 31, 2009 and 2008, respectively. The Company’s share of income and losses is 25.55% as of December 31, 2009 and 2008. During the years ended December 31, 2009 and 2008, the Company recorded loss of $141,477 and income of $130,131, respectively as its proportionate share of income (loss) in the joint stock company.

The following is the condensed financial position and results of operations of Cavico Mining as of and for the years ended presented below:

	December 31,	December 31,
	2009	2008

Financial position:
Current assets	$15,375,000	$11,795,000
Property and equipment, net	$3,444,000	$4,538,000
Total assets	$22,314,000	$19,078,000
Liabilities	$14,938,000	$11,440,000

Equity	$7,376,000	$7,638,,000
Operations:
Net revenue	$8,987,000	9,042,000
Expenses	$(8,740,000)	$(8,162,000)

Interest income	$317,000	$138,000

Net income	$495,000	$569,000

The above financial information does not include any inter-company adjustments and adjustments required under US GAAP related to reserves for uncollectible assets in the amount of $1,000,618 and $21,215 for the year ended December 31, 2009 and 2008, respectively.

Investment in companies, cost method;

Investee companies not accounted for under the consolidation or the equity method of accounting are accounted for under the cost method. Under this method, the Company’s share of the earnings or losses of such investee companies is not included in the consolidated balance sheet or statement of operations. However, impairment changes are recognized in the consolidated statement of operations. The Company classifies as “Investments, cost method” in which the Company has less than a 20% interest and in which it does not have the ability to exercise significant influence over the investee. These investments are in private companies, which are carried at the lower of cost or net realized value. The estimated aggregate fair value of these investments approximated their carrying amount. The fair value of these investments were estimated based on a combination of the most recent financing and securities transactions and on other pertinent information, including financial condition and operating results of the investees. These investments are initially recorded at cost and reviewed at the end of each quarter for other than temporary impairment and discloses the impairment when the fair value of the investment is less than 95% of the amortized cost and has been in a continuous unrealized loss position for more than 12 months or at any time when immediate impairment is apparent. The review for impairment procedures include review of the financial reports, discussion with the investee’s officers, on-site visit, trends and prospects, relevant economic factors and review of investee company operations on website, if available. The Company determined that the impairment was temporary for some investments whose fair values were measured below the cost. Therefore, as of December 31, 2009 and 2008, no impairment was necessary. The Company invested $386,111 and $131,591 in various companies during 2009 and 2008, respectively.

During the year ended December 31, 2009, the Company withdrew its investments of $67,739 in Agriculture Construction Corporation, $80,422 in Nam Viet Investment and Consultant JSC,  $19,545 in Lilamavico Joint Venture and recorded $28,561 loss on the sale of the investments. During the year ended December 31, 2009, one of our investees, Vietnam Power Investment and Development JSC became public and was reclassified to available for sale security. During the year ended December 31, 2008, we withdrew our investment of $124,116 in Vietravico as this company was not formed and received our investment back. There was no sale of investments during the year ended December 31, 2008.

The cost basis at December 31, 2009 and 2008 and the fair value at December 31, 2009 consisted of the following:
	2009	2008	Fair Value at Dec 31,2009
1. Agriculture Construction Corporation	$-	$67,739	$(a)
2. Tour Zones Investment and Construction JSC *	553,436	581,610	385,312(b)(e)
3. Vietnam Power Investment and Development JSC *	-	238,389
4. Mai Son Cement Joint Stock Company	434,758	459,445	539,870(b)
5. Van Chan Hydropower Company	27,869	29,452	(a)
6. Ha Tay Investment and Development JSC	13,377	14,137	(a)
7. Businessman Culture Development JSC	27,869	29,452	(a)
8. Vietnam Media Financial JSC	108,037	114,172	108,162(b)
9. Vietnam Industry Investment and Construction JSC	55,738	58,903	(a)
10. Nam Viet Investment and Consultant JSC	-	80,422	(a)
11. Sao Mai-Ben Dinh Petrolium Investment JSC	557,383	589,032	674,203(b)
12. IDICO Industry Zone Investment Development JSC	8,361	8,835	(a)
13. Vietnam Power Development JSC	55,738	58,903	(a)
14. IDICO Long Son Petroleum Industry Zone Investment	111,477	117,806	179,206(b)
15. Nhan Tri JSC	13,935	14,726	(a)
16. North and South Investment Development JSC	5,574	5,890	(a)
17. Lilamavico Joint Venture	-	19,545	(a)
18. Vietnam Design JSC	15,049	15,904	(a)
19. Song Tranh Hydropower JSC	2,787	2,945	(a)
20. Kasvina JSC	102,124	75,526	(c)125,524
21. Vietnam Anti-counterfeit and trading promotion JSC	11,148	11,781	(a)
22. Song Thanh Hydropower JSC	27,869	-
23. MuongHom Mining JSC	354,848	-	(d)
24. Ha An Trading Industry Ltd	3,394	-
25. Others	4,765	4,977	(a)
TOTAL	$2,495,536	$$2,599,592
* Related entity by common directors.

(a) For investments under $100,000, the Company reviews all available general financial information to determine if impairment is necessary.  It was not practical to measure the fair value.

(b) Fair value was calculated using average PE ratios and expected income estimated based on average rate of return on assets and discounted at 40% in comparable public companies in the same industry in Vietnam as these companies were in various stages of startup.

(c) Fair value was calculated using average PE ratios and expected income estimated based on average rate of return on equity discounted at 40% in comparable public companies in the same industry in Vietnam as this company is in the development phase. Using average rate of return on assets in the comparable companies resulted in higher fair value.

(d) It was not practical to measure the fair value of this company since the financial statements were not available as the company is in the process of formation.

(e) The decrease in fair value less than 95% of investment, using average PE ratios and expected income based on average rate of return on assets from comparable companies, was less than 6 months. Using net present value of expected cashflow, the fair value is estimated to be $569,295.

NOTE 7- INVESTMENTS, AVAILABLE FOR SALE

Assets measured at fair value on a recurring basis are summarized below. The Company has no financial liabilities measured at fair value on a recurring basis.

December 31, 2009	Level 1	Level 2	Level 3	Total

Available-for-sale securities	$1,062,433	$1,649,479	$-	$2,711,912

Available- for- sale securities consisted of the following at December 31, 2009:

CommonStock:	Number of shares	Cost	Fair Value	Accumulated unrealized gain/(loss)
PHI Group, Inc. (formerly Providential Holdings, Inc.)	2,000,000	$60,000	$120,000	$60,000
Habubank Stock*	659,995	574,735	459,837	(114,898)
Vinavico*	470,200	632,511	786,244	153,733
Vietnam Growth Investment Fund (VF2)*	2,000,000	1,131,487	869,181	(262,306)
Military Bank Stock	215,332	363,893	320,460	(43,433)
Vietnam Power Investment and Development**	389,194	225,580	156,190	(69,390)
Total Securities		$2,988,206	$2,711,912	$(276,294)
* Collateral for notes payable

** This company became public in July 2009, quoted under symbol VPC at UPCOM – HaNoi Stock Exchange.

The Company’s short-term investments comprise equity and debt securities, all of which are classified as available-for-sale securities. These securities are carried at their fair market value based on either quoted market prices of the securities, and/or trading prices of over the counter market. VF2 securities were measured by HSBC Bank at December 31, 2009.  Net realized gains and losses are included in net earnings while unrealized gains and losses are included in other comprehensive income for available for sale securities. For purpose of determining realized gains and losses, the cost of securities sold is based on specific identification. The Company reviews the securities for possible other than temporary impairment when the fair value of security is less than 95% of the amortized cost and has been in a continuous unrealized loss position for more than 12 months.  If the investment market value has been less than 75% of cost longer than 12 months, impairment will be recognized to reduce the value of investment to the market value unless immediate impairment is apparent. For PHI Group, Inc., the market value of these securities had declined by 40% and due to poor financial results  it was determined that Company’s would not recover its original cost of the investment at December 31, 2009.  In addition, Habubank Stock had a significant decline in the market value by 61% and due to poor finance industry market in Vietnam, the recovery of the original cost of the investment was not anticipated at December 31, 2009. Based on the evaluation of the securities’ fair value, the Company wrote down $40,000 for PHI Group, Inc. and $935,724 for Habubank Stock as these reductions appeared to be other than temporary as these securities were in unrealized loss position for more than 12 months. These impairment changes were recognized in the consolidated statement of operations.  The Company’s determination for impairment on  the available-for-sale securities are based on evaluations of performance indicators of the underlying assets in the securities, industry analyst reports, volatility of the securities’ fair value and other relevant information.

During the year ended December 31, 2009, the Company sold 300,000 shares of Military Bank and 29,995 shares of Habubank. The company recorded $143,634 loss on the sale of the securities using average cost method. The Company purchased 159,525 shares of Military Bank during the year ended December 31, 2009.

 Available-for-sale securities consisted of the following at December 31, 2008:

CommonStock:	Number of shares	Cost	Fair Value	Accumulated unrealized gain/(loss)
Providential Holdings, Inc.	2,000,000	$100,000	$40,000	$(60,000)
Habubank Stock	630,000	1,549,155	332,230	(1,216,925)
Vinavico	470,200	668,427	340,223	(328,204)
Vietnam Growth Investment Fund (VF2)	2,000,000	1,195,735	685,553	(510,182)
Military Bank Stock	355,807	828,589	296,724	(531,865)
Military Bank Bond	150,700	133,145	125,676	(7,469)
Total Securities		$4,475,051	$1,820,406	$(2,654,645)

The Company recorded $439,934 loss using average method on sales of marketable securities during the year ended December 31, 2008.

NOTE 8 – INTANGIBLE ASSETS

Intangible assets consist of goodwill and licenses for land use rights.  Net intangible assets at December 31, 2009 and 2008 are as follows:

	2009	2008

Goodwill	$727,073	$767,004
Amortizable Intangible Assets:
Licenses for land use rights	313,149	330,930
Less Accumulated amortization	(57,274)	(29,046)
Amortizable Intangibles, net	255,875	301,884
Total Intangible Assets	$982,948	$1,068,888

The Company recorded goodwill when the Company purchased stock at a premium from the minority shareholders in its subsidiaries, These stock purchases were accounted for using purchase  method. The changes in goodwill was resulted in fluctuation of  foreign exchange rates between 2008 and 2009. The Company has license for land use rights from Hanoi Home Investment and Development Department and City of Hanoi. The land use rights are amortized over a period of 50 years. Amortization expenses for the Company’s intangible assets for the years ended December 31, 2009 and 2008 were $26,675 and $32,065, respectively.

NOTE 9- OTHER ASSETS

Other assets consist of deposits and other assets. Other assets at December 31, 2009 and 2008 are as follows:

	2009	2008
Deposits	$604,360	$438,672
Other long-term receivable	1,525,689	264,631
Total	$2,130,049	$703,303

The increase in other assets in 2009 mainly due to an increase in long-term loans receivable reclassified from advances by $693,801.Deposits made by the Company for bidding on contracts are held at a Bank  in the Company’s  name and returned to the Company whether or not contract is awarded. The restricted cash amounting $604,360 and $438,672 as of December 31, 2009 and 2008, respectively were recorded in other assets.

NOTE 10 – ACCRUED EXPENSES

Accrued expenses consisted of the following at December 31, 2009 and 2008:

	2009	2008
Accrued interest	$647,906	$546,409
Accrued taxes	5,610,411	3,481,356
Other accrued Expenses	464,326	176,200
TOTAL	$6,722,643	$4,203,965

NOTE 11 – ADVANCES FROM CUSTOMERS

Advances from customers represent the payments received from customers on the contract on which the work has not been performed or reduced by billed amount. As of December 31, 2009 and 2008, the Company had current balances of $6,887,558 and $3,762,026, respectively and long-term amount of $10,858,809 and $10,652,992 as of December 31, 2009 and 2008, respectively.

NOTE 12 – PAYABLE TO EMPLOYEES

It is customary in Vietnam that some wages to employees are paid during the national holidays and other times a year. As of December 31, 2009 and 2008, the payable to employees were $4,215,547 and $3,890,975.  The Company recorded payroll expenses for salaries and wages of $2,505,291 and $2,313,399 in administration expenses and of $10,207,140 and $5,832,455 in cost of goods sold for the years ended December 31, 2009 and 2008, respectively.

NOTE 13- CAPITAL LEASE OBLIGATIONS

The Company is a lessee of certain equipment under capital leases that expire on various dates through September 2014. Terms of the leases call for quarterly payments from $1,944 to $10,407 at implicit interest rates of 12% per annum (the incremental borrowing rate).  The assets and liabilities under capital leases are recorded at lease inception at the lower of the present value of the minimum lease payments or the fair market value of the related assets.  The assets are depreciated over their estimated useful lives.

Minimum future lease payments under current lease agreements at December 31, 2009 are as follows:

2010	$435,540
2011	401,176
2012	325,518
2013	220,792
2014	73,774
Total minimum lease payments	1,456,800
Less: amount representing interest	(308,966)
Present value of net minimum lease payments	1,147,834
Less: current portion	(289,199)
Long-term portion	$858,635

The following is an analysis of the equipment under capital leases as of December 31, 2009 and 2008, which is included in property and equipment:

	2009	2008
Equipment and vehicles	$1,653,823	$489,405
Less accumulated depreciation	(153,845)	(24,345)
Net	$1,499,978	$465,060

Depreciation expenses on the equipment under capital leases for the years ended December 31, 2009 and 2008 were $129,500 and $36,575 respectively.

NOTE 14 – RENTAL OF VEHICLES

The Company generated income from rental of vehicles. The vehicles rented of available for rental as of December 31, 2009 and 2008 are as follows:

	2009	2008

Vehicles	$47,477	$50,173
Less accumulated depreciation	(38,622)	(33,648)
Net	$8,855	$16,525

The company and its subsidiaries did not have any rental revenue from non-cancelable leases.

Cancelable rentals included in income for the years ended December 31, 2009 and 2008 are $7,110 and $4,961, respectively.

NOTE 15 - COMMITMENTS AND CONTINGENCIES

Operating Rental Leases

The Company leases its office and warehouse facilities in Hanoi, Vietnam from various lessors under operating leases that require minimum monthly payments of approximately $41,400.  The leases, which require the Company to pay property taxes and maintenance,  expire on December 31, 2010, January 23, 2011, October 25, 2011, November 1, 2011 and April 15, 2016. For the years ended December 31, 2009 and 2008, building rent expenses were $483,112 and $420,691, respectively.

The Company’s principal executive offices in the United States are leased on a month to month basis which is included in a monthly management fee of $2,000 which includes use of office space, equipment and administrative services. These offices are made available to the Company under the terms of a Management Services Agreement dated May 15, 2006, with PHI Group, Inc. For the years ended December 31, 2009 and 2008, the Company recorded management fees of  $24,000 for each year.

Future minimum operating lease payments for long term operating leases are as follows:

Year Ending December 31,	Total Lease
2010	$497,112
2011	$82,445
2012	48,000
2013	48,000
2014	48,000
Thereafter	62,000

Total	$785,557

Long term land lease

Cavico Tower, a subsidiary of the Company has a land lease agreement which expires year 2055 in Hanoi.  The annual lease payment is $2,953.  Future minimum  lease payments relating to this lease are as follows:

Year Ending December 31,	Total Lease
2010	2,953
2011	2,953
2012	2,953
2013	2,953
2014	2,953
Thereafter	121,073
Total	$135,838

Environmental Remediation Costs

The Company had no environmental remediation obligation under the current regulation in Vietnam as of December 31, 2009 and 2008.

Tax Liabilities

The Company filed its tax returns based on the subsidiaries’ income and loss. The final tax liability will be determined by the tax authority of Vietnam.

Litigation

The Company may be involved from time to time in various claims, lawsuits, and disputes with third parties, actions involving allegations or discrimination or breach of contract actions incidental in the normal operations of the business. The Company is currently not involved in any such litigation which management believes could have a material adverse effect on its financial position.

Credit Limit onNotes

The Company maintains approximately $45.3 million in short term lines of credit with various banks. The average interest rate on these lines of credit is 11.4%, although it may vary based on market conditions. These credit lines mature throughout 2009 and management expects to renew and extend its credit lines as they become due. As of December 31, 2009 and 2008, the outstanding balances were $33,606,015 and $27,213,250, respectively.

Contract under Guarantee

The Company has several contracts under guarantee.  These guarantees are made through the banks to meet certain conditions under the contracts with customers. The Company pays the guarantee fees to banks, normally 1.0% to 2% annually of guaranteed amount. These fees are recorded in general and administrative expenses. For the years ended December 31, 2009 and 2008, these fees totaled $321,639 and $347,168, respectively.

The Company has guaranteed a loan with line of credit for approximately $3.8 million and $5.6 million for Cavico Mining, an equity investment entity, as of December 31, 2009 and December 31, 2008, respectively. The loan balances as of December 31, 2009 and December 31, 2008 were $3,337,129 and $2,128,859, respectively. The Company also had a receivable from Cavico Mining for $7,070,665 and $3,826,533 as of December 31, 2009  and December 31, 2008, respectively and payable to Cavico Mining for $1,190,716 and $155,347 as of December 31, 2009  and December 31, 2008, respectively.

NOTE 16 - NOTES PAYABLE

Notes payable consisted of the following at December 31, 2009 and 2008:

	2009	2008
Notes payable to Hanoi Building Commercial Joint Stock Bank*, unsecured, annual interest rates ranging from 10.5% to 12%, maturity dates ranging from January 21, 2010 to December 31, 2010.	$5,570,194	$5,721,798

Notes payable to Hanoi Building Commercial Joint Stock Bank, secured by machinery and equipment, annual interest rate of 10.5%, matures on August 15, 2010 and June 25, 2012	125,132	1,452,718

Notes payable to Agribank - Eastern Hanoi Branch*, unsecured, annual interest rate of 10.5% and 11.5%, matures on August 31, 2010 and September 28, 2012.	3,728,889	3,571,408

Notes payable to Agribank - Tu Liem Branch*, unsecured, annual interest rates ranging from 10.5% to 12%, maturity dates ranging from January 11, 2010 to November 22, 2010.	5,501,474	5,359,843

Notes payable to Agribank - Tu Liem Branch, secured by machinery and equipment, annual interest rate of 12%, matures on April 16, 2012	780,001	830,801

Notes payable to Military Commercial Joint Stock Bank*, secured by machinery, equipment, annual interest rate of 10.5%, matures on June 28, 2010 and July 14, 2010.	1,011,468	837,859

Notes payable toMilitary Commercial Joint Stock Bank, secured by machinery, equipment, annual interest rates ranging from 10.5% to 15%, maturity dates ranging from December 31, 2010 to May 17, 2017	2,715,668	3,187,975

Notes payable to North Asia Commercial Joint Stock Bank - Nghe An Branch, secured by VF2 Fund Certificate, annual interest rate of 12.75%, matures on December 31, 2009, Currently negotiating to extend maturity date to June 30, 2010	1,950,839	2,061,612

Notes payable to Agribank - Northern Hanoi Branch*, unsecured, annual interest rates ranging from 10.5% to 12%, maturity dates ranging from January 22, 2010 to October 29, 2010.	9,841,978	9,679,137

Notes payable to Agribank - Northern Hanoi Branch, secured by machinery and equipment, interest rate of 10.5% and 11.5%, maturity dates ranging from October 25, 2010 to September 11, 2013.	1,091,268	1,103,440

Notes payable to Agribank - Southern Hanoi Branch, secured by machinery and equipment, annual interest rate of 18%, matures on December 17, 2009.	-	493,756

Notes payable to BIVD – Son La Branch*,unsecured, annual interest rate of 12%, matures on September 21, 2010.	26,369	186,085

Notes payable to BIVD – Son La Branch, secured by machinery and equipment, annual interest rate of 10.5%, matures on August 8, 2010.	38,627	77,576

Notes payable to Agribank - Hoang Mai Branch*, unsecured, annual interest rate of 10.5%, matures on April 24, 2010 and June 30, 2010	4,867,475	3,715,132

Notes payable to Agribank-Hoang Mai Branch, secured by machinery and equipment, annual interest rate of 10.5%, matures on September 7, 2012.	2,166,399	1,938,877

Notes payable to Saigon Commercial JS Bank, secured by machinery and equipment, annual interest rate of 13.2%, matured on November 1, 2009, paid off on February 5, 2010.	62,892	125,366

Notes payable to BIDV - North Hanoi Branch, secured by machinery and equipment, annual interest rate of 10.5%, matures on March 25, 2012	514,666	676,423

Notes payable to VID Public Bank*, unsecured, annual interest rate of 10.5%, matures on June 10, 2010	2,787	8,835

Notes payable to Housing Development Bank*, unsecured, annual interest rate of 10.5%, matures on September 14, 2012	26,113	37,845

Notes payable to Vinashin Financial Company*, unsecured, annual interest rate of 10.5%, matured on January 7, 2010, paid off on April 5, 2010.	557,383	589,032

Notes payable to Petroleum Financial Company*, unsecured, annual interest rate of 10.8%, matured on December 31, 2008..	-	543,264

Notes payable to Petroleum Financial Company , secured by machinery and equipment, annual interest rate of 10.5%, matures on March 18, 2010. Currently negotiating to extend maturity date to June 30, 2010.	40,277	127,693

Notes payable to Vietnam Development Bank - Thua Thien Hue Branch, secured by machinery and equipment, annual interest rate of 10.08%, matures on April 23, 2010.	1,672,148	1,178,064

Notes payable to Thang Long Securities JSC, secured by stock of subsidiaries, annual interest rate of 17.4%, matures on March 18, 2010	65,034	618,484

Notes payable to Agribank – Hoang Quoc Viet branch*, unsecured, annual interest rate ranging from 10.5% to 12%, maturity dates ranging from January 8, 2010 to November 30, 2010.	5,733,534	4,492,027

Notes payable to Agribank – Hoang Quoc Viet branch, secured by machinery and equipment, annual interest rate of 10.5%, matures on December 31, 2011 and July 31, 2012.	932,966	1,269,198

Notes payable to Agribank - Muong La branch*, unsecured, annual interest rate of 10.5%, matures on June 23, 2010	389,792	200,271

Notes payable to Global Petrolium JS Bank, secured by machinery and equipment, annual interest rate of 10.5%, matured on December 16, 2009, paid off on March 29, 2010.	40,620	47,123

Notes payable to Techcombank, secured by machinery and equipment, annual interest rate of 10.5% and 15.2%, matures on October 27, 2011 and April 3, 2012.	69,208	84,781

Notes payable to AnBinh JS bank, secured by machinery and equipment, annual interest rate of 10.5%, matures on July 20, 2011	28,751	14,726

Notes payable to SEA bank – Dong Da branch, secured by machinery and equipment, annual interest rate of 10.5%, matures on June 1, 2012.	57,768	-

Notes payable to Vietnam-Russia JV Bank, unsecured, annual interest rate of 10.5%, matures on February 23, 2009 and June 26, 2010. Currently negotiating to extend maturity date to April 30, 2010.	1,835,140	-

Notes payable to Eastern Bank – Khanh Hoa, unsecured, annual interest rate of 10.5%, matures on January 21, 2010	282,660	-

Notes payable to VietinBank – Ha noi, secured by machinery, annual interest rate of 10.5%, matures on July 4, 2010 and September 23, 2012	176,969	-

Notes payable to VIB – Lam Dong, unsecured, annual interest rate of 10.5% , matures on December 31, 2010	274,529	-

Notes payable to various individuals, unsecured, annual interest rates ranging from 12% to 16.8%, matures on December 31, 2010 and December 31, 2012	7,936,194	4,305,481

Total Notes Payable	$60,115,212	$54,536,630

ST Note payable and current portion of LT notes, weighted average interest rates of 11.4% for 2009 and 15.7% for 2008	$54,740,704	$46,813,145

Long-term Notes Payable	$5,374,508	$7,723,485

*  The bank must approve all funding and controls the use of funds.                                                                                                                                          .

Future maturities on long-term debt as of December 31 are as follows:
2010	$54,740,704
2011	2,424,980
2012	1,580,779
2013	520,160
2014	263,085
Thereafter	585,504
$60,115,212

As of December 31, 2009, the amounts of long-term and short term notes payable are stated at contract amounts which approximate fair value based on current interest rates of Vietnam.

NOTE 17 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company had loans receivable in the amounts of $194,634 and $334,196, short term advances of $790,049 and $714,658 and long-term advances of $55,738 and $0 from various officers and directors of the Company as of December 31, 2009 and 2008, respectively. The loans to officers were made with no interest, not secured and due on demand.

The Company had other payables of $9,896 and $20,520 to officers and directors of the Company as of December 31, 2009 and 2008, respectively.

The Company had loans payable to officers and directors of $220,091 and $208,667 as of December 31, 2009 and 2008, respectively. These loans are unsecured, and due on demand with annual interest from 12% to 24%.

The Company has investments, which are accounted for on the cost method, in Vietnam Power Investment and Development, JSC and Tour Zones Investment and Construction JSC (Note 6). These entities share common directors with the Company.

The Company has guaranteed a loan with line of credit for approximately $3.8 million and $5.6 million for Cavico Mining, an equity investment entity, as of December 31, 2009 and December 31, 2008, respectively. The loan balances as of December 31, 2009 and December 31, 2008 were $3,337,129 and $2,128,859, respectively. The Company also had a receivable from Cavico Mining for $7,070,665 and $3,826,533 as of December 31, 2009  and December 31, 2008, respectively and payable due to Cavico Mining for $1,190,716 and $155,347 as of December 31, 2009  and December 31, 2008, respectively.

NOTE 18 - STOCKHOLDERS’ EQUITY

On August 19, 2009, the Company affected a reverse stock split on a 40-for-1 basis. The effect has been reflected retroactively in the historical financial statements.

Preferred Stock

The Company has 25,000,000 authorized shares of blank check Preferred Stock with $0.001 par value. As of December 31, 2009 and 2008, no shares of Preferred Stock were issued and outstanding.

Common Stock

The Company has 300,000,000 authorized shares of Common Stock with $0.001 par value. As of December 31, 2009 and 2008, 3,274,942 shares were issued, 3,047,795 shares were outstanding.

The Company accounts for the issuance of equity instruments to acquire goods and services based on the fair value of the goods and services or the fair value of the equity instrument at the time of issuance, whichever is more reliably measurable.

During the year ended December 31, 2008, the Company issued 1,250 shares of common stock for legal services and 2,500 shares of common stock for consulting services. The total fair market value of these shares on date of issuance was $84,750.

During the year ended December 31, 2008, the Company sold 125,000 shares of common stock for cash at a price of $2.40 per share and received $300,000.

2008 Stock Compensation Plan

In March 2009, the Board approved the 2008 Stock Award and Incentive Plan which was subsequently approved by at a special meeting of shareholders on April 27, 2009.  The purpose of this Stock Award and Incentive Plan is to give the Company a competitive advantage in attracting, retaining, and motivating officers, employees, directors, and consultants and to provide us with an incentive plan that gives officers, employees, directors, and consultants financial incentives directly linked to shareholder value.

The maximum number of shares that may be issued pursuant to incentive stock options granted under the plan is 1,250,000.  The maximum number of shares of our common stock that may be issued per individual pursuant to awards granted under the Stock Award and Incentive Plan is 125,000. Options may be of two types: Incentive Stock Options and Nonqualified Options. The Award Agreement for an Option shall indicate whether the Option is intended to be an Incentive Stock Option or a Nonqualified Option; provided, that any Option that is designated as an Incentive Stock Option but fails to meet the requirements, and any Option that is not expressly designated as intended to be an Incentive Stock Option will be treated as a Nonqualified Option. The option exercise price per share will be determined by the Committee and set forth in the applicable Award Agreement, and will not be less than the Fair market value of a share of the Common Stock on the applicable grant date.  The term of each option will be fixed by the Committee, but will not exceed 10 years from the grant date.  Options will be exercisable at terms and conditions determined by the Committee.

The Committee can issue Restricted Stock certificates to participant with an appropriate legend referring to the terms, conditions, and restrictions applicable to such Award with a condition for the vesting or transferability of an Award of Restricted Stock upon the continued service of the applicable participant or the attainment of performance goals. The conditions for grant, vesting, or transferability and the other provisions of Restricted Stock Awards need not be the same with respect to each participant. The participant will have, with respect to Shares of Restricted Stock, all of the rights of a shareholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any dividends and other distributions.

As of the issuance date of the report, there are no awards granted under the Stock Award and Incentive Plan.

NOTE 19- INCOME TAX

Pursuant to the tax laws of Vietnam, general enterprises are subject to income tax at an effective rate of 25%. Each subsidiary files a separate tax return in Vietnam.

In addressing the realizability of deferred tax assets, management considers whether is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences are deductible.

The principal components of the Company’s income tax provision at December 31, 2009 and 2008 are as follows:

	2009		2008
Current Taxes:
US Federal	$	---	$--
US State		---	--
Vietnam		447,295	(2,392,347)
Total		$447,295	$(2,392,347)
Deferred Taxes:
US Federal		--	--
US State		--	--
Vietnam		---	--
Total		$-	$-

The principal components of the Company’s deferred tax assets at December 31, 2009 and 2008 are as follows:

	2009	2008
U.S. operations loss carry forward at statutory rate	$1,049,976	$626,590
Non-U.S. operations loss carry forward at statutory rate	1,694,393	1,318,920
Total	$2,744,369	$1,945,510
Less Valuation Allowance	(2,744,369)	(1,945,510)
Net Deferred Tax Assets	$-	$-
Change in Valuation allowance	$798,860	$65,077

A reconciliation of the statutory federal and state tax in the United States and Vietnam income tax rates to the Company’s effective tax rates is as follows:

	2009	2008
Tax on income/loss using federal income tax rate	$(1,713,668)	$(332,187)
Foreign tax rate difference	453,618	58,621
Permanent difference	2,506,205	844,624
PY accrual reversed in CY	-	(2,898,328)
Change in valuation allowance	(798,860)	(65,077)
Total	$447,295	$(2,392,347)

At December 31, 2009 and 2008, the Company had net operating loss carry forwards from US operation of $3,088,164 and $1,842,911, respectively. Since the Internal Revenue Code limits the availability of net operating losses that arose prior to certain cumulative changes in a corporation’s ownership resulting in a change of control of the Company, the Company reserved 100% of the losses from US operation as this tax asset will not be realized.

At December 31, 2009 and 2008, the Company had net operating loss carry forwards from Vietnam of approximately $6,777,574 and $4,710,427, respectively, which were derived from subsidiaries with operating losses and will be available to offset future taxable income.

These net operating loss carry forwards expire through year 2015. The Company has established a valuation allowance against its deferred tax asset, due to the uncertainty of the realization of the asset. Management periodically evaluates the recoverability of the deferred tax asset. At such time as it is determined that it is more likely than not that deferred tax assets are realizable, the valuation allowance will be reduced.

During the year ended December 31, 2008, the Vietnamese tax authorities determined that the Company’s tax obligation was lower than the Company’s originally estimated amount. The Company estimates the tax obligation based on 28% under Vietnamese law. During 2008, the Company recorded a tax benefit of $2,898,328 which was offset against the 2008 tax expense of $551,396. The Company uses a gross method to estimate the Company’s tax obligation assessed by Vietnam governmental authorities on sales in the income statement.

NOTE 20- SEGMENT REPORTING

The management approach model is based on the way a company’s management organizes segments within the company for making operating decisions and assessing performance.  Reportable segments are based on products and services, geography, legal structure, management structure, or any other manner in which management disaggregates a company.

Following is a summary of segment information for the year ended December 31, 2009:

	Civil	Commercial
	Construction	Activities	Unallocated	Total
Sales	$52,575,960	$8,514,762	$-	$61,090,722
Operating income/(loss)	(81,055)	139,758	(1,623,499)	(1,564,796)
Total Assets	86,352,883	6,926,933	22,585,166	115,864,982
Capital Expenditure	6,742,507	356,094	12,570	7,111,171
Interest Income	-	-	413,741	413,741
Interest Expense	169,108	600,778	1,833,800	2,603,686
Depreciation/Amortization	4,695,724	60,847	229,965	4,986,536

Following is a summary of segment information for the year ended December 31, 2008:

	Civil	Commercial
	Construction	Activities	Unallocated	Total
Sales	$47,501,672	$4,435,264	$-	$51,936,936
Operating income/(loss)	3,750,877	(80,161)	(2,708,844)	961,872
Total Assets	47,157,104	4,686,363	47,657,423	99,500,890
Capital Expenditure	9,539,869	289,119	2,036,510	11,856,498
Interest Income	-	-	912,430	912,430
Interest Expense	63,032	436,532	2,034,498	2,534,062
Depreciation/Amortization	4,633,894	77,997	108,663	4,820,554

NOTE 21 – OFFERING

On January 12, 2009, the Company engaged Rodman & Renshaw, LLC as the Company’s exclusive advisor in connection with the proposed Offering or any other debt or equity financing for a term of 12 months. The Offering consists of  sale of approximately $15 million worth of common stock of the Company. The Underwriting Agreement provides that the Company will grant to Rodman an option, exercisable within 45 days after the closing of the Offering to acquire up to an additional 15% of the total number of shares to be offered by the Company in the Offering to cover over-allotments. The Company paid $25,000 advance which will be applied against the non-accountable expense allowance equal to 1% of the public offering price. In addition, Rodman is entitled to the delivery of $100 option, if requested, at closing to purchase additional shares of common stock equal to 5% of the total number of shares sold pursuant to the Offering. The Underwriter’s option will be exercisable during the four year period commencing one year from the closing at the price per share equal to 125% of the public offering price per share at the Offering. The Underwriter’s warrant will provide for registration rights and customary anti-dilution provisions. As of this date, the Offering has not been closed.

NOTE 22 – SUBSEQUENT EVENT

On February 11, 2010, the Securities Purchase Agreement between the Company, Cavico Vietnam, the Company’s wholly-owned subsidiary, and Cavico Mining and Construction JSC (“Cavico Mining”), to purchase a total of 4,000,000 shares of Cavico Mining at VND16,894 per share, which is approximately $0.94 per share based on current exchange rates, in exchange for debt owed to Cavico and its subsidiaries by Cavico Mining,  was consummated. The purpose of the acquisition of an additional 4,000,000 shares of Cavico Mining to own over 50% of Cavico Mining’s common stock was to enable the Company to include Cavico Mining in the consolidated financial statements on a going forward basis.

Cavico Vietnam Mining and Construction Joint Stock Company

Financial Statements for the year ended 31 December 2009
Board of Directors’ report

The Board of Directors of Cavico Vietnam Mining and Construction Joint Stock Company (“the Company”) presents this report together with the audited financial statements for the year ended 31 December 2009.

1.	Corporate information

1.1.	Structure of ownership

Cavico Vietnam Mining and Construction Joint Stock Company formerly known as Cavico Vietnam Mining and Construction Limited, a subsidiary of Vietnam Construction and Investment Joint Stock Company, was established under Decision No. 08/QDHDQT-2002 dated 26 March 2002 of the chairman of Vietnam Construction and Investment Joint Stock Company and operates under Business Registration Certificate No. 0104000057 dated 10 April 2002 issued by Hanoi Department of Planning and Investment. On 13 June 2006 Cavico Vietnam Mining and Construction Company Limited was changed to joint stock company following Business Registration Certificate No. 0103012730 issued by Hanoi Department of Planning and Investment. The Business Registration Certificate of the Company was subsequently amended as follows:

Amended Business Registration Certificates	Amended contents
No. 0103012730 dated 22 September 2006	Changed head office address
No. 0103012730 dated 21 June 2007	Increased share capital to VND 46,000,000,000
No. 0103012730 dated 31 July 2008	Increased share capital to VND 68,897,490,000 and changed head office address
No. 0103012730 dated 14 July 2009	Increased share capital to VND 80,610,060,000

The Company’s share capital as stated in its Business Registration Certificate is VND 80,610,060,000.

Currently, the Company’s shares are traded over the Hochiminh City Stock Exchange.

1.2.	Company address

The Company’s head office locates on the 8th floor, Song Da No. 9 building, Pham Hung street, My Dinh commune, Tu Liem district, Hanoi.

1.3.	Business activities and operations

The Company’s principal activities as stated in its Business Registration Certificate consist of transportation and irrigation works construction; soils and stones excavation and mining exploitation; installing power projects of up to 35KV; hotel and restaurant operation (excluding Karaoke, discotheque, bar business); trading and goods consignment agent; construction machinery and equipment lease; construction of bridges and harbors.

During the year 2009, the major activities of the Company were:

-	Mine soils, stones and coal excavation;
-	Transportation, irrigation and hydropower works construction;
-	Construction machine and equipment lease.

1.4.	Number of employees

As at 31 December 2009, the Company had 382 employees (2008: 265 employees).

2.         Financial statements

The financial statements of the Company for the year ended 31 December 2009 accompany this report.

Cavico Vietnam Mining and Construction Joint Stock Company

Financial Statements for the year ended 31 December 2009
Board of Directors’ report

3.                 Auditors

The auditors, CA&A Consulting and Auditing Co., Ltd. - Hanoi branch, have audited the financial statements of the Company for the year ended 31 December 2009, and expressed their willingness to accept reappointment as auditors of the Company.

4.	Members of the Board of Management and the Board of Directors

The members of the Board of Management during the year and to the date of this report are as follows:

Name	Position	Date appointed
Mr. Tran Manh Hung	Chairman	6 July 2006
Mr. Phan Van Hieu	Vice Chairman	6 July 2006
Mr. Nguyen Ba Ngoc	Vice Chairman	6 July 2006
Mr. Huu Thanh Binh	Member	6 July 2006
Mr. Nguyen Luong Duc	Member	6 July 2006

The members of the Board of Directors during the year and to the date of this report are as follows:

Name	Position	Date appointed	Date resigned
Mr. Pham Dinh Son	Director	2 July 2008	-
Mr. Le Sy Tien	Deputy Director	11 July 2006	-
Mr. Nguyen Luong Duc	Deputy Director	2 July 2008	-
Mr. Tran Van Luu	Chief Accountant	9 October 2006	-

5.	Post balance sheet events

On 10 February 2010, the State Securities Commission approved for Company to issue additional 4,000,000 shares to two major shareholders as follows:

-         Cavico Vietnam Co., Ltd.: 1,960,000 shares (49% of the offering);

-         Cavico Construction Trading JSC.: 2,040,000 shares (51% of the offering);

To the date of this report, all shares issued have been fully purchased by the above two shareholders.

There have been no other significant events occurring after the balance sheet date which would require adjustments or disclosures to be made in the financial statements.

6.	Statement by the Board of Directors

I, Pham Dinh Son, the General Director of Cavico Vietnam Mining and Construction Joint Stock Company, hereby state on behalf of the Board of Directors that, in the opinion of the Board, the accompanying balance sheet of the Company as at 31 December 2009, and the related statements of income and cash flows for the year then ended, give a true and fair view of the financial position of the Company as at 31 December 2009, and the results of its operations and cash flows for the year then ended. The financial statements of the Company were prepared in accordance with the Vietnamese Accounting Standards, Vietnamese Accounting System and related regulations.

For and on behalf of the Board of Directors,

PHAM DINH SON Director
Hanoi, 22 April 2010

INDEPENDENT AUDITORS’ REPORT

No: 09-01-037a

To:     The Board of Management and the Board of Directors
 Cavico Vietnam Mining and Construction Joint Stock Company

Scope of audit

We have audited the accompanying balance sheet of Cavico Vietnam Mining and Construction Joint Stock Company (“the Company”) as at 31 December 2009, and the related statements of income and cash flows for the year then ended, as shown on pages 5 to 27.  These financial statements are the responsibility of the Board of Directors of the Company.  Our responsibility is to express an opinion on these financial statements based on our audit.

Basis of audit opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America.  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audit provides a reasonable basis for our opinion.

Audit opinion

In our opinion, the accompanying financial statements present fairly, in all material aspects, the financial position of Cavico Vietnam Mining and Construction Joint Stock Company as at 31 December 2009, and the results of its operations and its cash flows for the year then ended, in conformity with the Vietnamese Accounting Standards, Vietnamese Accounting System and related regulations.

As discussed in Note 2, the accompanying financial statements are not intended to present the financial position, results of operations and cash flows of the Company in accordance with accounting principles and practices generally accepted in countries and jurisdictions other than Vietnam.

As discussed in Note 27, the Company has presented a reconciliation of Vietnamese accounting standards to U.S. generally accepted accounting principles.

PHAM THE HUNG	NGUYEN TIEN DUNG

Director	Auditor
Auditor’s Certificate	Auditor’s Certificate
No. 0495/KTV	No. 0800/KTV

HANOI
22 April 2010

Cavico Vietnam Mining and Construction Joint Stock Company

Balance Sheet
as at 31 December 2009
All amounts are in United States dollars

Assets	Codes	Notes	31.12.2009	31.12.2008
A. Current assets	100		$15,374,964	$11,794,670
I. Cash and cash equivalents	110		118,490	146,746
1. Cash	111	3	118,490	146,746
II. Short-term financial investments	120		407,270	-
1. Short-term investments	121	4	407,270	-
II. Accounts receivable	130		3,381,108	1,765,550
1. Receivables from customers	131		1,551,834	1,456,507
2. Advances to suppliers	132		265,183	210,272
3. Other receivables	135	5	1,564,091	98,771
III. Inventories	140		11,253,065	9,535,135
1. Inventories	141	6	11,253,065	9,535,135
IV. Other current assets	150		215,031	347,239
1. Short-term prepaid expenses	151	7	45,234	68,167
2. VAT deductibles	152	15	-	110,422
3. Other current assets	158	8	169,797	168,650
B. Long-term assets	200		6,938,896	7,284,172
I. Long-term receivables	210		1,697,403	1,036,537
1. Long-term receivables from customers	211		1,697,403	1,036,537
II. Fixed assets	220		3,444,472	4,537,589
1. Tangible fixed assets	221	9	3,294,984	4,283,126
- Cost	222		9,009,134	9,185,324
- Accumulated depreciation	223		(5,714,150)	(4,902,198)
2. Finance leased fixed assets	224	10	25,191	38,270
- Cost	225		55,110	58,239
- Accumulated depreciation	226		(29,919)	(19,969)
3. Construction in progress	230	11	124,297	216,193
III. Long-term investments	250		742,434	863,403
3. Other long-term investments	258	12	742,434	863,403
IV. Other long-term assets	260		1,054,587	846,643
1. Long-term prepayments	261	13	1,031,825	805,283
2. Defferred corporate income tax assets	262	15	21,424	39,962
3. Other long-term assets	268		1,338	1,398

Total assets	270		$22,313,860	$19,078,842

The accompanying Notes to the Financial Statements form an integral part of these financial statements.

Cavico Vietnam Mining and Construction Joint Stock Company

Balance Sheet
as at 31 December 2009 (continued)
All amounts are in United States dollars

Resources	Codes	Notes	31.12.2009	31.12.2008
A. Liabilities	300		$14,937,789	$11,446,948
I. Current liabilities	310		10,361,206	9,914,752
1. Short-term loans and debts	311	14	4,144,310	3,338,904
2. Payables to suppliers	312		2,169,532	2,178,071
3. Advances from customers	313		3,613,045	3,686,021
4. Taxes and payables to the State budget	314	15	304,373	146,567
5. Payables to employees	315		-	329,148
6. Accrued expenses	316	16	14,495	137,468
9. Other payables	319	17	130,185	94,680
11. Reward and welfare fund	323		(14,734)	3,893
II. Long-term liabilities	330		4,576,583	1,532,196
1. Long-term loans and debts	334	14	1,007,660	1,532,196
8. Unearned revenue	338		3,568,923	-
B. Owner’s equity	400		7,376,071	7,631,894
I. Owner’s equity	410	18	7,376,071	7,631,894
1. Owner’s capital	411		4,493,064	4,058,284
2. Share premium	412		2,422,995	2,763,493
4. Treasury shares	414		(278)	-
6. Foreign exchange differences	416		(67,648)	-
7. Investment and development reserve	417		28,715	30,346
8. Financial provision reserve	418		28,715	30,346
10. Retained earnings	420		534,133	787,655
13. Forex difference caused by conversion	413		(63,625)	(38,230)

Total resources	440		$22,313,860	$19,078,842

The accompanying Notes to the Financial Statements form an integral part of these financial statements.

22 April 2010

PHAM DINH SON	TRAN VAN LUU
Director	Chief Accountant

Cavico Vietnam Mining and Construction Joint Stock Company

Statement of income
for the year ended 31 December 2009
All amounts are in United States dollars

Items	Codes	Notes	2009	2008
1. Revenue	01	19	$8,987,420	$9,166,809
2. Less revenue deductions	02		-	-
3. Net revenue	10		8,987,420	9,166,809
4. Cost of goods sold	11	20	(7,942,658)	(7,403,895)
5. Gross margin	20		1,044,762	1,762,914
6. Financial income	21	21	316,957	143,331
7. Financial expenses	22	22	(187,128)	(718,758)
Including: interest expenses	23		(176,849)	(417,282)
8. Selling expenses	24		-	-
9. General and administration expenses	25	23	(585,217)	(468,303)
10. Profit from business activities	30		589,374	719,184
11. Other income	31	24	33,481	1,254
12. Other expenses	32	25	(24,845)	(11,712)
13. Other profit			8,636	(10,458)
14. Net profit before tax	50		598,010	708,726
15. Current year corporate income tax	51	15	(86,006)	(140,823)
16. Deferred corporate income tax	52	15	(17,231)	41,601
17. Net profit after tax	60		$494,773	$609,504
18. Basic earnings per share	70	26	$0.07	$0.11

The accompanying Notes to the Financial Statements form an integral part of these financial statements.

22 April 2010

PHAM DINH SON	TRAN VAN LUU
Director	Chief Accountant

Cavico Vietnam Mining and Construction Joint Stock Company

Statement of Cash Flows (indirect method)
for the year ended 31 December 2009
All amounts are in United States dollars

Items	Code	2009	2008
I. Cash flows from operating activities
1. Profit before tax	01	$598,010	$708,726
2. Adjustments:
Depreciation and allocation	02	1,983,319	1,940,349
Unrealized foreign exchange difference	04	46,583	301,477
Profit from investment activities	05	(227,133)	(143,457)
Interest expenses	06	664,888	1,070,325
3. Profit from operating activities before changes in working capital	08	3,065,667	3,877,420
Changes in accounts receivable and other current assets	09	(2,528,665)	742,881
Changes in inventory	10	(2,344,480)	(3,907,745)
Changes in accounts payable	11	3,617,309	3,876,526
Changes in prepaid expenses	12	20,258	(61,217)
Interest paid	13	(666,472)	(1,086,796)
Corporate income tax paid	14	(3,507)	(100,081)
Other cash paid for operating activities	16	(40,853)	(40,175)
Net cash flows from operating activities	20	1,119,257	3,300,813
II. Cash flows from investing activities
1. Acquisition of fixed and other long-term assets	21	(1,398,996)	(1,674,444)
2. Proceeds from disposal of fixed assets	22	33,481	1,254
3. Loans to other entities	23	(305,415)	-
5. Investments in other entities	25	-	(49,056)
6. Sales of investments in other entities	26	73,241	144,837
7. Lending interest and dividends received	27	168,775	143,331
Net cash flows from investing activities	30	(1,428,914)	(1,434,078)
III. Cash flows from financing activities
1. Proceeds from capital contribution	31	-	2,752,492
3. Short-term, long-term loans received	33	8,405,326	8,235,775
4. Repayments of loan principles	34	(7,870,598)	(12,408,469)
5. Repayments of finance lease debts	35	(10,922)	(11,431)
6. Dividends, profits paid	36	(235,563)	(336,498)
Net cash flows from financing activities	40	288,243	(1,768,131)
Net cash flows for the year	50	(21,414)	98,604
Cash at the beginning of the year	60	146,746	54,811
Effects of foreign exchange rate differences	61	(6,842)	(6,669)
Cash at the end of the year	70	$118,490	$146,746
The accompanying Notes to the Financial Statements form an integral part of these financial statements.

22 April 2010

PHAM DINH SON	TRAN VAN LUU
Director	Chief Accountant

Cavico Vietnam Mining and Construction Joint Stock Company

Notes to the Financial Statements
for the year ended 31 December 2009
All amounts are in United States dollars

1.	Organization and principal activities

Cavico Vietnam Mining and Construction Joint Stock Company (“the Company”) formerly known as Cavico Vietnam Mining and Construction Company Limited a subsidiary of Vietnam Construction and Investment Joint Stock Company, was established under Decision No. 08/QDHDQT-2002 dated 26 March 2002. The chairman of Nam Viet Investment and Construction and Investment Joint Stock Company and operates under Business Registration Certificate No.0104000057 dated 10 April 2002 issued by Hanoi Department of Planning and Investment, Cavico Vietnam Mining and Construction Company Limited was changed to joint stock company following Business Registration Certificate No. 0103012730 issued by Hanoi Department of Planning and Investment. The Business Registration Certificate of the Company was subsequently amended as follows:

Amended Business Registration Certificate	Amended contents
No. 0103012730 dated 22 September 2006	Changed head office address
No. 0103012730 dated 21 June 2007	Increased share capital to VND 46,000,000,000
No. 0103012730 dated 31 July 2008	Increased share capital to VND 68,897,490,000 and changed head office address
No. 0103012730 dated 14 July 2009	Increased share capital to VND 80,610,060,000

The Company’s share capital as stated in its Business Registration Certificate is VND 80,610,060,000.

Currently, the Company’s shares are traded over the Hochiminh City Stock Exchange.

The Company’s head office locates on the 8th floor, Song Da No. 9 building, Pham Hung Street, My Dinh commune, Tu Liem district, Hanoi.

The Company’s principal activities as stated in its Business Registration Certificate consist of transportation and irrigation works construction; soils and stones excavation and mining exploitation; installing power projects of up to 35KV; hotel and restaurant operation (excluding Karaoke, discotheque, bar business); trading and goods consignment agent; construction machinery and equipment lease; construction of bridges and harbors.

Cavico Vietnam Mining and Construction Joint Stock Company

Notes to the Financial Statements
for the year ended 31 December 2009
All amounts are in United States dollars

During the year 2009, the major activities of the Company were:

-	Mine soils, stones and coal excavation;
-	Transportation, irrigation and hydropower works construction;
-	Construction machine and equipment lease.

2.	Summary of significant accounting policies

2.1.	Fiscal year

The fiscal year of the Company begins on 1 January and ends on 31 December annually.

2.2.	Basis of financial statements preparation

The financial statements, expressed in Vietnamese Dong (“VND”) have been prepared on historical cost basis and in accordance with accounting principles generally accepted in Vietnam. These principles include Vietnamese Accounting Standards, Vietnamese Accounting System and prevailing accounting regulations in Vietnam. Accordingly, the accompanying balance sheet and related statements of income and cash flows and their utilization are not designed for those who are not informed about Vietnam’s accounting principles, procedures and practices. Furthermore, these financial statements are not intended to present the financial position, results of operation and cash flows of the Company in accordance with accounting principles and practices generally accepted in countries and jurisdictions other than Vietnam.

Cavico Vietnam Mining and Construction Joint Stock Company

Notes to the Financial Statements
for the year ended 31 December 2009
All amounts are in United States dollars

These financial statements in United States dollars were converted from the related statutory financial statements of the Company which were expressed in Vietnamese Dong (“VND”). Balance sheet items were converted using inter-bank exchange rates ruling at the balance sheet date and statements of income and cash flows items were converted using average inter-bank exchange rate during the year as follows:

-
Year 2008: The Balance sheet items were converted using inter-bank exchange rate of 16,977 VND/USD, the statements of income and cash flows items were converted using average inter-bank exchange rate during the year of 16,308 VND/USD.

-
Year 2009: The Balance sheet items were converted using inter-bank exchange rate of 17,941 VND/USD, the statements of income and cash flows items were converted using average inter-bank exchange rate during the year of 17,067 VND/USD.

-	The different exchange rate arose because of conversion was presented separately in an item on the balance sheet.

2.3 Application of Accounting Law and Vietnamese Accounting Standards

a)	Accounting Law

During the years, the Company has complied with the Accounting Law issued on 17 June 2003 together with Decree 129/2004/NĐ-CP issued by the Government on 31 May 2004 describing details and guidance to implement some articles of the Accounting Law to be applied in business activities.

b)	Vietnamese Accounting Standards

During the years, the Company has applied Vietnamese Accounting System issued together with Decision 15/2006/QĐ-BTC dated 20 March 2006, and in the related aspects, Vietnamese Accounting Standards issued by Ministry of Finance and related official documents providing amendments, supplements and guidance, as follows:

2.4 Principles of recording cash and cash equivalents

a)	Principles of determining cash on hand and cash in bank

Cash on hand represents actual cash in the Company’s safe on the balance sheet date, which had been counted and reconciled to cash book.

Cavico Vietnam Mining and Construction Joint Stock Company

Notes to the Financial Statements
for the year ended 31 December 2009
All amounts are in United States dollars

Cash in bank represents the deposits in the banks operating legally in Vietnam and is confirmed by the banks at the balance sheet date.

b)	Principles of determining cash equivalents

Cash equivalents are short-term investments of under 3 months that are freely convertible to cash and do not contain any risks in converting into cash since purchasing that investment at the balance sheet date.

c)	Foreign currency transactions

Transactions in currencies other than VND during the years have been converted into VND at exchange rates ruling at the transaction dates, Monetary assets and liabilities denominated in currencies other than VND are converted into VND at inter-bank exchange rates ruling at the balance sheet date. All realised and unrealised foreign exchange differences are recorded in the statement of income.
From 2009, foreign exchange differences have been accounted for by the Company following regulations of Circular 201/2009/TT-BTC issued by Ministry of Finance on 15 October 2009 as follows:-

i)
All realised foreign exchange differences arising from operatinal activities during the period, including capital expenditures (in case the Company have both operational and capital expenditure transactions), are charged to financial income or expenses for that period.

ii)
Unrealized foreign exchange differences on translation of short-term monetary items denominated in foreign currencies are recorded to Account 413 and presented in the balance sheet under foreign exchange differences reserve on a net basis.

iii)	The unrealized foreign exchange differences on translation of long-term monetary assets denominated in foreign currencies are charged to financial income or expenses on a net basis.
iv)	The unrealized foreign exchange differences on translation of long-term monetary liabilities denominated in foreign currencies are recorded are charged to financial income or expenses on a net basis.

However, if the Company is in a loss position after charging the unrealised foreign exchange losses on long-term monetary liabilities, the Company can apply the option of recognising only a portion of the foreign exchange losses arising from revaluation of long-term liabilities as current year expense. The minimum foreign exchange losses to be recognized as current year expense is equivalent to the foreign exchange losses arising from translation of the current portion of the long-term monetary liabilities at the end of the period. The deferred remaining amount is recorded in Account 413 and presented as foreign exchange differences reserve under equity in the balance sheet.

2.5 Accounts receivable

Accounts receivable are valued at their estimated realisable value after providing for doubtful debts. The provision for doubtful debts is made based on the management’s assessment of amounts that might not be recoverable.

Receivables from customers, advances to suppliers, other receivables at the balance sheet date:

•	Falling due in within one year or one operation cycle shall be classified as current assets;
•	Falling due in more than one year or one operation cycle shall be classified as long-term assets.

Increases and decreases in the provision account balance are charged to general and administration expenses in the income statement.

2.6 Inventories

Inventories, including work-in-process, are valued at the lower of original cost and net realisable value, after provision for damaged, obsolete items. Cost of inventories is comprised of purchasing price, processing expenses and other directly relating expenses incurred to have inventories available at the present location and condition. Net realisable value is the selling price in the ordinary course of business, less the costs of marketing and distribution.

Cavico Vietnam Mining and Construction Joint Stock Company

Notes to the Financial Statements
for the year ended 31 December 2009
All amounts are in United States dollars

The Company applies the perpetual method of accounting for inventories. Cost of inventories is determined by weighted average method.

Closing balance of work-in-process of construction activities are determined as follows :

Closing balance of work-in-process of each project	=	Opening balance of work-in-process of each project	+	Construction cost incurred during the period of each project	-	Cost of goods sold recorded during the period of each project

Of which:

Cost of goods		Opening balance of work-in-process	+	Construction cost incurred during the period		Revenue
sold of each	=	pening balance of uncertified work done		Total work done during the	x	recorded during
project		(excluding value added tax)	+	period (excluding value added tax)		the period

Provision for inventory

Provision for inventory is made for any losses due to devaluation (price decrease, quality deterioration, obsolete …) that may occurs relating to raw materials, finished goods, merchandises under the ownership of the Company based on appropriate evidences available at the balance sheet date.  Increases and decreases to the inventory provision balance are recorded as cost of goods sold in the income statement.

2.7 Tangible fixed assets

Tangible fixed assets are stated at cost less accumulated depreciation. When assets are sold or retired, their cost and accumulated depreciation are eliminated from the accounts and any gain or loss resulting from their disposal is included in the statement of income.

The initial cost of tangible fixed assets comprises its purchase price, import duties and non-refundable purchase taxes and any directly attributable costs of bringing the asset to its working condition and location for its intended use. Expenditures incurred after the tangible fixed assets have been put into operation, such as repairs and maintenance and overhaul costs, are normally charged to the statement of income in the year the costs are incurred. In situations where it can be clearly demonstrated that the expenditures have resulted in an increase in the future economic benefits expected to be obtained from the use of a tangible fixed assets beyond its originally assessed standard of performance, the expenditures are capitalized as an additional cost of tangible fixed assets.

Cavico Vietnam Mining and Construction Joint Stock Company

Notes to the Financial Statements
for the year ended 31 December 2009
All amounts are in United States dollars

Depreciation and amortization of tangible fixed assets are calculated on a straight-line basis over the estimated useful life of each asset as follows:

Assets	Number of years
Buildings and architectural items	5 - 30
Machinery and equipment	5 - 12
Vehicles	5 - 10
Office equipment and furniture	5 - 10

2.8 Finance leased fixed assets

Leases in terms of which the Company assumes substantially all the risks and rewards of ownership are classified as finance leases. Cost of tangible fixed assets acquired by way of finance leases is stated at an amount equal to the lower of its fair value and the present value of the minimum lease payments at inception of the lease.

Depreciation of finance leased fixed assets is charged to the income statement on a straight-line basis over the estimated useful lives of items of the leased assets. The estimated useful lives of leased assets are consistent with the useful lives of tangible fixed assets.

2.9 Intangible fixed assets

Intangible fixed assets are accounted for in accordance with regulations of Vietnamese Accounting Standard 04 - “Intangible Fixed Assets” issued together with Decision 149/2001/QD-BTC dated 31 January 2001 and Circular 161/2007/TT-BTC dated 31 December 2007 guiding the implementation of the above Standard.

2.10 Construction in progress

Construction-in-progress represents plant and machinery under construction and installation and is stated at cost. Construction-in-progress is not depreciated until such time as the relevant assets are completed and put into operational use.

Cavico Vietnam Mining and Construction Joint Stock Company

Notes to the Financial Statements
for the year ended 31 December 2009
All amounts are in United States dollars

2.11 Investments

a)	Short-term investments

Short-term investments comprise holdings of shares, government T-bills, other liquid securities which are readily realisable and are intended to be held for more than one year. These short-term investments are stated at their acquisition cost.

b)	Long-term investments

Investments in securities, subsidiaries and associates are stated at cost. Distributions received from the accumulated net profits of subsidiaries and associates rising subsequent to the date of acquisition by the Company are recognised as income in the income statement.

Difference between sales value and book value of the investment is recorded as income or expense in the period of the liquidation.

c)	Provision for devaluation of investments

Provision for the devaluation in value of investments is created representing the excess of the acquisition cost over the market value at the balance sheet date. Provision is made for each investment and security of the Company that is exchanged on the market at the price lower than book value.

Cavico Vietnam Mining and Construction Joint Stock Company

Notes to the Financial Statements
for the year ended 31 December 2009
All amounts are in United States dollars

2.12 Borrowing costs

Borrowing costs comprise:

(a)	Interest on short-term, long-term loans and bank overdrafts;

(b)	Amotization of discounts or premiums relating to borrowings from bond issue;

(c)	Amortization of auxilliary costs incurred in connection with the arrangement of borrowings;

(d)	Finance charges in respect of finance leases.

Borrowing costs are recorded as expense during the year/period in which they are incurred, except to the extent that they are capitalized. Capitalized borrowing costs are those involved directly in construction, investment or production of assets-in-progress and should be capitalized in the cost of those assets. Such borrowing costs are capitalized as part of the cost of the asset when it is probable that they will generate future economic benefits to the company and the borrowing costs can be measured reliably.

The qualifying asset-in-progress is an asset under contraction or in the production process that requires a substantial period of time (more than 12 months) to get ready for its intended use or sale.

2.13 Principles of recording and allocating long-term deferred expenses

Deferred expenses are presented under short-term prepaid expenses or long-term prepayments items on the balance sheet.  These deferred expenses are allocated to the income statements over the prepaid period of the expenses or over the estimated period of benefits gained from the expenses.

The following types of expenses are recorded as long-term deferred expense, and are amortized to the income statement over the period from 2 to 5 years:

•	Establishment costs, relocation and restructuring costs;

•	Pre-operating expenses, start-up and preparation costs (including training costs);

•	Test run and trial production costs;

•	Tools and consumables with large value issued into production;

•	Research costs, substantial expenditure on fixed asset overhaul; and

•	Prepaid land lease rental.

2.14 Trade payables

Trade payables include payable to suppliers for assets, materials, goods and services received and are detailed for each supplier. In case of materials, goods and services received for which invoice has not been issued till end of period, accountants use estimated price to record payables and goods received in warehouse without invoice. After that they will adjust according to the actual price after receiving invoice.

Payment discount and trade discount will be recorded to related account to reduce the amount of payables.

Cavico Vietnam Mining and Construction Joint Stock Company

Notes to the Financial Statements
for the year ended 31 December 2009
All amounts are in United States dollars

2.15 Corporate income tax

Corporate income tax on the income statement for the year comprises current year tax payable and deferred income tax.

Current year corporate income tax is the estimated tax charged on the taxable income for the year, at the tax rates prevailing at the balance sheet date, and any adjustment to tax payable in respect of previous years.

Deferred income tax is provided, using the liability method, on all temporary differences at the balance sheet date between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes. Deferred tax assets and liabilities are measured at the tax rates that are expected to apply to the year when the asset is realized or the liability is settled, based on tax rates that have been enacted or substantively enacted at the balance sheet date.

Deferred tax assets are recognized for all deductible temporary differences and carry-forward unused tax losses, to the extent that it is probable that taxable profit will be available against which the deductible temporary differences and the carry-forward of unused tax losses can be utilized.

Corporate income tax recorded on the income statement is the tax expenses to be paid estimated based on the taxable profits for the year using the tax rate approved at the year end and any adjustments of tax payable of previous years. Deferred tax assets and liabilities are not reflected on the balance sheet.

2.16 Owner’s equity

a)	Treasury shares

When the shares are returned, the amounts paid including related expenses are recorded as changes in owner’s equity. Returned shares paid are classified as treasury share and reflected as a deduction in owner’s equity.

b)	Recording dividends

The retained profits after corporate income tax are subject to distribution to shareholders upon approval by the Shareholders Meeting and only after certain distributions to funds and reserves as regulated in the Company’s Charter and Vietnamese laws.  Dividends are declared from the retained profits based on the rate of ownership of each shareholder.

Dividends paid to preference shares are recorded as liabilities on an accrual basis. Other dividends are recorded as payables in the period of dividends announcement.

Cavico Vietnam Mining and Construction Joint Stock Company

Notes to the Financial Statements
for the year ended 31 December 2009
All amounts are in United States dollars

2.17 Revenue recognition

Revenue is recognized to the extent that it is probable that the economic benefits will flow to the Company and the revenue can be reliably measured. The following specific recognition criteria must also be met before revenue is recognized:

Sale of finished goods

Revenue is recognized when the significant risks and rewards of ownership of the goods have passed to the buyer.

Rendering of services

Where the contract outcome can be reliably measured, revenue is recognized by reference to the stage of completion. Stage of completion is measured by the percentage of the labor hours incurred to the balance sheet date over total estimated labor hours for each contract.

Where the contract outcome cannot be reliably measured, revenue is recognized only to the extent of the expenses recognized which are recoverable.

Interest, royalties, dividends and profits received

Interest, royalties, dividends and profits divided will be recorded when the Company could gain economic benefits from the respective transactions and revenue is firmly determined. Interests are recorded based on timing and interest rate for each period. Royalties are determined on accrual basis matching with contract. Dividends and profits incomes are recorded when stockholders have right to get dividends or parties contributing capital are entitled to receive profits relative to the capital contribution.

Cavico Vietnam Mining and Construction Joint Stock Company

Notes to the Financial Statements
for the year ended 31 December 2009
All amounts are in United States dollars

2.18 Construction contract

a)	Revenues of construction contract are comprised of:

(i)	The initial amount of revenue as agreed in the contract; and

(ii)	Variations in contract work, claims and incentive payments if it is probable that they will change revenues and can be reliably measured.

Revenues of construction contract are measured at the fair value of the consideration received or receivable. Revenues of construction contract are recorded based on the volume of completed work for each project or work item and the latest approved contract prices. The completed construction work refers to those which have been certified by customer and evidenced by a Hand-over Minute, or Summary of amount to be paid for completed work, or Summary of completed work etc.

b)	Costs of construction contract are comprised of:

(i)	Costs directly incurred on each specific contract;

(ii)	Common costs that are attributable to the contracts and can be allocated to each specific contract (including borrowing costs if these satisfy the required conditions for capitalization);

(iii)	Other expenses that are specifically chargeable to the customer under the terms of the contract.

c)	Recognition of construction contract revenue and expenses:

(i)
If it is specified in the contract that payments are made according to the agreed progress schedule, when the outcome of a construction contract can be estimated reliably, revenue and costs associated with the construction contract should be recognized as revenue and expenses equivalent to the stage of completion as determined by the contractor at the balance sheet date.

(ii)
If it is specified in the contract that payments are made based on the amount of work completed, when the outcome of a construction contract can be estimated reliably and certified by the customer, revenue and expenses associated with the construction contract should be recognized based on the amount of completed work as certified by the customer in the period.

(iii)
When the outcome of a construction contract cannot be estimated reliably revenue should be recognised only to the extent of contract costs incurred that it is probable will be recoverable. Contract costs should be recognised as an expense in the period in which they are incurred.

2.19 Operating leases

Payments made under operating leases are recognized in the statement of income on a straight-line basis over the term of the lease.

2.20 Related parties

Parties are considered as related if one can control or have great effect on the other’s ability in making decision on financial and operational policies.

Cavico Vietnam Mining and Construction Joint Stock Company

Notes to the Financial Statements
for the year ended 31 December 2009
All amounts are in United States dollars

2.21 Subsequent events

Post-year-end events that provide additional information about a company’s financial position at the balance sheet date (“adjusting events”) are reflected in the financial statements. Post-year-end events that are non-adjusting events are disclosed in the notes when material.

2.22Off balance sheet items

Amounts which are defined as off-balance-sheet items under the Vietnamese Accounting System are disclosed in the relevant notes to the financial statements.

2.23	Nil balances

Items or balances required by the standard Vietnamese Accounting System format that are not shown in the financial statements indicate nil balances.

2.24 Reclassification

Certain comparative figures have been reclassified to conform to the current year’s presentation.

Cavico Vietnam Mining and Construction Joint Stock Company

Notes to the Financial Statements
for the year ended 31 December 2009
All amounts are in United States dollars

3.	Cash

Items	31.12.2009	31.12.2008
Cash on hand	22,180	47,191
Cash in bank	96,310	99,555
	118,490	146,746

4.	Short-term investment

Items	31.12.2009	31.12.2008
Lending to Cavico Corp Inc.	407,270	-
	407,270	-

5.	Other receivables

Items	31.12.2009	31.12.2008
Tan My Company Project	767,739	-
Nguyen Hai Son	100,329	-
Le Ngoc Binh	69,209	-
Tran Van Luu	64,099	-
Nguyen Dang Khoa	57,408	-
Dang Xuan Hien	50,722	-
Le Trong Phan	40,070	-
Bui Quang Ha	27,869	29,452
Do Trong Dac	27,869	-
Vietnam Highway Investment and Development JSC	26,871	28,397
Nguyen Xuan Viet	22,853	-
Tran Manh Hung	22,364	23,634
Nghiem Duc Toan	21,626	-
Tran Thanh Long	21,181	-
Le Thi Binh	20,846	-
Dinh Quoc Huy	20,623	-
Cavico Transportation JSC.	8,807	9,307
Others	193,606	7,981
	1,564,091	98,771

Cavico Vietnam Mining and Construction Joint Stock Company

Notes to the Financial Statements
for the year ended 31 December 2009
All amounts are in United States dollars

6.	Inventories

Items	31.12.2009	31.12.2008
Goods in transit	82,710	85,875
Raw materials	519,746	425,846
Tools and supplies	6,886	8,666
Work in process	10,643,723	9,014,748
	11,253,065	9,535,135

7.	Short-term prepaid expenses

Items	31.12.2009	31.12.2008
Tools and supplies	26,540	2,884
Prepaid insurance	249	25,685
Prepaid repair costs	15,581	9,995
Prepaid consulting fees	1,714	28,697
Prepaid transportation costs	1,150	906
	45,234	68,167

Cavico Vietnam Mining and Construction Joint Stock Company

Notes to the Financial Statements
for the year ended 31 December 2009
All amounts are in United States dollars

8.	Other current assets

Items	31.12.2009	31.12.2008
Advances	159,588	168,650
	159,588	168,650

9.	Tangible fixed assets

Items	Buildings, architectural items	Machinery, equipment	Vehicles	Office equipment	Total
Original cost
Opening balance	298,680	3,573,835	5,247,428	65,381	9,185,324
Additions	4,461	230,923	132,682	614	368,680
Including:
Purchased	4,461	230,923	132,682	614	368,680
Decreases	-	(35,076)	-	-	(35,076)
Including:
Disposed	-	(35,076)	-	-	(35,076)
Forex difference caused by conversion	(16,266)	(201,568)	(288,417)	(3,543)	(509,794)
Closing balance	286,875	3,568,114	5,091,693	62,452	9,009,134
Accumulated depreciation
Opening balance	99,957	1,813,638	2,956,366	32,237	4,902,198
Charge for the year	14,389	438,903	677,706	9,656	1,140,654
Decreases	-	(10,230)	-	-	(10,230)
Including:
Disposed	-	(10,230)	-	-	(10,230)
Forex difference caused by conversion	(6,071)	(118,333)	(191,865)	(2,203)	(318,472)
Closing balance	108,275	2,123,978	3,442,207	39,690	5,714,150
Net book value
Opening balance	198,723	1,760,197	2,291,062	33,144	4,283,126
Closing balance	178,600	1,444,136	1,649,486	22,762	3,294,984

Cavico Vietnam Mining and Construction Joint Stock Company

Notes to the Financial Statements
for the year ended 31 December 2009
All amounts are in United States dollars

10.	Finance leased fixed assets

Items	Vehicles	Total
Original cost
Opening balance	58,239	58,239
Forex difference caused by conversion	(3,129)	(3,129)
Closing balance	55,110	55,110
Accumulated depreciation
Opening balance	19,969	19,969
Charge for the year	11,586	11,586
Forex difference caused by conversion	(1,636)	(1,636)
Closing balance	29,919	29,919
Net book value
Opening balance	38,270	38,270
Closing balance	25,191	25,191

11.	Construction in progress

Items	Opening balance	Increase	Decrease	Forex difference caused by conversion	Closing balance
Fixed assets procurement	106,661	24,563	-	(6,927)	124,297
Fixed assets repairs	109,532	-	(108,955)	(577)	-
	216,193	24,563	(108,955)	(7,504)	124,297

Cavico Vietnam Mining and Construction Joint Stock Company

Notes to the Financial Statements
for the year ended 31 December 2009
All amounts are in United States dollars

12.	Other long-term investments

Items	31.12.2009	31.12.2008
Agribank Insurance Joint Stock Company	222,953	235,613
Cavico Vietnam Tower Joint Stock Company	144,919	158,332
Vietnam Highways Development and Investment JSC	116,493	123,108
Cavico Hydropower Construction Joint Stock Company	72,460	76,574
Cavico Bridge and Tunnel Construction Joint Stock Company	55,738	58,903
Cavico Power and Natural Resources Joint Stock Company	53,509	56,547
Cavico - Phi Cement Joint Stock Company	27,869	29,452
Nam Viet Investment and Consulting Joint Stock Company	15,328	16,198
Luong Son International Tourism Investment JSC	13,935	14,726
Nhan Tri Development Joint Stock Company	8,361	8,835
Dong Duong Finance Joint Stock Company	5,016	5,301
Vietnam Communication and Financial Investment JSC	3,066	3,240
Cavico Construction and Technical Service Joint Stock Company	2,787	2,945
Minh Viet Joint Stock Company	-	73,629
	742,434	863,403

13.	Long-term prepayments

Items	31.12.2009	31.12.2008
Spare parts	-	66,333
Maintenance and repair costs	750,122	655,330
Guarantee fees	150,772	-
Tools and supplies	45,163	41,392
Fixed assets overhaul	51,823	-
Others	33,945	42,228
	1,031,825	805,283

14.	Loans and debts

Items	31.12.2009	31.12.2008
Short-term loans	3,382,375	2,560,160
Loans from banks	3,337,129	2,335,020
Loans from others	45,246	225,140
Current portion of long-term loans and debt	761,935	778,744
Loans from banks	751,545	767,764
Finance lease debt	10,390	10,980
Long-term loans and debt	1,007,660	1,532,196
Loans from banks	1,003,585	1,516,909
Finance lease debt	4,075	15,287
	5,151,970	4,871,100

Cavico Vietnam Mining and Construction Joint Stock Company

Notes to the Financial Statements
for the year ended 31 December 2009
All amounts are in United States dollars

14.1           Details of loans and debt are as follows

Items	Loan tenure (month)	Maturity date	Interest rate (%/month)	Form of security	Balance at 31.12.2009
Short-term loans					3,382,375
Loans from banks					3,337,129
- Agribank - North Hanoi	10	22/3/2010 - 23/10/2010	0.875 - 1	Deed of trust	3,337,129
Loans from others					45,246
- Individual	-	-	-	Deed of trust	45,246
Long-term loans and debts					1,769,596
Loans from banks					1,755,130
- Agribank - Hoang Mai	60	12/10/2013	0.58	Machinery and equipment	1,003,577
- Agribank - North Hanoi	60	20/10/2011	0.875	Machinery and equipment	751,552
Finance lease debts					14,465
- Vietinbank Finance Lease Company	24 - 30	15/12/2010 - 16/7/2011	1.33	Vehicles	14,465
					5,151,970

As at 31 December 2009, loans and debts denominated in currencies other than Vietnamese Dong amounted to VND 18 billion (equivalent to EUR 667,773)

14.2           Finance lease debt

The Company leases Isuzu Pick-up trucks D-Max Full Spec Edition brand under finance lease contract No. 92/2007/CTTC dated 10 July 2007. At 31 December 2009, minimum future lease payments under current lease contracts are as follows:

	31.12.2009	31.12.2008
Within 1 year	12,104	14,583
From 1 to 3 years	4,405	17,447
Total minimum lease payments	16,509	32,030
Less: amount representing interest	(2,044)	(5,763)
Present value of net minimum lease payments	14,465	26,267
Disclosed as:
- Current liabilities	10,390	10,980
- Long-term liabilities	4,075	15,287

15.	Taxes and payables to State budget

Items	31.12.2009	31.12.2008
Tax receivables
Input value added tax	-	110,422
	-	110,422
Tax payables
Output value added tax	93,268	3,939
Corporate income tax	206,847	138,321
Personal income tax	4,258	4,307
	304,373	146,567

Cavico Vietnam Mining and Construction Joint Stock Company

Notes to the Financial Statements
for the year ended 31 December 2009
All amounts are in United States dollars

15.1           Value added tax

The Company declares and pays value added tax under deduction method with tax rate as per laws and regulations.

15.2           Corporate income tax

The Company’s corporate income tax rate is 25% of the taxable profits and is entitle to a reduction of 30% of CIT in 2009 because the average number of the Company’s employees was less than 300 people according to Decision 03/TT-BTC dated 13 January 2009.

The Company is entitled to a reduction of 50% of corporate income tax in 2 years from the date of listing on the Stock Exchange (i.e. year 2007 and 2008) under Official Dispatch No. 11924 TC/CST dated 20 October 2004 issued by the Ministry of Finance on tax incentives for listed companies.

a)         Current year corporate income tax

Current year corporate income tax expense is determined based on the taxable income of the current year. The taxable income may differ from the income presented on the income statement as it does not include the taxable incomes and deductible expenses for other accounting periods and also exclude the non-taxable incomes and non-deductible expenses for the tax purposes. The current year corporate income tax expense is calculated using the tax rate ruling at the balance sheet date

b)	Deferred corporate income tax

Items	2009	2008
Net profit before tax	598,010	708,726
Adjustments to increase/(decrease) profit
Closing unrealized foreign exchange rate difference	(98,460)	301,476
Income from business activities not subject to CIT	(8,086)	(4,323)
Adjusted net profit before tax	491,464	1,005,879
Tax loss brought forward	-	-
Estimated current year taxable profit	491,464	1,005,879
Estimated current year corporate income tax (14%)	86,006	140,823
Corporate income tax payable brought forward	134,941	127,039
Adjustment for under/(over) accrual of tax from previous years	-	(22,275)
Corporate income tax paid during the year	(3,507)	(100,081)
Forex difference caused by conversion	(10,593)	(7,185)
Corporate income tax payable carried forward	206,847	138,321

c)          Deferred corporate income tax assets:

Items	31.12.2009	31.12.2008
Opening balance	39,962	27,884
Deferred corporate income tax assets arising from deducted temporary differences	(17,231)	41,601
Reversal for deferred corporate income tax assets recorded in previous year	-	(26,467)
Forex difference caused by conversion	(1,307)	(3,056)
Closing balance	21,424	39,962

Cavico Vietnam Mining and Construction Joint Stock Company

Notes to the Financial Statements
for the year ended 31 December 2009
All amounts are in United States dollars

15.3           Other taxes

The Company declares and pays as per laws and regulations.

The Company’s tax returns are subject to examination by the tax authorities.  Because the application of tax laws and regulations to many types of transactions is susceptible to varying interpretations, amounts reported in the financial statements could be changed at a later date upon final determination by the tax authorities.

16.	Accrued expenses

Items	31.12.2009	31.12.2008
Accrued interest expense	5,577	7,485
Other accrued expenses	8,918	129,983
Audit fees	8,918	-
Bau Xit - Lam Dong project expenses	-	129,983
	14,495	137,468

17.	Other payables

Items	31.12.2009	31.12.2008
Trade union fees	19,130	15,663
Social Insurance	69,191	27,287
Health Insurance	2,384	-
Unemployment Insurance	4,575	-
Other payables	34,905	51,730
	130,185	94,680

18.	Owner’s equity

Cavico Vietnam Mining and Construction Joint Stock Company

Notes to the Financial Statements
for the year ended 31 December 2009
All amounts are in United States dollars

18.1           Details of movement in owner’s equity are as follows:

Items	Owner’s capital	Share premium	Treasury shares	Foreign exchange rate differences	Forex difference caused by conversion	Investment and development reserve	Financial provision reserve	Retained earnings	Total
Balance as at 1.1.2008	2,854,661	1,546,833	-	-	-	-	-	629,321	5,030,815
Increase in capital	1,404,065	1,348,427	-	-	-	-	-	-	2,752,492
Additional funds from profit	-	-	-	-	-	31,591	31,591	(107,408)	(44,226)
Profit for the year	-	-	-	-	-	-	-	609,504	609,504
Dividends distributed	-	-	-	-	-	-	-	(338,484)	(338,484)
Adjustments of CIT in previous years	-	-	-	-	-	-	-	(5,278)	(5,278)
Forex difference caused by conversion	(200,442)	(131,767)	-	-	(38,230)	(1,245)	(1,245)	-	(372,929)
Balance as at 31.12.2008	4,058,284	2,763,493	-	-	(38,230)	30,346	30,346	787,655	7,631,894
Transfer to reserves	-	-	-	-	-	-	-	(28,306)	(28,306)
Profit for the year	-	-	-	-	-	-	-	494,773	494,773
Treasury shares repurchased	-	-	(292)	-	-	-	-	-	(292)
Shares issued from share premium	201,844	(201,844)	-	-	-	-	-	-	-
Dividends paid in shares	484,426	-	-	-	-	-	-	(484,426)	-
Dividends paid by cash	-	-	-	-	-	-	-	(235,563)	(235,563)
Unrealised foreign exchange rate difference	-	-	-	(71,113)	-	-	-	-	(71,113)
Forex difference caused by conversion	(251,490)	(138,654)	14	3,465	(25,395)	(1,631)	(1,631)	-	(415,322)
Balance as at 31.12.2009	4,493,064	2,422,995	(278)	(67,648)	(63,625)	28,715	28,715	534,133	7,376,071

18.2           Details of equity

	Ordinary shares
Shareholders	31.12.2009	31.12.2008
Cavico Vietnam Company Limitted	1,147,762	1,036,697
Bao Viet Securities Joint Stock Company	-	353,419
Other shareholders	3,345,302	2,668,168
Closing balance	4,493,064	4,058,284

Cavico Vietnam Mining and Construction Joint Stock Company

Notes to the Financial Statements
for the year ended 31 December 2009
All amounts are in United States dollars

18.3           Owner’s capital authorized and contributed is as follows

Items	2009	2008
Opening balance	4,058,284	2,854,661
Capital increased for the year	686,270	1,404,065
Forex difference caused by conversion	(251,490)	(200,442)
Closing balance	4,493,064	4,058,284

Dividends temporarily distributed	719,989	338,484

18.4           Shares

Items	31.12.2009	31.12.2008
Total authorised shares	8,061,006	6,889,749
Shares issued and fully paid	8,061,006	6,889,749
Including: Ordinary shares	8,061,006	6,889,749
Preference shares	-	-
Remaining shares issued	8,061,006	6,889,749
Including: Ordinary shares	8,061,006	6,889,749
Preference shares	-	-

Share par value: VND 10,000 per share

19.	Revenue

Items	2009	2008
Excavation activities	3,928,950	6,132,902
Construction activities	4,559,705	2,381,952
Others	498,765	651,955
	8,987,420	9,166,809

20.	Cost of goods sold

Items	2009	2008
Excavation activities	3,633,150	4,364,405
Construction activities	4,007,805	2,532,329
Others	301,703	507,161
	7,942,658	7,403,895

Cavico Vietnam Mining and Construction Joint Stock Company

Notes to the Financial Statements
for the year ended 31 December 2009
All amounts are in United States dollars

21.	Financial income

Items	2009	2008
Bank deposit interest, lending interest	210,411	139,008
Income from sales of share options	98,460	-
Dividends earned	8,086	4,323
	316,957	143,331

22.	Financial expenses

Items	2009	2008
Borrowing interest	176,848	417,282
Late payment interest	10,280	-
Unrealized foreign exchange rate loss	-	301,476
	187,128	718,758

23.	General and administration expenses

Items	2009	2008
Employee salary	199,743	210,315
Office tools and supplies	15,462	9,598
Depreciation expenses	14,084	12,233
Taxes, fees and charges	22,638	6,700
Provision expenses	-	2,680
External service expenses	247,690	158,338
Other expenses	85,600	68,439
	585,217	468,303

24.	Other income

Items	2009	2008
Disposal of fixed assets	33,481	1,254
	33,481	1,254

25.	Other expenses

Items	2009	2008
Tax penalty expenses	-	6,483
Net book value of fixed assets disposed	24,845	1,129
Additional VAT of previous years	-	4,100
	24,845	11,712

Cavico Vietnam Mining and Construction Joint Stock Company

Notes to the Financial Statements
for the year ended 31 December 2009
All amounts are in United States dollars

26.	Earnings per share

Items	2009	2008
Net profit attributable to ordinary shareholders
- Net profit for the year	494,773	606,331
- Dividend on preference shares	-	-
Net profit attributable to ordinary shareholders	494,773	606,331
Weighted average number of ordinary shares
- Ordinary shares at the beginning of the year	6,889,749	4,600,000
- Weighted average number of shares issued for the year	585,629	1,144,874
- Weighted average number of share redempted for the year
Weighted average number of shares for the year	7,475,378	5,744,874
Basic earnings per share	0.07	0.11

27.	Reconciliation of Vietnamese Accounting Standards to US Generally Accepted Accouning Principles

The Company's financial statements have been prepared under Vietnamese Accounting Standards, Accounting Systems and related regulations (“Vietnamese GAAP”), which differs in certain significant respects from the United States Generally Accepted Accounting Principles ("US GAAP"). The principal differences between the Company's accounting policies under and US GAAP are set out below:

27.1            Reconciliation of net profit and net assets between Vietnamese GAAP and US GAAP

a)         For net profit: The only major difference was relating to the following:

i)
Treatment of bonus and welfare reserves account in the equity section.  Every year, based on its operation result and upon approval of the Board of Directors the Company extracts a certain amount from net profit to transfer to this account. Under Vietnam GAAP, any expenses for bonus and welfare purposes should be paid out from this account while under US GAAP, these expenses should be charged to statement of income.  The bonus and welfare expenses were VND 813,535,000 (equivalent to USD 47,667) and were VND 655,167,472 (equivalent to USD 40,175) in 2009 and 2008, respectively.

ii)
Treatment of unrealized foreign exchange rate differences: In 2009, foreign exchange rate arising from translation of balance sheet items were recorded to related account under equity. As this unrealized foreign exchange lost was not charged to statement of income, profit for the year was increased by the same amount as compared to accounting treatment under US GAAP.

b)	For net assets: There are no significant differences between stockholders’ equity as reported under Vietnamese GAAP and as reported under US GAAP.

27.2           Profit per share

As a result of the above difference in bonus and welfare expenses treatment, the profit per share under Vietnamese GAAP might be different from profit per share under US GAAP.  However, the difference is not significant which was higher by USD 0.015 per share for 2009 and USD 0.01 per share for 2008 as compared to profit per share as reported under US GAAP.

In conclusion, there are no significant differences between the profit per share as reported under Vietnamese GAAP and as reported under US GAAP.

27.3           Statements of cash flows

There are no significant differences between the statements of cash flows as reported under Vietnamese GAAP and as reported under US GAAP.

28.	Approval for release of the financial statements

These financial statements were approved for release on 22 April 2010.

PHAM DINH SON	TRAN VAN LUU
Director	Chief Accountant

Until [*], 2010, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’ obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions. No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

Common Stock

PRELIMINARY PROSPECTUS

Rodman & Renshaw, LLC	Chardan Capital Markets, LLC

The date of this prospectus is [*], 2010.

We have not authorized anyone to provide you with information different from that contained or incorporated by reference to this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Nevertheless, we are responsible for the accuracy and completeness of the historical information presented in this prospectus, as of the date of the prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth an estimate of the costs and expenses payable by us in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission Registration Fee:

Securities and Exchange Commission Registration Fee	$2,160
FINRA Filing Fees	$3,000
Printing Fees	$20,000
Accounting Fees and Expenses	$20,000
Legal Fees and Expenses	$250,000
Miscellaneous	$4,840
Total	$300,000

Item 14. Indemnification of Directors and Officers

Section 145 (“Section 145”) of the Delaware General Corporation Law, as amended (the “DGCL”), permits indemnification of directors, officers, agents and controlling persons of a corporation under certain conditions and subject to certain limitations. Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director, officer or agent of the corporation or another enterprise if serving at the request of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 further provides that to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Our Certificate of Incorporation, as amended, provides that no current or former director of ours shall be personally liable to the us or our stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (Securities Act) may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15. Recent Sales of Unregistered Securities

The following transactions are stated after giving effect to 40 for 1 reverse stock split.

2008

In April 2008, we issued 1,250 shares of common stock for legal services and 2,500 shares of common stock for consulting services. The total fair market value of these shares on date of issuance was $84,750. The shares were issued under the exemption from registration provided by Section 4(2) of the Securities Act.

During the year ended December 31, 2008, we sold 125,000 shares of common stock for cash at a price of $2.40 per share and received $300,000 to staff and employees of Cavico Vietnam and some partners of Cavico Vietnam pursuant to exemptions from registration provided by Regulation S under the Securities Act.

2007

Between January and April 2007, we issued 815,875 shares of its restricted common stock for $8,110,549 to employees and staff of Cavico Vietnam and some business partners of Cavico Vietnam that were not U.S. persons (as defined in Regulation S) pursuant to exemptions from registration provided by Regulation S under the Securities Act. During this same time period, we sold 54,125 common shares to investors that were not U.S. persons for $969,000 pursuant to exemptions from registration provided by regulation S under the Securities Act.

In February 2007, we issued 25,000 to consultants common shares for services. The shares were issued under the exemption from registration provided by Section 4(2) of the Securities Act.

2006

On May 11, 2006, we effectuated a 300 for one reverse stock split.

On April 18, 2006, we entered into an agreement with Cavico Vietnam, a joint stock company duly organized and existing under the laws of the Socialist Republic of Vietnam, whereby we agreed to acquire certain assets in exchange for issuance of its common shares. Thereafter, on May 18, 2006, we issued 1,975,000 shares of its common stock to Cavico Corporation (Vietnam), of which 1,501,555 were for onward distribution to Cavico Corporation’s shareholders in exchange for their then-existing share holdings of Cavico Corporation (Vietnam). On that same date, an additional 123,445 of those shares were agreed to be distributed to certain key employees and officers of Cavico Vietnam for their services and contributions. These shares were issued in reliance upon the exemption from registration provided by Regulation S. On that same date, and simultaneous to the Cavico Corporation issuance, we also issued 150,250 shares of its common stock to Providential Capital, Inc. in accordance with a consulting agreement with that company. These shares were issued under the exemption from registration provided by Rule 4(2).

On May 18, 2006, we issued 175,000 shares of common stock to The Stone Financial Group for cash. These shares were valued at $70,000 and were issued to an accredited investor free from restrictive legend pursuant to Rule 504 under the Securities Act.

On May 18, 2006, we issued 21,250 shares of common stock to The Stone Financial Group for services rendered. These shares were valued at $8,500 and were issued to an accredited investor free from restrictive legend pursuant to Rule 504 under the Securities Act.

On September 15, 2006, we issued 50,000 shares of its restricted common stock to PHI Group, Inc. in exchange for consultancy services, valued at $20,000. The shares were issued under the exemption from registration provided by Section 4(2) of the Securities Act.

On December 4, 2006, we issued to 6,250 shares of common stock to two individuals at $[*] per share. The shares were issued under the exemption from registration provided by Section 4(2) of the Securities Act.

Item 16. Exhibits and Financial Statement Schedules

1.1	Form of Underwriting Agreement (2)
2.1	Asset Purchase Agreement, dated April 18, 2006 (1)
3.3	Bylaws (1)
3.4	Amended and Restated Certificate of Incorporation (3)
3.5	Certificate of Designation of Series A Preferred Stock (8)
3.6	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (5)
3.7	Amended Certificate of Designation of Series A Preferred Stock (9)
4.1	Form of Underwriter Purchase Option (2)
5.1	Form of Opinion of Sichenzia Ross Friedman Ference LLP *
10.2	Employment Agreement dated January 8, 2007 between the Company and Giang Linh Bui (1)
10.3	Employment Agreement dated January 8, 2007 between the Company and Ha Quang Bui (1)
10.4	Employment Agreement dated January 8, 2007 between the Company and Hai Thanh Tran (1)
10.5	Employment Agreement dated January 8, 2007 between the Company and Hieu Van Phan (1)
10.6	Employment Agreement dated January 8, 2007 between the Company and Hung Manh Tran (1)
10.7	Employment Agreement dated April 28, 2007 between the Company and Timothy Pham (1)
10.8	Management Service Agreement dated May 15, 2006 between Cavico Corp. and PHI Group, Inc. (1)
10.9	Loan Agreements with Thi Ty Pham (3)
10.10	Loan Agreement with Ha Quang Bui (3)
10.11	Revised Loan Agreement with Ha Quang Bui (4)
10.12	Employment Agreement, dated September 3, 2009, between the Company and June Kim (6)
10.13	Stock Purchase Agreement by and among Cavico Corp., Cavico Vietnam Limited and Cavico Mining and Construction JSC (10)
14.1	Code of Ethics (7)
21	Subsidiaries*
23.1	Consent of PMB Helin Donovan*
23.2	Consent of CA&A Consulting and Auditing Co., Ltd. - Hanoi Branch *
23.3	Consent of Sichenzia Ross Friedman Ference LLP (included in the opinion filed as Exhibit 5.1) *

* Filed herewith	.

(1)	Incorporated by reference to the Company’s Registration Statement on Form 10-SB filed October 23, 2007.
(2)	Incorporated by reference to the Company’s Registration Statement on Form S-1 filed May 22, 2009.
(3)	Incorporated by reference to the Company’s Amendment No.1 to the Registration Statement on Form S-1 filed July 9, 2009.
(4)	Incorporated by reference to the Company’s Amendment No. 2 to the Registration Statement on Form S-1 filed August 6, 2009.
(5)	Incorporated by reference to the Company’s Current Report on Form 8-K filed August 19, 2009.
(6)	Incorporated by reference to the Company’s Current Report on Form 8-K filed September 4, 2009.
(7)	Incorporated by reference to the Company’s Annual Report on Form 10-K/A filed September 28, 2009.
(8)	Incorporated by reference to the Company’s Amendment No. 4 to the Registration Statement on Form S-1 filed September 28, 2009.
(9)	Incorporated by reference to the Company’s Amendment No. 5 to the Registration Statement on Form S-1 filed October 13, 2009.
(10)	Incorporated by reference to the Company’s Current Report on Form 8-K filed December 11, 2009.

Item 17. Undertakings

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii. to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii. to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

(3) To remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

(4) For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) (1) For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2) For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Huntington Beach, State of California, on April 22, 2010.

CAVICO CORP.

By:	/s/ Ha Quang Bui
Ha Quang Bui, Chairman and Chief Executive Officer and
Principal Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated.

Name	Title	Date

Chairman and Chief Executive Officer
/s/ Ha Quang Bui	Principal Executive Officer	April 22, 2010
Ha Quang Bui

Chief Financial Officer
/s/ June Kim	Principal Financial Officer	April 22, 2010
June Kim

/s/ Bao Quoc Tran	Principal Accounting Officer	April 22, 2010
Bao Quoc Tran

/s/ Hung Manh Tran	Executive Vice-President/Director	April 22, 2010
Hung Manh Tran

/s/ Timothy Pham	Vice-President/Director	April 22, 2010
Timothy Pham

/s/ Madhava Rao Mankal	Director	April 22, 2010
Madhava Rao Mankal

/s/ Tuan Duong Hoang	Director	April 22, 2010
Tuan Duong Hoang

/s/ Thanh Binh Huynh	Director	April 22, 2010
Thanh Binh Huynh

/s/ Philip Bolles	Director	April 22, 2010
Philip Bolles

EXHIBIT INDEX

Exhibit No.	Description
1.1	Form of Underwriting Agreement (2)
2.1	Asset Purchase Agreement, dated April 18, 2006 (1)
3.3	Bylaws (1)
3.4	Amended and Restated Certificate of Incorporation (3)
3.5	Certificate of Designation of Series A Preferred Stock (8)
3.6	Certificate of Amendment to the Amended and Restated Certificate of Incorporation (5)
3.7	Amended Certificate of Designation of Series A Preferred Stock (9)
4.1	Form of Underwriter Purchase Option (2)
5.1	Form of Opinion of Sichenzia Ross Friedman Ference LLP *
10.2	Employment Agreement dated January 8, 2007 between the Company and Giang Linh Bui (1)
10.3	Employment Agreement dated January 8, 2007 between the Company and Ha Quang Bui (1)
10.4	Employment Agreement dated January 8, 2007 between the Company and Hai Thanh Tran (1)
10.5	Employment Agreement dated January 8, 2007 between the Company and Hieu Van Phan (1)
10.6	Employment Agreement dated January 8, 2007 between the Company and Hung Manh Tran (1)
10.7	Employment Agreement dated April 28, 2007 between the Company and Timothy Pham (1)
10.8	Management Service Agreement dated May 15, 2006 between Cavico Corp. and PHI Group, Inc. (1)
10.9	Loan Agreements with Thi Ty Pham (3)
10.10	Loan Agreement with Ha Quang Bui (3)
10.11	Revised Loan Agreement with Ha Quang Bui (4)
10.12	Employment Agreement, dated September 3, 2009, between the Company and June Kim (6)
10.13	Stock Purchase Agreement by and among Cavico Corp., Cavico Vietnam Limited and Cavico Mining and Construction JSC (10)
14.1	Code of Ethics (7)
21	Subsidiaries*
23.1	Consent of PMB Helin Donovan*
23.2	Consent of CA&A Consulting and Auditing Co., Ltd. - Hanoi Branch *
23.3	Consent of Sichenzia Ross Friedman Ference LLP (included in the opinion filed as Exhibit 5.1) *

* Filed herewith	.

(1)	Incorporated by reference to the Company’s Registration Statement on Form 10-SB filed October 23, 2007.
(2)	Incorporated by reference to the Company’s Registration Statement on Form S-1 filed May 22, 2009.
(3)	Incorporated by reference to the Company’s Amendment No.1 to the Registration Statement on Form S-1 filed July 9, 2009.
(4)	Incorporated by reference to the Company’s Amendment No. 2 to the Registration Statement on Form S-1 filed August 6, 2009.
(5)	Incorporated by reference to the Company’s Current Report on Form 8-K filed August 19, 2009.
(6)	Incorporated by reference to the Company’s Current Report on Form 8-K filed September 4, 2009.
(7)	Incorporated by reference to the Company’s Annual Report on Form 10-K/A filed September 28, 2009.
(8)	Incorporated by reference to the Company’s Amendment No. 4 to the Registration Statement on Form S-1 filed September 28, 2009.
(9)	Incorporated by reference to the Company’s Amendment No. 5 to the Registration Statement on Form S-1 filed October 13, 2009.
(10)	Incorporated by reference to the Company’s Current Report on Form 8-K filed December 11, 2009.